UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as Permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to § 240.14a-12.

QRS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of QRS Corporation (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

17,448,287*

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$7.00 per share of Common Stock and outstanding rights to receive shares of Common Stock (“Share Rights”), and $7.00 minus the exercise price of each in-the-money outstanding option to purchase Common Stock.

(4)	Proposed maximum aggregate value of transaction:

$115,909,316.00

(5)	Total fee paid:

$14,685.71

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

*	Includes 15,947,586 issued and outstanding shares of Common Stock, 1,160,804 in-the-money options to purchase Common Stock, and 339,897 Share Rights.

SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2004.

1400 Marina Way South

Richmond, California 94804

MERGER PROPOSAL – YOUR VOTE IS VERY IMPORTANT!

Inovis International, Inc. and QRS Corporation have agreed to a merger combination of the two companies under the terms of a merger agreement. Upon completion of the merger, QRS stockholders will be entitled to receive $7.00 in cash for each share of QRS common stock held by them at the effective time of the merger.

Inovis and QRS cannot complete the merger unless QRS’ stockholders adopt the merger agreement and approve the merger. The obligations of Inovis and QRS to complete the merger are also subject to the satisfaction or waiver of several other conditions. More information about Inovis, QRS and the merger is contained in this proxy statement. We encourage you to read this proxy statement.

The QRS board of directors approved the merger agreement and the merger and recommends that QRS stockholders vote FOR the proposal to adopt the merger agreement and approve the merger.

The merger proposal will be voted on at the special meeting of QRS stockholders on Friday, November 12, 2004, at 9:00 a.m., local time, at 1400 Marina Way South, Richmond, California 94804.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting of stockholders of QRS, please take the time to vote by completing and mailing the enclosed proxy card or voting instruction card and returning it in the pre-addressed postage pre-paid envelope provided as soon as possible. Returning the proxy card does not deprive you of your right to attend the special meeting of QRS and to vote your shares in person.

I enthusiastically support this merger and join with all other members of QRS’ board of directors in recommending that you vote FOR the merger proposal.

Sincerely,

Elizabeth A. Fetter

President and Chief Executive Officer

This proxy statement is dated [            ], 2004, and is first being mailed to stockholders on or about [            ], 2004.

The following Notice of Special Meeting of Stockholders was sent by QRS on September 13, 2004:

QRS CORPORATION

1400 Marina Way South

Richmond, California 94804

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on Friday, November 12, 2004

TO THE STOCKHOLDERS OF QRS CORPORATION:

Notice is hereby given that a special meeting of stockholders of QRS Corporation, a Delaware corporation, will be held on Friday, November 12, 2004, at 9:00 a.m., local time, at 1400 Marina Way South, Richmond, California 94804, for the following purposes:

1.	to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 2, 2004, by and among Inovis International, Inc., EDI Merger Corp., a wholly-owned subsidiary of Inovis, and QRS Corporation, a copy of which is enclosed herewith, and to approve the merger, pursuant to which each share of QRS common stock outstanding at the effective time of the merger will be converted into the right to receive $7.00 in cash, and QRS will become a wholly-owned subsidiary of Inovis;

2.	to approve any adjournments of the meeting to another time or place, as necessary or appropriate in the judgment of the proxy holders; and

3.	to transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

Prior to the special meeting, QRS will send to its stockholders a proxy statement that describes in more detail the matters to be considered at the special meeting, including the merger.

The QRS board of directors has fixed the close of business on September 13, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, this special meeting and any adjournment or postponement. Only holders of QRS common stock at the close of business on the record date are entitled to vote at the meeting. For ten days prior to the meeting, a complete list of stockholders who are entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at QRS’ principal office located at 1400 Marina Way South, Richmond, California 94804. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee should bring with them a proxy or letter from that firm confirming their ownership of shares.

We cannot complete the merger unless a quorum is present at the special meeting and the proposal to adopt the merger agreement and approve the merger receives a majority of shares of QRS common stock outstanding as of the record date for the special meeting.

By order of the Board of Directors,

Stacey A. Giamalis, Esq.

Vice President, General Counsel and Corporate Secretary

Richmond, California

September 13, 2004

i

(Continued)

ii

QUESTIONS & ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this document?

A:	Inovis and QRS have agreed to merge under the terms of a merger agreement that is described in this document. A copy of the merger agreement is attached to this document as Annex A. You should carefully read this document in its entirety.

In order for the merger to be completed, QRS stockholders holding a majority of the outstanding shares of QRS common stock must vote to adopt the merger agreement and approve the merger.

QRS will hold a special meeting of its stockholders to seek this approval. This document contains important information about the merger and the special meeting of QRS’ stockholders. You should read it carefully. The enclosed voting materials allow you to vote your shares of QRS common stock without attending the special meeting of stockholders.

Your vote is important. We encourage you to vote as soon as possible.

For specific information regarding the merger agreement, see “The Merger Agreement” beginning on page 40 of this document.

Q:	What will happen in the merger?

A:	The businesses of Inovis and QRS will be combined in a cash merger transaction. At the closing, EDI Merger Corp., a newly formed, wholly-owned subsidiary of Inovis will merge with QRS, with QRS surviving the merger as a wholly-owned subsidiary of Inovis.

Q:	What will a QRS stockholder receive if the merger occurs?

A:	QRS stockholders will receive $7.00 in cash, without interest, in exchange for each share of QRS common stock owned and outstanding at the effective time of the merger.

Q:	What will a QRS optionholder receive if the merger occurs?

A:	QRS optionholders will receive the excess, if any, of $7.00 over the per share exercise price of the stock option, for each share of QRS common stock subject to the stock option, less any applicable withholding tax and without interest.

Q:	Will I have appraisal rights if I dissent from the merger?

A:	Yes, you will have appraisal rights. If you wish to exercise your appraisal rights, you must not vote in favor of the merger proposal and you must strictly follow the other requirements of Delaware law. We provide a summary describing the requirements you must meet in order to exercise your appraisal rights in the section entitled “The Merger—Appraisal Rights” beginning on page 35 of this document. We include the full text of the appraisal rights section of Delaware law in Annex D to this document.

Q:	What vote of QRS stockholders is required to adopt the merger agreement and approve the merger?

A:	Approval of the proposal to adopt the merger agreement and approve the merger requires the presence, in person or by proxy, of the holders of a majority of the shares of QRS common stock outstanding as of the record date for the QRS special meeting of stockholders, and the affirmative vote of the holders of a majority of the shares of QRS common stock outstanding as of the record date for the QRS special meeting of stockholders. Directors and executive officers of QRS, beneficially owning outstanding shares of QRS common stock representing less than 1% of the outstanding shares of QRS common stock as of the record date, have agreed to vote their shares in favor of the proposal to adopt the merger agreement and approve the merger.

Q:	How does the board of directors of QRS recommend that I vote?

A:	QRS’ board of directors recommends that QRS stockholders vote FOR the proposal to adopt the merger agreement and approve the merger. For a more complete description of the recommendation of QRS’ board of directors, see “The Merger – Recommendations of QRS’ Board of Directors” beginning on page 25 of this document.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this document, including the annexes, and decide how you wish to vote your shares. Then, please take the time to vote by completing and mailing the enclosed proxy card or voting instruction card.

Q:	How do I cast my vote?

A:	There are several ways your shares can be represented at the special meeting of stockholders. You can attend the special meeting of stockholders in person, or you can indicate on the enclosed proxy card how you want to vote and return it in the accompanying pre-addressed postage paid envelope. It is important that you sign, date and return each proxy card and voting instruction card you receive as soon as possible. You may choose to vote in person even if you have previously sent in your proxy card.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares?

A:	If you hold shares in a stock brokerage account or if your shares are held by a bank or nominee (in “street name”), that broker, bank or nominee is the record holder, and you must provide the record holder of your shares with instructions on how to vote your shares. You should follow the directions provided by your broker or nominee regarding how to instruct your broker to vote your shares. However, if you do not instruct your broker how to vote your shares, it will be equivalent to voting against the merger proposal.

Q:	What if I do not vote?

A:	If you do not submit a proxy or attend the special meeting of stockholders, it will have the same effect as a vote against adoption of the merger agreement, and your shares will not be counted as present for purposes of determining a quorum.

If you submit a proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purposes of determining the presence of a quorum, but will not be voted at the special meeting. As a result, your abstention will have the same effect as a vote against adoption of the merger agreement.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting of stockholders. You can do this in one of three ways:

•	you can send a written notice of revocation;

•	you can grant a new, valid proxy; or

•	if you are a holder of record, you can attend the special meeting of stockholders and vote in person; however, your attendance alone will not revoke your proxy.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the QRS corporate secretary before the special meeting of stockholders. However, if your shares are held in a street name at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

Q:	What if I do not indicate how to vote on my proxy card?

A:	If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger proposal.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed you will receive written instructions from the exchange agent on how to exchange your stock certificates for the cash merger consideration. Please do not send in your stock certificates with your proxy.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as practicable after the special meeting of stockholders and currently expect to complete the merger in the fourth quarter of 2004. However, we cannot predict the exact timing of the completion of the merger.

Q:	Who can help answer my questions?

A:	If you have additional questions about the matters described in this document or how to submit your proxy, or if you need additional copies of this document, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

You may also obtain additional information about QRS from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled “Where You Can Find More Information” on page 55 of this document.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. QRS encourages you to read carefully the remainder of this document, including the attached annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting of stockholders. See also “Where You Can Find More Information” on page 55 of this document. We have included references to other portions of this document to direct you to a more complete description of the topics presented in this summary.

Summary of the Merger (see pages 11 and 40 of this document)

Inovis and QRS have agreed to the combination of Inovis and QRS under the terms of the merger agreement described in this document. We have attached the merger agreement as Annex A to this document. We encourage you to read the merger agreement carefully because it is the legal document that governs the merger and related matters.

Under the terms of the merger agreement, EDI Merger Corp., a newly formed, wholly-owned subsidiary of Inovis, will merge with and into QRS and the separate corporate existence of EDI Merger Corp. will cease. QRS will be the surviving corporation in the merger and will continue as a wholly-owned subsidiary of Inovis.

The merger is subject to, among other things, adoption of the merger agreement and approval of the merger by the stockholders of QRS. We expect the merger to be completed in the fourth quarter of 2004.

Treatment of QRS Capital Stock and Options (see page 40 of this document)

Upon completion of the merger, the capital stock and other securities of QRS will be treated as follows:

•	QRS stockholders will be entitled to receive $7.00 in cash, without interest, for each share of QRS common stock owned as of the effective time of the merger;

•	Inovis will not assume any options to purchase QRS common stock outstanding under the QRS stock option plans and related option agreements. Under the terms of the QRS stock option plans, those outstanding options will vest in full and become exercisable for all of the option shares immediately prior to the consummation of the merger, and then lapse and terminate upon completion of the merger if unexercised. Under the terms of the merger agreement, QRS is permitted to amend all outstanding “in the money” options to provide each optionee with the right to surrender the option to QRS, immediately prior to the consummation of the merger, in exchange for a cash distribution equal to the excess of (i) $7.00, multiplied by the number of shares of QRS common stock subject to the option at that time, over (ii) the aggregate exercise price payable for those shares, less all applicable withholding taxes;

•	Outstanding QRS restricted share right awards granted under the QRS stock plans to certain of its officers and directors will vest in full immediately prior to the merger, and the underlying shares will be immediately issued as QRS common stock which will be converted into the right to receive $7.00 in cash, without interest, per share of QRS common stock, less all applicable withholding taxes, upon consummation of the merger; and

•	None of the outstanding QRS warrants will be assumed by Inovis. Accordingly, under the terms of these warrants, each outstanding warrant will become fully vested and exercisable immediately prior to the merger, and will terminate in accordance with their terms. Because the exercise price of the warrants is greater than the per share merger consideration being paid in the merger, it is expected that the warrants will terminate without the payment of consideration.

Recommendations of the QRS Board of Directors to QRS Stockholders (see page 25 of this document)

QRS’ board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, that it is in the best interests of QRS and its stockholders that QRS enter into the merger agreement and consummate the merger, and that the merger agreement is fair to QRS and its stockholders. QRS’ board of directors recommends that QRS stockholders vote FOR the proposal to adopt the merger agreement and approve the merger.

For the factors considered by QRS’ board of directors in reaching its decision to approve and adopt the merger agreement and the merger, see “The Merger – QRS’ Reasons for the Merger” beginning on page 26 of this document and “The Merger – Recommendations of QRS’ Board of Directors” beginning on page 25 of this document.

Opinion of QRS’ Financial Advisor (see page 27 of this document)

Wachovia Capital Markets, LLC, which we sometimes refer to in this document as “Wachovia Securities,” rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of QRS that, as of the date of the written fairness opinion, the merger consideration to be received by holders of shares of QRS common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders.

The full text of the written opinion of Wachovia Securities, dated September 2, 2004, which sets forth the assumptions made, matters considered and limitations on the opinion and on the review undertaken in connection with the opinion, is attached as Annex C to, and is incorporated by reference in, this document. The opinion of Wachovia Securities does not constitute a recommendation as to how any holder of shares of QRS common stock should vote in connection with the merger agreement or any other matter related thereto. You should carefully read the opinion in its entirety.

Special Meeting of QRS Stockholders (see page 8 of this document)

The special meeting of the QRS stockholders will be held on Friday, November 12, 2004, at 9:00 a.m., local time, at 1400 Marina Way South, Richmond, California 94804. At the QRS special meeting of stockholders, QRS stockholders will be asked to vote on a proposal to adopt the merger agreement and approve the merger and to approve an adjournment of the special meeting, as necessary or appropriate in the judgment of the proxy holders, for the purpose of soliciting additional proxies if there are not sufficient votes to approve the merger proposal.

Required Stockholder Approval for the Merger (see page 9 of this document)

Adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of at least a majority of the outstanding shares of QRS common stock. If QRS stockholders do not adopt the merger agreement and approve the merger, the merger will not be completed.

Conditions to Completion of the Merger (see page 47 of this document)

Completion of the merger depends upon the satisfaction or waiver, where permitted by the merger agreement, of a number of conditions, including the following (some of which are conditions to the closing obligations of both parties, and others of which are conditions to the closing obligations of only one party):

•	adoption of the merger agreement by QRS stockholders;

•	receipt of governmental consents and authorizations, including antitrust approval;

•	absence of any law, regulation or court order prohibiting the merger;

•	the representations and warranties in the merger agreement made by each party being true and correct (without regard to the terms “material,” “materially” or “material adverse effect”) as of the closing date of the merger such that, in the aggregate, the effect of any inaccuracies in such representations and warranties would not have a material adverse effect on that party (except that any representations or warranties expressly made as of a specific date, would be measured as of such date);

•	each party having complied with all of its covenants and obligations under the merger agreement in all material respects;

•	QRS not having suffered any material adverse effect;

•	less than 25% of the shares of QRS common stock having elected to exercise appraisal rights and dissenting to the merger; and

•	Inovis having obtained a commitment for six years of continuing QRS directors’ and officers’ liability insurance.

For the definition of “material adverse effect” see “The Merger Agreement – Representations and Warranties” on page 42 of this document.

Limitation on QRS’ Ability to Consider Other Acquisition Proposals (see page 45 of this document)

The merger agreement contains restrictions on the ability of QRS to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in QRS, with certain exceptions.

Termination of the Merger Agreement (see page 48 of this document)

Inovis and QRS can mutually agree to terminate the merger agreement without completing the merger. In addition, Inovis and QRS can each terminate the merger agreement under the circumstances set forth in the merger agreement and described in this document.

Termination Fee and Expenses (see page 49 of this document)

The merger agreement provides that, under specified circumstances, QRS may be required to pay Inovis a termination fee equal to $3,750,000 if the merger agreement is terminated, or reimburse Inovis’ expenses up to $1,500,000.

Interests of QRS Directors and Executive Officers in the Merger (see page 32 of this document)

The executive officers of QRS and the members of the QRS board of directors have certain interests in the merger that are different from, or in addition to, the interests of stockholders generally.

Elizabeth Fetter, David Cooper, Ray Rike and James Rowley, executive officers of QRS, each have an employment agreement with QRS that will entitle them to receive cash payments and other benefits upon the completion of the merger and then certain additional payments and benefits following the completion of the merger if their employment is actually or constructively terminated (as defined in those agreements) under certain circumstances upon or within a designated period after the merger.

In addition, certain executive officers and directors of QRS hold QRS stock options and restricted share right awards that, as a result of the merger, will vest immediately prior to the closing of the merger.

Under the merger agreement, QRS, as the surviving corporation in the merger, has agreed to indemnify the officers and directors of QRS to the fullest extent permitted by law and to honor QRS’ obligations under indemnification agreements between QRS and its officers and directors in effect before the merger and any indemnification provisions of QRS’ certificate of incorporation and bylaws. In addition, Inovis has agreed to maintain director’s and officer’s liability insurance covering persons covered by QRS’ directors’ and officers’ insurance for six years following the merger by purchasing a tail policy, provided that Inovis is not required to pay more than 200% of the current annual premium for this insurance.

The QRS board of directors was aware of and discussed and considered these interests when it approved the merger.

Regulatory Matters (see page 39 of this document)

Inovis and QRS have made the required filings concerning the merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on September 16, 2004. The waiting period will expire on October 16, 2004, unless a request is made for additional information or documentary material or the waiting period is earlier terminated.

Material U.S. Federal Income Tax Consequences (see page 38 of this document)

The receipt of cash in the merger by holders of QRS common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other tax laws). For U.S. federal income tax purposes, a holder of shares of QRS common stock generally will recognize gain or loss equal to the difference between the amount of cash received in exchange for such shares and the holder’s adjusted tax basis in such shares.

Tax matters are very complicated and the tax consequences of the merger to you, if you are a QRS stockholder, will depend upon the facts of your situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

Appraisal Rights (see page 35 of this document)

Under Delaware law, if a QRS stockholder does not vote for approval of the merger and complies with the other statutory requirements of the Delaware General Corporation Law, the stockholder may elect to receive, in cash, the judicially determined fair value of the stockholder’s shares of QRS common stock.

SPECIAL MEETING OF QRS STOCKHOLDERS

Date, Time and Place of Meeting

The accompanying proxy is solicited by the board of directors of QRS for use at the special meeting of stockholders to be held on Friday, November 12, 2004, at 9:00 a.m., local time, at 1400 Marina Way South, Richmond, California 94804. QRS’ telephone number is (510) 215-5000.

These proxy solicitation materials were mailed on or about [            ], 2004 to all stockholders entitled to vote at the meeting.

Record Date; Shares Entitled to Vote; Outstanding Shares

The QRS Board of directors has fixed the close of business on September 13, 2004 as the record date for determination of the stockholders of QRS entitled to notice of, and to vote at, the QRS special meeting of stockholders or any adjournment or postponement thereof. Only QRS stockholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the QRS special meeting of stockholders or any adjournments or postponements thereof. QRS stockholders will have one vote for each share of QRS common stock that they owned on the QRS record date, exercisable in person or by a properly executed and delivered proxy with respect to the QRS special meeting of stockholders.

At the close of business on the QRS record date, there were 15,947,586 shares of QRS common stock issued and outstanding and entitled to vote at the QRS special meeting of stockholders.

Voting by QRS Directors and Executive Officers; Voting Agreements

On September 13, 2004, the record date for the QRS special meeting of stockholders, directors and executive officers of QRS and their affiliates beneficially owned and were entitled to vote 82,827 outstanding shares of QRS common stock, or less than 1% of the shares of QRS common stock outstanding on that date. A more detailed description of the ownership of QRS common stock by certain beneficial owners and QRS’ directors and executive officers is set forth on page 52 of this document.

QRS’ directors and executive officers have entered into voting agreements with Inovis that commit them not to sell any of their shares of QRS common stock prior to the earlier of the consummation of the merger or the termination of the merger agreement, and to vote all of their shares of QRS common stock in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement and against certain other actions. The form of voting agreement entered into by QRS’ executive officers and directors is included as Annex B to this document. Accordingly, if the parties to these voting agreements vote in accordance with the terms of the voting agreement, the vote of approximately 7,890,967 additional shares of QRS common stock (or approximately 49.48% of the outstanding shares of QRS common stock as of September 13, 2004) will be required to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement. For a summary of material provisions of the voting agreements, see “The Voting Agreements” beginning on page 50 of this document.

Purpose of the QRS Special Meeting of Stockholders

At the QRS special meeting of stockholders, stockholders will be asked to:

•	consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 2, 2004, by and among Inovis, EDI Merger Corp., a wholly-owned subsidiary of Inovis, and QRS, and approve the merger, under which each share of QRS common stock outstanding at the effective time of the merger will be converted into the right to receive $7.00 in cash, without interest, and QRS will become a wholly-owned subsidiary of Inovis;

•	approve any adjournments of the meeting to another time or place, as necessary or appropriate to solicit additional proxies in favor of the merger proposal; and

•	conduct any other business that properly comes before the meeting or any adjournments or postponements thereof.

Quorum; Abstentions; Broker Non-Votes

There must be a quorum for the QRS special meeting of stockholders to be held. The holders of a majority of the issued and outstanding QRS common stock entitled to vote, present in person or represented by a properly executed and delivered proxy, will constitute a quorum for the purpose of transacting business at the QRS special meeting of stockholders. Only QRS stockholders of record on the record date will be entitled to vote at the QRS special meeting of stockholders. All shares of QRS common stock represented at the QRS special meeting of stockholders, but not voting, including broker non-votes (i.e., shares held by brokers or nominees which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular purpose) and abstentions, will be counted as present for determining the presence or absence of a quorum but will not be counted as having been voted on any proposal. Consequently, an abstention from voting or a broker non-vote on a proposal will have the effect of a vote against the merger proposal.

Votes Required

Required Vote for Adoption of the Merger Agreement and Approval of the Merger (Proposal 1)

Approval of the merger proposal for adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the outstanding shares of QRS common stock. The merger will not be completed unless QRS stockholders approve the merger proposal.

Required Vote for Approval of Adjournment of Special Meeting (Proposal 2)

If necessary, the affirmative vote of the holders of a majority of the shares of QRS common stock present or represented by proxy at the special meeting, whether or not a quorum is present, is required to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the merger proposal.

Solicitation of Proxies

This solicitation is made on behalf of the QRS board of directors, and QRS will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks, brokers and other custodians, nominees and fiduciaries, for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by QRS’ officers, directors and employees by mail, telephone, fax, personal interviews or other methods of communication. QRS has engaged MacKenzie Partners, Inc. to assist it in the distribution and solicitation of proxies. QRS estimates that it will pay MacKenzie Partners, Inc. approximately $15,000 - $25,000 for its services and will reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses.

Voting of Proxies

The proxy card accompanying this document is solicited on behalf of the QRS board of directors for use at the special meeting. QRS requests that you complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope or otherwise mail it to QRS or its solicitor. All properly signed proxies that QRS receives prior to the vote at the meeting and that are not revoked will be voted at the QRS special meeting of stockholders in accordance with the instructions indicated on the proxies.

If a proxy is returned to QRS without an indication as to how the shares of QRS common stock represented are to be voted, the QRS common stock represented by the proxy will be voted FOR each of the proposals. Unless you check the box on your proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the QRS special meeting of stockholders. QRS currently does not contemplate that any matters, other than Proposal 1 and, potentially, Proposal 2, will be considered at the QRS special stockholders meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Stockholders of record may vote by completing and returning the enclosed proxy card prior to the QRS special meeting of stockholders, by voting in person at the QRS special meeting of stockholders or by submitting a signed proxy card at the QRS special meeting of stockholders.

Revocability of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the QRS special meeting of stockholders. Your proxy can be revoked in one of three ways: (1) you can send a signed notice of revocation; (2) you can grant a new, valid proxy bearing a later date; or (3) if you are a holder of record, you can attend the QRS special meeting of stockholders and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the corporate secretary of QRS no later than the beginning of the QRS special meeting of stockholders.

Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the special meeting of stockholders, you must bring to the special meeting of stockholders a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Recommendations of the QRS Board of Directors

QRS’ board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, that it is in the best interests of QRS and its stockholders that QRS enter into the merger agreement and consummate the merger, and that the merger agreement is fair to QRS and its stockholders. QRS’ board of directors recommends that QRS stockholders vote FOR the proposal to adopt the merger agreement and approve the merger and FOR the adjournment proposal. For a more complete description of the recommendation of QRS’ board of directors, see “The Merger – Recommendations of QRS’ Board of Directors” beginning on page 25 of this document.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the QRS special meeting of stockholders in person.

THE MERGER

This section of this document describes the principal aspects of the proposed merger. While QRS believes that this description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to QRS stockholders. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this document as Annex A. You are encouraged to read the merger agreement and the other annexes to this document carefully and in their entirety.

The Companies

Inovis International, Inc.

Parkway 400

11720 AmberPark Drive

Suite 100

Alpharetta, GA 30004

(404) 467-3000

Inovis is a leader in providing business commerce automation solutions that facilitate the effective management of retail, supply and manufacturing partnerships. With more than 20 years of experience and over 17,000 customers, Inovis provides a complete line of B2B software and managed services. These solutions enable companies to optimize profitability through timely and efficient communications with their trading partner communities. Inovis is a portfolio company of Golden Gate Capital and Cerberus Capital Management. Inovis’ executive office is located at Parkway 400, 11720 AmberPark Drive, Suite 100, Alpharetta, GA 30004, and its telephone number is (404) 467-3000. For additional information about Inovis, please visit the company’s website at www.inovis.com.

QRS Corporation

1400 Marina Way South

Richmond, CA 94804

(510) 215-5000

QRS Corporation is a technology company that serves the retail trading community with collaborative commerce solutions. QRS manages the flow of critical commerce information and leverages its retail technology expertise to address fundamental industry challenges such as global data synchronization, compliance mandates, transaction management and global trade management. QRS solutions help customers expand into new markets and channels, improve operational efficiency and differentiate their brand. Currently QRS has approximately 9,800 customers, as measured by the number of total, unique corporate customers that purchased or licensed our products and services between July 1, 2003 and June 30, 2004.

QRS’ products and services help thousands of retailers, vendors, suppliers and brand manufacturers from a variety of retail segments, including general merchandise and apparel, consumer packaged goods, health and beauty, consumer electronics, hardlines, do-it-yourself, sporting goods and grocery. QRS’ products and services are typically used with its customers’ enterprise information technology systems in order to deliver greater benefits and efficiencies to these customers. QRS markets its products and services in three Solutions Groups: Software Applications, Trading Community Management and Global Services.

QRS’ Software Applications support product information management and data synchronization; and collaborative product planning, design, production and shipment. QRS’ Software Applications include both enterprise software applications installed on customers’ computer systems and hosted applications installed on QRS’ computer systems.

QRS’ Trading Community Management solutions allow retailers, vendors and their trading partners to exchange electronic business documents, such as purchase orders, invoices and advance ship notices. These electronic transactions are conducted over a proprietary value-added network or over the Internet.

QRS’ Global Services include the collection, analysis and delivery of pricing, promotion and distribution information; software implementation and integration services; and technical support and training services for our various solutions.

QRS Corporation was reincorporated in Delaware on June 23, 1997. As of September 1, 2004, QRS employed more than 445 people in 4 offices in 2 countries. References in this document to “QRS” refer to QRS Corporation and its subsidiaries. QRS’ headquarters are located at 1400 Marina Way South, Richmond, California 94804 and QRS’ telephone number is (510) 215-5000. Additional information about QRS is available on QRS’ website at www.qrs.com, which does not constitute a part of this document.

EDI Merger Corp.

EDI Merger Corp. is a Delaware corporation and a wholly-owned subsidiary of Inovis. EDI Merger Corp. was organized solely for the purpose of entering into the merger agreement with QRS and completing the merger. It has not conducted any business operations and will not do so prior to the completion of the merger. If the merger is completed, EDI Merger Corp. will cease to exist following its merger with and into QRS.

Background of the Merger

QRS has explored a range of strategies to enhance stockholder value over the past few years. During 2003, as part of its ongoing effort to strengthen its business and increase stockholder value, QRS continued its regular evaluation of potential strategic alternatives, including business combinations, acquisitions, joint ventures, and continued operation of its business as an independent company, with and without additional capital from third party sources, including the public equity markets. In connection with its on-going review of its potential strategic alternatives, QRS also considered ways by which it could increase the understanding and following of QRS by public equity investors and other participants, and thereby possibly improve the valuation and/or trading liquidity of shares of QRS common stock in the public equity markets. Additionally, from time to time, QRS received inquiries from third parties regarding potential strategic transactions and entered into discussions with certain of these parties.

On July 25, 2003, Elizabeth Fetter, president and chief executive officer of QRS, had a meeting with a representative of the majority owner of a privately-held company (referred to in this document as “Company A”), at which meeting the representative expressed Company A’s interest in discussing a potential business combination with QRS. On September 22, 2003, Ms. Fetter and Garth Saloner, chairman of the QRS board of directors, met with a representative of Company A’s majority owner to assess the level of interest of Company A. As more fully described below, during the course of the next several months management of QRS, at the direction of the board of directors, engaged in extensive discussions with Company A to more fully understand the nature and extent of Company A’s level of interest in engaging in a potential business combination with QRS. QRS’ management also evaluated the terms and conditions under which Company A was prepared to engage in such a potential transaction. While, for the reasons more fully described below, the discussions with Company A did not ultimately result in a proposal from Company A that was acceptable to QRS, the extensive discussions with Company A and its majority owner contributed to the QRS board of directors’ decision to evaluate other strategic alternatives that might be available to QRS, including remaining as an independent company with growth funded either from cash generated by operations or by investments from third parties, and the initial discussions with Company A also led to further discussions between Company A and QRS, as more fully described below.

On September 12, 2003, Peter R. Johnson, a greater than 5% stockholder of QRS, filed a Schedule 13D with the SEC relating to Mr. Johnson’s ownership of common stock of QRS and various activities Mr. Johnson might pursue in the future.

At a special meeting on September 23, 2003, the QRS board of directors discussed with members of management the interest expressed by Company A and its majority owner, and instructed management to evaluate the strategic alternatives available to QRS, including QRS’ continued operation as an independent company and a potential business combination with Company A or other potential parties. In connection with this directive, the QRS board of directors authorized the engagement of Wachovia Capital Markets, LLC (“Wachovia Securities”) as its exclusive financial advisor in connection with the comprehensive review of QRS’ strategic alternatives. In October 2003, Wachovia Securities was engaged as exclusive financial advisor to the QRS board of directors on the terms and conditions set forth in a letter agreement dated October 13, 2003.

On October 15, 2003, representatives from Company A and representatives of its majority owner delivered a non-binding written proposal to Ms. Fetter in which Company A described its interest in a transaction with QRS and outlined the general terms of a potential strategic transaction. The proposal stated that Company A had an interest in acquiring all of the shares of common stock of QRS for cash consideration of between $9.00 and $11.00 per share. The potential strategic transaction described in the proposal, however, was subject to significant conditions, including satisfactory completion of due diligence by Company A, approval of Company A’s lenders, certain third party approvals, and the negotiation of definitive documentation, as well as the approval by the board of directors of Company A and the governing body of its majority owner.

At a regular meeting on October 22, 2003, the QRS board of directors discussed the potential business combination described in Company A’s proposal with QRS’ management, and representatives of Wachovia Securities and QRS’ legal counsel, Morgan, Lewis & Bockius LLP. In addition, Wachovia Securities presented to the QRS board of directors a preliminary review of certain strategic alternatives, including continued operation as an independent company under QRS management’s current business plan, making transformative acquisitions, restructuring and/or divesting components of QRS’ product portfolio, and entering into a strategic business combination or the sale of the company. The QRS board of directors instructed management to continue discussions with Company A and its majority owner, as well as to facilitate a more extensive due diligence review by Company A. The QRS board of directors also directed management to develop for presentation to the QRS board of directors at subsequent meetings detailed strategic plans for continued operation of the business as an independent company, which plans were to reflect growth funded solely from cash generated by operations and funded through investments by third parties.

At a special meeting of the QRS board of directors on November 21, 2003, members of management and representatives of Wachovia Securities reviewed with the directors the status of discussions with and due diligence by Company A. On November 23, 2003, as instructed by the QRS board of directors, in order to ascertain the terms under which Company A was interested in pursuing a transaction, Morgan, Lewis & Bockius LLP, on behalf of QRS, delivered a draft merger agreement to Company A and requested that Company A indicate its comments to the draft merger agreement with an updated and more definite proposal.

In the last week of November 2003, a representative of Company A’s majority owner informed representatives of Wachovia Securities and QRS that further discussions between Company A and QRS would cease immediately and be delayed indefinitely due to certain material internal developments at Company A.

In early December 2003, representatives of Company A and Company A’s majority owner contacted representatives of QRS and the parties resumed discussions. On December 18, 2003, Company A delivered comments on the draft merger agreement together with a revised non-binding written proposal, which contemplated an acquisition of all of the shares of common stock of QRS for cash consideration of $10.00 per share. The proposal remained subject to significant conditions, including satisfactory completion of due diligence by Company A, approval of Company A’s lenders and approval by the board of directors of Company A and the governing body of its majority owner.

On December 20, 2003, Ms. Fetter met with the president and chief executive officer of Company A and was advised that notwithstanding the continued interest of Company A and its majority owner in pursuing a business combination with QRS, the on-going internal developments at Company A, as well as the commitments of representatives of Company A and its majority owner during late December 2003 and January 2004, would likely delay significant progress in discussions regarding a potential strategic combination and Company A’s due diligence of QRS until the second half of January 2004. At a special meeting of the QRS board of directors on January 15, 2004, members of management reviewed with the directors the status of discussions with and due diligence by Company A and its majority owner, as well as other potential strategic alternatives. The QRS board of directors directed management to continue discussions with Company A and its majority owner and to seek a more definitive proposal from Company A and its majority owner as soon as practicable.

On February 4, 2004, Company A and its majority owner submitted a substantially revised non-binding written proposal that outlined a stock-for-stock merger of QRS with and into Company A, whereby the surviving entity, or one of its affiliates or subsidiaries, would be a reporting registrant with the SEC. Under this revised proposal, QRS stockholders would receive, in exchange for each share of QRS common stock, shares of Company A common stock based upon a fixed exchange ratio, which Company A and its majority owner asserted would have an implied value of $10.85 per share of QRS common stock exchanged.

At a regular meeting of the QRS board of directors on February 5, 2004, after discussing the revised proposal made by Company A and its majority owner regarding the potential stock-for-stock merger of Company A and QRS with representatives of Morgan, Lewis & Bockius LLP and Wachovia Securities, the QRS board of directors did not believe that the implied value of $10.85 (as stated in the proposal) was accurate, and directed management to conduct due diligence on the business, operations and prospects of Company A, including its financial condition, capitalization, access to capital and potential contingent liabilities. The board also received particular advice from Morgan, Lewis & Bockius LLP regarding, and discussed, regulatory approval issues related to the proposed transaction with Company A. Additionally, at this meeting, in order to obtain more complete and timely information regarding QRS’ strategic alternatives, the QRS board of directors directed Wachovia Securities to contact selected potential strategic partners of QRS (other than Company A and its majority owner) to determine the nature and extent of their interest in a potential strategic transaction involving QRS. At this meeting, the QRS board of directors and QRS management discussed the strategic alternative of continued operation of the business as an independent company.

During February 2004, representatives of QRS’ management and representatives of Wachovia Securities continued discussions with representatives of Company A regarding the strategic rationale for a potential business combination and members of QRS’ management and representatives of Morgan, Lewis & Bockius LLP and Wachovia Securities conducted financial, legal and other due diligence on the business, operations and prospects of Company A.

During the period from October 2003 through February 2004, the QRS board of directors held numerous in-person and telephonic meetings at which they discussed the business combinations suggested by Company A and its majority owner with management, and representatives of Wachovia Securities and Morgan, Lewis & Bockius LLP. During that same period, the QRS board of directors considered presentations made to it by representatives of Wachovia Securities and QRS’ management regarding certain potential strategic alternatives available to QRS, including continued operation as an independent company under QRS’ management’s current business plan, making transformative acquisitions, restructuring and/or divesting components of QRS’ product portfolio and entering into a strategic business combination and/or sale of the company. During these meetings, the QRS board of directors and members of management evaluated and deliberated upon various alternatives relating to how to further the best interests of QRS and its stockholders.

At a special telephonic meeting of the QRS board of directors on February 24, 2004, after considering interim due diligence reports from members of management and representatives of Wachovia Securities and Morgan, Lewis & Bockius LLP and the perspectives of its financial and legal advisors, the QRS board of directors determined that, for reasons including, but not limited to, the structure of the proposed stock-for-stock merger of Company A and QRS, the form and value of the consideration, the highly leveraged capital structure of the surviving entity and the substantial risk associated with the consummation of the proposed transaction, QRS was not interested in continuing to pursue the proposed stock-for-stock merger of Company A and QRS.

From February 2004 through June 2004, representatives of Wachovia Securities confidentially contacted 11 potential strategic partners for QRS. Also during this time, representatives of Wachovia Securities and members of QRS’ management received unsolicited inquiries and expressions of interest in a potential strategic transaction involving QRS from two additional parties. Pursuant to these contacts, QRS entered into confidentiality agreements and subsequently engaged in discussions and preliminary due diligence regarding a potential strategic transaction involving QRS with seven of these parties. Among the potential strategic transactions involving QRS proposed by such parties were strategic business combinations, sale of certain parts of the business, going private transactions, joint ventures and acquisitions. Several of these companies delivered a written preliminary indication of interest in discussing a strategic transaction, but withdrew their interests after preliminary due diligence investigations and/or discussions with representatives of QRS.

As part of Wachovia Securities’ process for contacting potential strategic partners, on February 18, 2004, a representative of Wachovia Securities spoke with James D. Armstrong, chairman of the board of directors of JDA Software Group, Inc. (“JDA”), by telephone. QRS and JDA entered into a confidentiality agreement on February 23, 2004.

On March 4, 2004, David Cooper, QRS’ chief financial officer, and other employees of QRS, met with representatives of JDA in Richmond, California to discuss products, revenue and revenue growth and business segments of QRS.

On March 26, 2004, Hamish Brewer, JDA’s president and chief executive officer, met with Ms. Fetter and Mr. Cooper at the offices of QRS in Richmond, California to further explore the proposed merger. During this meeting the parties discussed the stability and growth opportunities of its revenues.

Also on March 26, 2004, one of the significant investors in Inovis, Golden Gate Capital (“Golden Gate”), submitted to QRS a non-binding written proposal for Inovis to acquire all of the outstanding shares of common stock of QRS for cash consideration of between $8.00 and $9.00 per share. During April 2004, representatives of Golden Gate and Inovis management engaged in discussions with members of management of QRS and performed due diligence on the business, operations and prospects of QRS.

Throughout early April 2004, there were a series of business and technical due diligence meetings conducted by JDA, including a meeting between representatives of both companies at QRS’ office in Richmond on April 7, 2004 and a meeting on April 8, 2004 between Mr. Armstrong and other representatives from JDA with representatives of QRS at their Richmond office. At these meetings, the respective companies focused on technical and product due diligence and further explored the proposed merger.

On April 15, 2004, a meeting occurred at the offices of Morgan, Lewis & Bockius LLP in San Francisco, California where Mr. Armstrong and other representatives of JDA met with Ms. Fetter, Mr. Cooper and other representatives of QRS to discuss opportunities presented by the proposed merger. The companies’ management teams discussed QRS’ recent reorganization and restructuring, market opportunities, products, customers, operations, financial condition and potential merger synergies.

On April 19, 2004, Ms. Fetter and Mr. Cooper and representatives of Company A met to provide updates regarding their respective businesses and to further discuss the rationale for a potential business combination. On April 20, 2004, QRS received a revised non-binding written proposal from Company A and its majority owner to acquire all of the outstanding shares of QRS common stock for cash consideration of $6.00 per share.

On April 29, 2004, QRS received a revised non-binding written proposal from Inovis which indicated an interest in acquiring all of the outstanding shares of common stock of QRS for cash consideration of $6.00 per share. This revised proposal also suggested an alternative transaction structure whereby Inovis would be acquired by QRS in a stock-for-stock merger, and the surviving entity, or one of its affiliates or subsidiaries, would be a reporting registrant with the SEC.

At a regularly scheduled meeting on April 30, 2004, the QRS board of directors continued its evaluation of QRS’ potential strategic alternatives, including an evaluation of the revised proposals from Company A and Inovis as well as continued operation as an independent company under QRS management’s business plans. Members of management and representatives of Wachovia Securities also gave an update regarding discussions with other potential strategic partners. On April 30, 2004, at the request of JDA, Mr. Armstrong and other representatives of JDA presented to the QRS board of directors their views of the strategic rationale of a business combination of QRS and JDA. On the same date, representatives of a group of private equity investors also discussed with the QRS board of directors their interest regarding a potential strategic transaction involving QRS as part of a potential series of transactions. After conducting preliminary due diligence and discussions, representatives of this group of private equity investors withdrew their indication of interest at a subsequent meeting with Dr. Saloner and Ms. Fetter.

Throughout May 2004, representatives of QRS and representatives of Morgan, Lewis & Bockius LLP and Wachovia Securities continued discussions with representatives of JDA, Company A and Company A’s majority owner, and Golden Gate and Inovis to address due diligence issues and negotiate terms and conditions of their respective potential transactions.

On May 6, 2004, JDA delivered a non-binding letter of intent and term sheet for a proposed merger to Ms. Fetter. Pursuant to the terms of the letter and term sheet, each outstanding share of QRS common stock would be converted into the right to receive 0.5 of a share of JDA common stock. On May 11, 2004, Mr. Armstrong and Ms. Fetter spoke about the respective parties’ intentions, a due diligence process and potential exclusivity for JDA going forward, which was not agreed to, but QRS returned a countersigned copy of the letter to JDA, which initiated continuing due diligence and discussions, although it did not grant exclusivity to JDA.

On May 11, 2004, Company A submitted a revised non-binding written proposal to QRS, which provided for the acquisition of the outstanding shares of common stock of QRS for cash consideration of $7.00 per share.

On May 11, 2004 and May 12, 2004, representatives of QRS, Morgan, Lewis & Bockius LLP, Wachovia Securities and QRS’ auditors and accounting advisors met with representatives of Inovis to conduct financial, legal and other due diligence on the business, operations and prospects of Inovis.

On May 12, 2004, the QRS board of directors met by telephone to receive an update on discussions with potential strategic partners.

During the second half of May 2004, the parties and their legal and financial advisors discussed a number of terms regarding a possible merger, including the concept of a stock-for-stock merger at a fixed exchange ratio and JDA’s request for an exclusive negotiation period prior to execution of a definitive agreement.

On May 20, 2004, in order to ascertain the terms and conditions under which JDA was interested in pursuing a transaction, as instructed by the QRS board of directors, Morgan, Lewis & Bockius LLP circulated an initial draft of a merger agreement to JDA, to which JDA’s counsel provided initial comments on May 24, 2004.

During late May 2004, representatives of QRS frequently met and talked by telephone with representatives of Company A and its majority owner to discuss various outstanding due diligence issues related to Company A’s business and negotiate terms and conditions to a potential acquisition of QRS by Company A. During this period and in early June 2004 Company A and its majority owner revised their proposal on several occasions in an attempt to address concerns of the QRS board of directors arising out of QRS’ due diligence on Company A pertaining to certain potential substantial risks associated with consummation of the proposed transaction.

On May 26, 2004, at a telephonic meeting of the QRS board of directors, the QRS board of directors, members of management and representatives of Wachovia Securities and Morgan, Lewis & Bockius LLP

discussed the status and terms of the outstanding proposals from JDA, Company A and Inovis, as well as certain other strategic alternatives, including remaining as an independent company. The board also received particular advice from Morgan, Lewis & Bockius LLP regarding, and discussed, regulatory approval issues related to the proposed transaction with Company A. At this special meeting of the board of directors, members of QRS’ management and representatives of Wachovia Securities informed the QRS board of directors that Golden Gate had indicated that it was primarily interested in Inovis being acquired by QRS. At the meeting, the QRS board of directors directed QRS’ management to continue discussions with JDA and Company A and declined requests from each to enter into exclusive discussions with either party.

As an inducement to JDA to continue and expand the scope of its diligence and continue its negotiations regarding a merger agreement, and in light of QRS’ unwillingness to grant JDA exclusive negotiation rights pending JDA’s due diligence, on May 28, 2004, JDA and QRS entered into a letter agreement providing that the expenses of JDA incurred in connection with its continuing discussions, due diligence and negotiations to execute a definitive merger agreement would be reimbursed by QRS, up to an amount of $250,000, under certain conditions. Thereafter, due diligence continued, and JDA continued legal and financial due diligence at the offices of Morgan, Lewis & Bockius LLP in San Francisco, California during the week of May 31, 2004 to June 4, 2004. At and after this time, the QRS board of directors also continued to evaluate its strategic alternatives, including remaining as an independent company.

Beginning June 7, 2004 and continuing through June 16, 2004, representatives of QRS conducted comprehensive due diligence investigations on JDA. On June 10, 2004 and June 11, 2004, Ms. Fetter, Mr. Cooper, and other representatives of QRS, representatives from Wachovia Securities and its accounting advisors, and representatives of QRS met with representatives of JDA at JDA’s principal offices to discuss the proposed merger, JDA’s operations, the financial condition of JDA and the integration of the two companies’ operations. Also on June 10 and 11, 2004, representatives of QRS and Morgan, Lewis & Bockius LLP met with representatives of JDA to review legal due diligence, and on June 14, 2004 and June 15, 2004, Morgan, Lewis & Bockius LLP continued this legal due diligence. As part of these due diligence investigations, representatives of JDA and QRS’ management, with the assistance of their respective outside advisors, reviewed legal, financial and operations data relating to the other company.

From May 20, 2004 through June 17, 2004, the parties and their legal and financial advisors also engaged in extensive negotiations regarding the terms and conditions of the merger agreement relating to the proposed merger. On June 12, 2004, representatives of JDA held a telephone conference with Ms. Fetter, Mr. Cooper and a representative from Morgan, Lewis & Bockius LLP to discuss certain open terms in the merger agreement, operational issues and to continue negotiations regarding the proposed merger.

On June 8, 2004, the QRS board of directors convened a telephonic special meeting to discuss the potential strategic transactions with JDA, Company A and Inovis. After receiving an update regarding due diligence and discussions with Inovis, the QRS board of directors decided not to pursue a stock-for-stock acquisition of Inovis. Members of management and representatives of Wachovia Securities reviewed with the QRS board of directors certain financial aspects of the proposed transactions with JDA and Company A. Representatives of Morgan, Lewis & Bockius LLP reviewed with the QRS board of directors its fiduciary duties under applicable law in connection with its consideration of the potential business combinations and gave a detailed overview of the terms, conditions, contingencies, risks and other aspects of the potential transactions. In addition, Wachovia Securities discussed the financial condition of each proposed acquirer and, with respect to JDA’s proposal, the risks related to receiving consideration in the form of JDA stock. Management also informed the board that JDA had declined QRS’ request for a “floor” or “collar” or other similar price protection mechanism with respect to the value of JDA’s stock price. After considering the advice of its advisors, the QRS board of directors evaluated the proposed business combinations with JDA and Company A as well as continuing to operate the business as an independent company. After its deliberations, the QRS board of directors determined that it was in the best interests of QRS stockholders to continue discussions with JDA regarding a strategic business combination which could provide long-term benefits to QRS stockholders. In addition, the QRS board of directors determined, among other things, that the revised proposals from Company A and its majority owner did not materially improve the likelihood of consummating a transaction with Company A, and that, based upon the terms and conditions proposed by Company A and its majority owner, a business combination with Company A presented substantial risks that the transaction would not be completed. The QRS board of directors directed management to continue working with Company A to address these risks. Notwithstanding further discussions with Company A and its majority owner, QRS did not receive any further revised proposals from Company A and its majority owner after the board of directors meeting on June 8, 2004 and before entering into a merger agreement with JDA that adequately addressed risks associated with completing a business combination.

On June 14, 2004, Mr. Armstrong discussed the proposed exchange ratio and other economic terms of the proposed merger of JDA and QRS with Ms. Fetter and Dr. Saloner. Also on June 14, 2004, as a condition to continuing discussions with QRS, JDA required that QRS agree in writing to negotiate exclusively with JDA until the earlier of the execution of a definitive agreement or June 17, 2004.

On June 15, 2004, the QRS board of directors held a special meeting and reviewed the primary strategic, financial and legal considerations concerning the proposed merger of JDA and QRS, the advisability of the proposed transaction and the merger consideration proposed by JDA to the holders of shares of QRS common stock from a financial point of view. Also present at the meeting were representatives of Morgan, Lewis & Bockius LLP and Wachovia Securities. Members of management of QRS reported on the status of negotiations with JDA and discussed the results of financial, legal and other due diligence of the business, operations and prospects of JDA. Representatives of Morgan, Lewis & Bockius LLP reviewed with the QRS board of directors its legal obligations, including fiduciary duties, and summarized the material terms and conditions of the most recent draft of the merger agreement and the voting agreements to be entered into by QRS’ directors and executive officers as a condition to the execution and delivery of the merger agreement. Representatives of Wachovia Securities then presented financial analyses with respect to the proposed strategic business combination with JDA. The QRS board of directors asked questions and discussed with members of QRS’ management and the board’s financial and legal advisors the relative merits and the legal issues surrounding the proposed transaction with JDA. The QRS board of directors then determined to continue discussions with JDA negotiating a business combination. After the QRS board of directors meeting, Ms. Fetter called Mr. Armstrong to discuss the material terms and conditions of the proposed merger, as agreed to by the QRS board of directors, and the outstanding issues on the proposed transaction. Mr. Armstrong then updated the JDA board of directors on his discussions with Ms. Fetter and on the timing of the signing of the merger agreement.

On June 16, 2004, the QRS board of directors held a special meeting to consider the terms and conditions of the proposed merger with JDA. All board members attended in person or telephonically. Representatives of Morgan, Lewis & Bockius LLP provided an update on the status of negotiations as well as other matters discussed at prior board of directors meetings. Representatives of Wachovia Securities then provided an update to its financial analyses with respect to the proposed business combination with JDA. Following this presentation, Wachovia Securities delivered its oral opinion to the effect that, based upon and subject to certain assumptions made, matters considered and limitations set forth in its opinion, the merger consideration to be received by holders of shares of QRS common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders. This opinion of Wachovia Securities was confirmed in a letter dated June 17, 2004. Following the presentations and further discussions among members of the QRS board of directors, QRS’ management and QRS’ financial and legal advisors, and subject to the satisfactory resolution of remaining issues, the QRS board of directors unanimously determined the merger agreement, and the transactions contemplated thereby, were advisable, fair and in the best interest of QRS and its stockholders, unanimously adopted and approved the merger agreement and the transactions contemplated thereby, and unanimously recommended that the stockholders of QRS approve the transaction.

Following the approvals of the merger and related transactions by the respective boards of directors of JDA and QRS, representatives of JDA and QRS finalized the definitive merger agreement in the early morning of June 17, 2004 and then issued a joint press release announcing the execution of the merger agreement (the “JDA merger agreement”). At the close of trading on the day of the announcement of the JDA merger, JDA’s stock price was $12.57 and QRS’ stock price was $6.19.

On June 29, 2004, QRS received an unsolicited letter from an investment fund (referred to in this document as “Fund X”) that stated, subject to satisfactory completion of due diligence, it expected to propose to acquire the shares of QRS common stock for cash consideration. At a special meeting on July 1, 2004, the QRS board of directors, after receiving advice from representatives of Morgan, Lewis & Bockius LLP and QRS’ Delaware counsel, Richards Layton & Finger, P.A., determined that this letter was not a “takeover proposal” as such term is defined in the JDA merger agreement, and instructed management to inform Fund X that the letter did not meet the requirements of the JDA merger agreement.

On July 6, 2004, JDA issued a press release in which it pre-announced that it anticipated its earnings for the second quarter of 2004 would be lower than previously predicted. Following the dissemination of that press release, the price at which shares of JDA common stock traded on the NASDAQ National Market System fell precipitously. Because the JDA merger agreement provided for a fixed exchange ratio, without a “floor” or “collar”, the imputed value of the consideration to be received by QRS stockholders fell in tandem with the price of the JDA shares.

On July 7, 2004, Fund X delivered to QRS a non-binding written proposal to acquire all of the outstanding shares of QRS common stock for cash consideration of between $6.50 and $7.50 per share, subject to satisfactory completion of due diligence. At a special telephone meeting on July 8, 2004, after consulting with representatives of Morgan, Lewis & Bockius LLP and Richards Layton & Finger, P.A. with respect to legal matters, and Wachovia Securities with respect to the financial terms of the proposal and the potential acquirer, the board of directors of QRS determined that participating in discussions and negotiations with Fund X was in compliance with the terms of the JDA merger agreement.

On July 9, 2004, QRS and Fund X entered into a confidentiality agreement and QRS began participating in discussions regarding a business combination. Following subsequent meetings with members of QRS’ management and the undertaking of preliminary due diligence reviews of QRS, on July 16, 2004, Fund X delivered to QRS a revised non-binding written proposal to acquire the shares of QRS common stock for cash consideration of between $6.50 and $7.00 per share, subject to satisfactory completion of due diligence. At a special telephone meeting on July 16, 2004, after consulting with representatives of Morgan, Lewis & Bockius LLP, Richards Layton & Finger, P.A. and Wachovia Securities, the board of directors of QRS authorized management to continue discussions with Fund X.

After the board of directors meeting on July 16, 2004, QRS board of directors received an unsolicited non-binding written proposal from a group led by Avling Partners, LLC and GTCR Golder Rauner, LLC (referred to in this document as the “Avling/GTCR Group”) to acquire all outstanding shares of QRS common stock for cash consideration of $6.75 per share, subject to satisfactory completion of due diligence and execution of definitive documentation. The proposal was made pursuant to a letter from the Avling/GTCR Group to the chairman of QRS’ board of directors which was filed with the SEC as an exhibit to the Schedule TO filed by the Avling/GTCR Group and to Amendment No. 1 to the Schedule 13D of Mr. Johnson.

At a special meeting of QRS’ board of directors on July 19, 2004, the board of directors reviewed the proposal from the Avling/GTCR Group and, after consulting with representatives of Morgan, Lewis & Bockius LLP and Richards Layton & Finger, P.A. with respect to legal matters, and Wachovia Securities with respect to the financial terms of the proposal and the potential acquirer, determined that participating in discussions and negotiations with the Avling/GTCR Group was in compliance with the terms of the JDA merger agreement. The board of directors authorized QRS to participate in discussions and negotiations regarding a business combination with the Avling/ GTCR Group in accordance with the terms of the JDA merger agreement. On July 20, 2004 and July 21, 2004, QRS and the members of the Avling/GTCR Group entered into confidentiality agreements and subsequently QRS began participating in discussions regarding a business combination.

On July 21, 2004, QRS’ board of directors received an unsolicited non-binding written proposal from Company A and its majority investor to acquire all outstanding shares of QRS common stock for cash consideration of $6.25 in cash per share, subject to satisfactory completion of confirmatory due diligence and execution of definitive documentation.

After receiving the proposal from Company A, QRS’ board of directors held a special meeting on July 21, 2004. At the meeting, the board of directors reviewed the proposal from Company A and its majority investor and, after consulting with representatives of Morgan, Lewis & Bockius LLP and Richards Layton & Finger, P.A. with respect to legal matters and Wachovia Securities with respect to the financial terms of the proposal and the potential acquirer, determined that participating in discussions and negotiations with Company A and its majority investor was in compliance with the terms of the JDA merger agreement, and authorized management and QRS’ advisors to secure an updated confidentiality agreement from Company A and proceed with such discussions. On July 22, 2004, QRS entered into confidentiality agreements with Company A and its majority investor and subsequently participated in discussions regarding a business combination.

During the week of July 26, 2004, QRS continued to participate in discussions and negotiations with representatives from Company A, Fund X and the Avling/GTCR Group regarding their respective acquisition proposals. On July 27, 2004, the board of directors held a meeting to review the status of QRS’ discussions with the potential acquirers. At the board meeting, representatives from each of the potential acquirers made separate presentations to the QRS board of directors regarding their respective proposals. During Company A’s presentation, Company A revised its proposal and increased the price per share from $6.25 to $7.25 per share in cash. Company A’s revised proposal remained subject to minor confirmatory due diligence and execution of definitive documentation. In addition, the QRS board of directors discussed the status of the merger with JDA, the state of JDA’s business, the decline in JDA’s stock price from the price at the time the JDA merger agreement had been executed, the potential impact of such decline in stock price on the value to be received in the merger by QRS stockholders, and its obligations under the JDA merger agreement.

At the board meeting, the consensus of the board, after consulting with its legal and financial advisors, was that, provided that QRS continued to comply with the terms and conditions of the JDA merger agreement, management of QRS should participate in further discussions and negotiations with each of the potential acquirers, and each potential acquirer should be permitted to conduct sufficient diligence in order to allow it to make a definitive offer to QRS as soon as reasonably practicable. The board also determined that it would hold a special meeting the following week, the purpose of which would be to receive an update on the status of the acquisition proposals and to review any definitive offers that had been received from these potential acquirers prior to such time.

After the July 27th board meeting and at the direction of the board, management of QRS advised each potential acquirer that the board had scheduled a special meeting the following week at which it would receive an update on the status of the acquisition proposals and review any definitive offers QRS received prior to such time. Management of QRS also discussed the timing and purpose of the special board meeting with representatives of JDA, and advised JDA that the QRS board would, in addition to reviewing the acquisition proposals and any definitive offers, also review any revised offer from JDA if JDA wished to submit such an offer.

Following the special board meeting, representatives from each potential acquirer continued their diligence review of QRS and engaged in further discussions with management of QRS.

On August 3, 2004, Mr. Johnson filed an additional amendment to his Schedule 13D to indicate that the Avling/GTCR Group had withdrawn its proposal to acquire the outstanding shares of QRS. Mr. Johnson also stated in the amendment that neither he, nor the Avling/GTCR Group, intended to submit any further acquisition proposals to QRS.

On August 4, 2004, the QRS board of directors held a special meeting to review the status of the outstanding acquisition proposals. The board discussed the withdrawal of the proposal by the Avling/GTCR Group and the status of the remaining proposals from Company A and Fund X, neither of whom had submitted a definitive offer prior to the board meeting. The QRS board also discussed the fact that JDA had not submitted a revised offer to QRS.

On August 5, 2004, the Company received an unsolicited written joint proposal from a public company (referred to in this document as “Company C”) and a private equity firm (referred to in this document collectively as the “Company C Group”) to acquire the outstanding shares of QRS’ common stock for cash consideration between $6.00 - $7.00 per share, subject to satisfactory completion of due diligence and execution of definitive documentation. At a special meeting on August 5, 2004, after consulting with representatives of Morgan, Lewis & Bockius LLP and Richards Layton & Finger, P.A. with respect to legal matters and Wachovia Securities with respect to the financial terms of the proposal and the potential acquirer, the board of directors of QRS determined that participating in discussions and negotiations with the Company C Group was in compliance with the terms of the JDA merger agreement. On August 6, 2004, QRS and each of the members of the Company C Group entered into respective confidentiality agreements and began participating in discussions regarding their acquisition proposal.

On August 6, 2004, the board of directors held a special meeting to discuss the status of QRS’ discussions with the potential acquirers and to receive an update on the business and operations of JDA. The QRS board of directors discussed the status of the merger with JDA, the state of JDA’s business, the decline in JDA’s stock price from the price at the time the JDA merger agreement had been executed, the potential impact of such decline in stock price on the value to be received in the merger by QRS stockholders and its obligations under the JDA merger agreement. In addition, the board discussed the status of the three outstanding acquisition proposals.

On August 12, 2004, QRS received a revised written proposal from Company A and its majority owner to acquire the outstanding shares of QRS’ common stock for cash consideration of $6.50. The proposal was a definitive offer, containing all of the terms and conditions upon which Company A was prepared to execute a merger agreement and enter into a business combination with QRS, subject to minor confirmatory due diligence and execution of the definitive documentation that was included as part of the offer.

On August 16, 2004, the QRS board of directors held a special meeting to review the definitive offer from Company A and its majority owner, and to review the status of QRS’ discussions with the other potential acquirers. During the special meeting, management of QRS and its legal and financial advisors gave a detailed overview of the terms, conditions, contingencies, risks and other aspects of the potential transaction with Company A. This overview included a discussion of the risks associated with consummating a proposed transaction with Company A that had been previously discussed with the QRS board and which were still present in Company A’s proposal. In addition, management of QRS updated the board of directors on its discussions with the other potential acquirers, including the fact that one of the potential acquirers (the Company C Group) expected to make a definitive offer to QRS in the near future. Management also advised the QRS board of directors that Fund X had indicated that, while it had not withdrawn its most recent proposal, it did not intend to deliver a definitive offer to QRS in the near future.

At the special meeting and after consulting with its advisors, the QRS board of directors determined that QRS should continue to participate in discussions and negotiations with the Company C Group, and directed management and its advisors to participate in further discussions and negotiations with Company A and its majority owner in order to address some of the risks associated with a business combination with Company A.

Following the board meeting and during the week of August 16th, management of QRS and its legal and financial advisors participated in further discussions and negotiations with Company A and its majority owner regarding the matters considered by the QRS board of directors at the August 16th special meeting. In addition, representatives of QRS continued to participate in discussions and negotiations with the Company C Group regarding a business combination.

On August 20, 2004, QRS received a revised written proposal from Company C to acquire the outstanding shares of QRS’ common stock for consideration between $6.25 and $6.75 per share, in a combination of cash and shares of Company C. The private equity firm previously associated with Company C did not join in the revised written proposal. The revised written proposal from Company C remained subject to, among other things, the satisfactory completion of due diligence and execution of definitive documentation.

On August 21, 2004, the QRS board of directors held a special meeting to discuss the status of QRS’ discussions with Company A, Company C, Fund X and the status of the pending merger with JDA. Management of QRS, together with its legal and financial advisors, updated the QRS board of directors on the status of negotiations with Company A and its majority owner and the modifications that Company A had proposed as a result of the discussions between the parties during the week of August 16th. The board of directors of QRS also reviewed the terms of the revised written proposal from Company C, as well as the status of the pending merger with JDA. In particular, the QRS board of directors discussed the continued decline in JDA’s stock price from the price at the time the JDA merger agreement had been executed, the potential impact of such decline in JDA’s stock price on the value to be received in the merger by QRS stockholders and its obligations under the JDA merger agreement.

At its meeting held on August 21, 2004, the QRS board also received a report from management relating to recent communications with JDA’s Chairman, Mr. Armstrong as to whether JDA intended to increase its offer for QRS from the offer contained in the JDA merger agreement. After the meeting on August 21, 2004, Ms. Fetter and Dr. Saloner jointly called Mr. Armstrong to inquire further as to whether JDA intended to increase the consideration offered for the current transaction. Thereafter, in an email to Ms. Fetter, Mr. Armstrong communicated to Ms. Fetter that JDA would not raise its offer.

Following the special meeting of the QRS board of directors and during the remainder of the week, management of QRS, together with its legal and financial advisors, continued to participate in discussions and negotiations with Company A and its majority owner, as well as Company C, and also commenced an extensive due diligence review of the business and operations of Company C. During the week of August 23rd, representatives from QRS, including representatives from Wachovia Securities, met with representatives of Company C to conduct an extensive diligence review of Company C and participate in discussions with senior management of Company C regarding the business and operations of Company C. In addition, QRS’ accounting advisors conducted a financial and accounting review of Company C.

On August 24, 2004, the Company received an unsolicited written proposal from a representative of Golden Gate pursuant to which Inovis would acquire all of the outstanding shares of QRS’ common stock for cash consideration between $6.25 - $6.50 per share, subject to the satisfactory completion of confirmatory due diligence and execution of definitive documentation. The proposal stated that the transaction would be financed by Golden Gate and an affiliate of another private equity firm that is a significant investor in Inovis, Cerberus Capital (Cerberus Capital, together with Golden Gate, hereinafter referred to in this document as the “Inovis Investors”). This acquisition proposal from Inovis and the Inovis Investors was the fifth unsolicited proposal that QRS had received since the execution of the JDA merger agreement.

At a special meeting on August 24, 2004, after consulting with representatives of Morgan, Lewis & Bockius LLP and Richards Layton & Finger, P.A. with respect to legal matters and Wachovia Securities with respect to the financial terms of the proposal and the potential acquirer, the QRS board of directors determined that participating in discussions and negotiations with Inovis and the Inovis Investors was in compliance with the terms of the JDA merger agreement. On August 25, 2004, QRS entered into a confidentiality agreement with Inovis and the Inovis Investors and began participating in discussions regarding the acquisition proposal. In addition, on August 26, 2004, QRS received a draft merger agreement from Inovis and the Inovis Investors setting forth the terms and conditions under which they wished to pursue a business combination with QRS.

On August 28, 2004, QRS received a revised written proposal from Company C to acquire the outstanding shares of QRS’ common stock for consideration of $6.25 per share in a combination of cash and shares of

Company C. The proposal was a definitive offer to acquire QRS, subject to execution of definitive documentation. The offer contained a fixed exchange ratio for the stock portion of the consideration, without a “floor” or “collar” or other similar price protection mechanism with respect to the value of Company C’s stock price. On August 30, 2004, QRS received a draft merger agreement from Company C setting forth the terms and conditions under which Company C wished to pursue a business combination with QRS.

On August 31, 2004, QRS received a revised written proposal from Inovis and the Inovis Investors to acquire the outstanding shares of QRS’ common stock for consideration of $6.25 per share in cash. The proposal was a definitive offer, containing all of the terms and conditions upon which Inovis was prepared to execute a merger agreement and enter into a business combination with QRS, subject to execution of the definitive documentation that was included as part of the offer.

Also on August 31, 2004, the QRS board of directors held a special meeting to discuss the status of QRS’ discussions with Inovis, Company A, Company C and the status of the pending merger with JDA. Management of QRS, together with its legal and financial advisors, updated the QRS board of directors on the status of negotiations with each potential bidder. In addition, management of QRS gave a detailed overview of the business and operations of Company C, including a review of the reports from its accounting advisors that had conducted due diligence on Company C. At the meeting, Morgan, Lewis & Bockius LLP gave a detailed overview of the terms and conditions of each offer, including a description of the legal risks associated with consummating each proposed transaction. In addition, Wachovia Securities discussed the financial condition of each proposed acquirer, and, with respect to Company C’s proposal, the risks and opportunities related to receiving consideration in the form of Company’s C’s stock. At the meeting, the QRS board of directors directed management and QRS’ advisors to participate in further discussions and negotiations with each potential acquirer, and scheduled a special meeting to be held on September 2, 2004, at which meeting the board would review and evaluate the offers it had received by such time. In particular, the board directed management of QRS to inform each potential acquirer that, subject to compliance with the JDA merger agreement, the board intended to review each of the offers at such meeting, and that each such acquirer should ensure that it had submitted its best and final offer prior to such meeting and, with respect to Company C and its proposal for a combination of stock and cash, to consider a “floor” or “collar” or other similar price protection mechanism with respect to the value of Company’s C’s stock in the proposed transaction.

On September 2, 2004, QRS received revised proposals from three potential acquirers (Inovis and the Inovis Investors, Company A and its majority owner, and Company C), all of whom increased the purchase price in their respective offers from their previous offers, as described in more detail below.

Company A and its majority owner increased their offer to $7.00 per share in cash, which offer was subsequently increased to $7.25 per share in cash after further discussions with QRS’ management. In its offer, Company A and its majority owner did not modify the terms or conditions in the offer that related to the diligence matters that had been raised by QRS in previous discussions with Company A. These diligence matters had been raised by QRS because the QRS board had previously determined that these matters created a significant risk that the proposed transaction with Company A might take an extended period of time to consummate and might not be consummated at all.

Inovis and the Inovis Investors revised their offer to increase the price per share to $6.65 in cash.

Company C revised its offer to increase the cash component of its offer by $0.10 per share above the purchase price stated in its previous offer. The revised offer reflected a valuation of approximately $6.29 per share, based upon Company C’s stock price on August 27, 2004, in a combination of cash and stock of Company C. Company C’s revised offer did not include a “floor” or “collar” or other similar price protection mechanism with respect to the value of Company’s C’s stock in the proposed transaction, as had been requested by QRS. At the time it delivered its revised offer, Company C indicated that it was not willing to conduct any further price negotiations.

The QRS board of directors held a special meeting on September 2, 2004 to review the outstanding offers. At the meeting, management of QRS updated the board on the status of discussions with the potential acquirers, and discussed the status of QRS’ diligence review of the business and operations of Company C. In addition, Richards Layton & Finger, P.A. discussed the board’s fiduciary duties in evaluating the acquisition proposals and, together with Morgan, Lewis & Bockius LLP, described the obligations of the board with respect to the requirements in the JDA merger agreement. In addition, Wachovia Securities discussed the financial terms of the three offers and the original JDA offer. The QRS board of directors also discussed the status of the merger with JDA, the state of JDA’s business, the decline in JDA’s stock price from the price at the time the JDA merger agreement had been executed, and the potential impact of such decline in JDA’s stock price on the value to be received in the merger by QRS stockholders.

During the special board meeting, the board, after consulting with its advisors, reviewed the various proposals and engaged in an extensive discussion regarding the relative merits, contingencies and risks of each proposal. After this discussion, the consensus of the board was that both the offer from Inovis and the Inovis Investors and the offer from Company A and its majority owner, represented greater value to QRS’ stockholders than the offer from Company C, taking into account all of the terms and conditions of such offers, the likelihood of completion of the transactions and the financial, regulatory, legal and other aspects of the offers. In connection with this determination, the board also determined that the stock portion of the consideration from Company C created uncertainty as to the value that QRS stockholders would receive in the transaction, and that a decline in Company’s C’s stock price prior to the consummation of the proposed transaction would decrease the value that stockholders would receive in that transaction.

The QRS board recessed the meeting and instructed management to participate in further discussions and negotiations with representatives from Company A and its majority owner, and Inovis and the Inovis Investors with respect to price terms and in the case of Company A, the non-price terms, contained in each respective offer. In addition, the board instructed management to contact Mr. Armstrong of JDA to inquire whether JDA would revise its current offer. After management’s participation in discussions and negotiations with representatives from each of the potential acquirers, Company A and its majority owner indicated that its existing offer to the board was its best and final offer, and Inovis and the Inovis Investors submitted a revised offer to reflect an increase in the purchase price to $7.00 per share in cash. In addition, in response to a telephone call from Ms. Fetter, Mr. Armstrong indicated that JDA would not increase its offer.

After receipt of the revised offer from Inovis and the Inovis Investors, the QRS board of directors commenced further discussions regarding the offers and the existing JDA merger agreement. The board determined that (i) the offer from Company A, although nominally at the highest price, presented substantial risks and uncertainty regarding the timing and ability to close the proposed transaction, and (ii) the proposed transaction from Inovis and the Inovis Investors had a greater likelihood of closing, and would likely close on a more timely basis, than the proposed transaction from Company A and its majority owner due in part to the diligence matters related to Company A and the absence of any material contingencies in the offer from Inovis and the Inovis Investors. The QRS board of directors then reviewed the primary financial and legal considerations concerning the proposed merger of Inovis and the Inovis Investors and QRS, the advisability of the proposed transaction and the merger consideration proposed by Inovis to the holders of shares of QRS common stock from a financial point of view. Representatives of Morgan, Lewis & Bockius LLP and Richards, Layton & Finger, P.A. reviewed with the QRS board of directors its legal obligations, including fiduciary duties, and summarized the material terms and conditions of the most recent draft of the merger agreement and the voting agreements to be entered into by QRS’ directors and executive officers as a condition to the execution and delivery of the merger agreement with Inovis. After an extensive discussion of the offer from Inovis and the Inovis Investors, during which the QRS board of directors asked questions and discussed with members of QRS’ management and the board’s financial and legal advisors the relative merits and the legal issues surrounding the proposed transaction with Inovis, the unanimous view of the directors was that the offer from Inovis and the Inovis Investors represented the highest value of the offers QRS had received, based upon the cash consideration payable to QRS’ stockholders, an evaluation of the likelihood and timing of closing, and the other financial, legal and regulatory terms and conditions contained in the offer from Inovis and the Inovis Investors. After consulting with Wachovia Securities, Morgan, Lewis & Bockius LLP and Richards, Layton & Finger, P.A., the QRS board determined that the offer from Inovis was more favorable to QRS’ stockholders from a financial point of view than the proposed merger with JDA, taking into account all of the terms and conditions of such offer, the likelihood of completion of the transaction with Inovis and the financial, regulatory, legal and other aspects of the offer from Inovis, and determined that the offer from Inovis was a “superior proposal” as defined in the JDA merger agreement.

The QRS board of directors then requested that Wachovia Securities deliver its oral opinion with respect to the fairness from a financial point of view to the holders of QRS common stock of the consideration proposed to be paid pursuant to the merger agreement among Inovis, QRS and a wholly-owned subsidiary of Inovis. Wachovia Securities delivered its oral opinion to the effect that, based upon and subject to certain assumptions made, matters considered and limitations set forth in its opinion, the merger consideration to be received by holders of shares of QRS common stock pursuant to the merger agreement among Inovis, QRS and a wholly-owned subsidiary of Inovis is fair, from a financial point of view, to such holders. This opinion of Wachovia Securities was confirmed in a letter, dated September 2, 2004, a copy of which is attached to this document as Annex C. Following the presentations and further discussions among members of the QRS board of directors, QRS’ management and QRS’ financial and legal advisors, the QRS board of directors determined the merger agreement, and the transactions contemplated thereby, were advisable, fair and in the best interest of QRS and its stockholders, adopted and approved the merger agreement and the transactions contemplated thereby, and recommended that the stockholders of QRS approve the transaction.

Following the approvals of the merger agreement and the transactions contemplated by the merger agreement by the board of directors of QRS, representatives of Inovis and QRS finalized and executed the definitive merger agreement during the evening of September 2, 2004. In addition, prior to executing the merger agreement, QRS delivered a notice of termination to JDA whereby QRS terminated the JDA merger agreement, effective September 2, 2004. QRS also initiated payment to JDA of its contractual termination fee of $3.75 million. On September 3, 2004, QRS issued a press release announcing the termination of the JDA merger agreement, and QRS and Inovis then issued a joint press release announcing the execution of the merger agreement.

Recommendations of QRS’ Board of Directors

After careful consideration, at a meeting held on September 2, 2004, QRS’ board of directors:

•	determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable;

•	determined that it is advisable and in the best interests of QRS and its stockholders that QRS enter into the merger agreement and consummate the merger;

•	determined that the merger agreement is fair to QRS and its stockholders;

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

•	determined to recommend that the stockholders of QRS adopt the merger agreement.

The QRS board of directors recommends that stockholders of QRS vote FOR adoption of the merger agreement and approval of the merger and FOR the QRS adjournment proposal.

In considering the recommendation of the QRS board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of QRS have interests in the merger that are different from, or are in addition to, the interests of QRS stockholders. Please see the section entitled “The Merger – Interests of QRS Directors and Executive Officers in the Merger” beginning on page 32 of this document.

QRS’ Reasons for the Merger

QRS’ board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, that it is in the best interests of QRS and its stockholders that QRS enter into the merger agreement and consummate the merger, and that the merger agreement is fair to QRS and its stockholders.

In reaching its decision to approve the merger agreement and to recommend that QRS stockholders vote to adopt the merger agreement and approve the merger, QRS’ board of directors considered a number of factors, including the following material factors:

•	historical information concerning QRS’ businesses, financial performance and condition, operations, technology, management and competitive position;

•	the availability, strategic viability and economic terms of possible alternatives to the transaction with Inovis, including continuing under and seeking stockholder approval of the JDA merger agreement and entering into other proposed merger agreements with other unsolicited bidders;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•	the premiums paid in comparable transactions and the terms of other recent merger agreements involving other relevant companies;

•	the fact that QRS stockholders would receive $7.00 in cash, without interest, which represents a premium of approximately 10.2% over QRS’ closing price on September 2, 2004 and a premium of approximately 12.2% over QRS’ average share price of $6.24 for the 30 calendar days ending September 2, 2004;

•	the fact that the merger consideration represents a premium of approximately 33.3% over the value of the merger previously proposed by JDA (based on JDA’s closing share price on September 2, 2004, the date that the JDA merger agreement was terminated), and the fact that the QRS board of directors considered the merger with Inovis to be superior from a financial point of view to the merger with JDA;

•	the fact that under the merger agreement, the QRS board of directors has the right to withdraw or modify its recommendation in favor of the merger agreement if, prior to obtaining the requisite stockholder approval, QRS receives a takeover proposal and the QRS board of directors determines that the takeover proposal constitutes or is reasonably likely to lead to a superior proposal, or that the failure to take these actions would be inconsistent with the fiduciary duties of QRS’ board of directors, and the ability of QRS to terminate the merger agreement if the QRS board of directors has authorized QRS to enter into a superior proposal;

•	the analyses prepared by Wachovia Securities presented to the QRS board of directors, and the oral opinion of Wachovia Securities, subsequently confirmed in writing, that as of September 2, 2004, and based upon and subject to certain assumptions made, matters considered and limitations set forth in Wachovia Securities’ opinion (the full text of which is attached as Annex C to this document), the merger consideration to be received by holders of shares of QRS common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, as described more fully under “The Merger – Opinion of QRS’ Financial Advisor” beginning on page 27 of this document;

•	our board’s familiarity with, and presentations by our management and financial advisor regarding, our business, operations, financial condition, business strategy and prospects (as well as the risks involved in achieving those prospects), the nature of the business in which we compete, and general industry, economic and market conditions, both on a historical and on a prospective basis;

•	the fact that the merger consideration is all cash and not subject to a financing condition, and that the Inovis Investors have provided financing commitments to Inovis to finance under certain circumstances a portion of the merger consideration;

•	our board’s belief that the merger likely would be completed on a timely basis; and

•	the level of efforts that the parties must use under the merger agreement to obtain governmental and regulatory approvals, and our board’s belief, after review with our legal advisors, in the likelihood of the merger being approved by the appropriate regulatory authorities in light of these merger agreement provisions.

QRS’ board of directors also considered a number of potentially negative factors in its deliberations concerning the merger. The potentially negative factors considered by QRS’ board of directors included:

•	the fact that the all-cash price would not allow QRS stockholders to participate in any of the synergies created by the merger or in any future growth of the combined entity;

•	the risk that the merger might not be completed in a timely manner or at all;

•	the negative impact of any customer or supplier disappointment or confusion after announcement of the proposed merger;

•	the fact that under the merger agreement, before the closing of the merger, QRS is required to obtain Inovis’ consent before it can take a variety of actions;

•	the possibility of management and employee disruption associated with the potential merger;

•	certain terms of the merger agreement and related agreements that prohibit QRS and its representatives from soliciting third party bids or from entering into discussions regarding, accepting, approving or recommending unsolicited third party bids except in very limited circumstances, which terms reduce the likelihood that a third party would make a bid for QRS;

•	the interests of certain QRS executive officers and directors in the merger described under “The Merger – Interests of QRS Directors and Executive Officers in the Merger” beginning on page 32 of this document;

•	the termination fee or expense reimbursement payable by QRS in certain circumstances; and

•	the possibility that the parties may not be able to obtain all of the approvals necessary to consummate the merger.

After considering the risks, QRS’ board of directors concluded that the potential benefits of the merger outweighed these risks.

The foregoing discussion, information and factors considered by QRS’ board of directors is not intended to be exhaustive but is believed to include all material factors considered by QRS’ board of directors. In view of the wide variety of factors considered by QRS’ board of directors, as well as the complexity of these matters, QRS’ board of directors did not find it practical to quantify or otherwise assign relative weight to the specific factors considered. In addition, QRS’ board of directors did not reach any specific conclusions on each factor considered, or any aspect of any particular factor, and individual members of the QRS board of directors may have given different weights to different factors. In making its determinations and recommendations, the QRS board of directors as a whole viewed its determinations and recommendations based on the totality of the information presented to and considered by it. However, after taking into account all of the factors set forth above, QRS’ board of directors unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of QRS and its stockholders and that QRS should proceed with the merger.

Opinion of QRS’ Financial Advisor

QRS’ board of directors retained Wachovia Securities to act as its exclusive financial advisor in connection with the transactions contemplated by the merger agreement. QRS’ board of directors selected Wachovia Securities to act as its exclusive financial advisor based on Wachovia Securities’ qualifications, expertise and reputation. Wachovia Securities rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of QRS that, as of the date of the written fairness opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the merger consideration to be received by holders of shares of QRS common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Wachovia Securities, dated September 2, 2004, which sets forth the assumptions made, matters considered and limitations on the opinion and on the review undertaken in connection with the opinion, is attached as Annex C to, and is incorporated by reference in, this document. The opinion of Wachovia Securities does not constitute a recommendation as to how any holder of shares of QRS common stock should vote in connection with the merger agreement or any other matter related thereto. You should carefully read the opinion in its entirety.

In arriving at its opinion, Wachovia Securities, among other things:

•	reviewed the merger agreement, including the financial terms of the merger agreement;

•	reviewed Annual Reports on Form 10-K of QRS for the two fiscal years ended December 31, 2003; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of QRS; certain business, financial and other information regarding each of QRS and Inovis that was publicly available or furnished to Wachovia Securities by QRS’ or Inovis’ management; and certain internal financial forecasts regarding QRS furnished to Wachovia Securities by QRS’ management (the “QRS Forecasts”);

•	held discussions with the management of QRS concerning the business, past and current operations, financial condition and future prospects of QRS, including discussions with the management of QRS concerning the QRS Forecasts and the risks and uncertainties of QRS continuing to pursue an independent strategy;

•	participated in discussions and negotiations among representatives of QRS, Inovis and Inovis’ majority owners and their respective financial and legal advisors;

•	prepared an analysis of the discounted cash flows of QRS common stock;

•	compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed relevant;

•	reviewed the stock price and trading history of QRS common stock; and

•	considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that Wachovia Securities deemed relevant.

In connection with its review, Wachovia Securities has relied upon the accuracy and completeness of the foregoing financial and other information, and Wachovia Securities has not assumed any responsibility for any independent verification of such information. In that regard, Wachovia Securities has assumed that the QRS Forecasts have been reasonably prepared and reflect the best current estimates and judgments of QRS’ management as to the future financial performance of QRS. Wachovia Securities discussed the QRS Forecasts with QRS’ management but Wachovia Securities assumes no responsibility for and expresses no view as to the QRS Forecasts or the assumptions upon which they are based. In arriving at its opinion, Wachovia Securities has conducted no physical inspections of the properties or facilities of each of QRS and Inovis, and has not made any comprehensive evaluations or appraisals of the assets or liabilities of each of QRS and Inovis, nor have any such valuations or appraisals been provided to Wachovia Securities. Without limiting the generality of the foregoing, Wachovia Securities has undertaken no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which QRS or Inovis or any of their respective affiliates are a party or may be subject, and Wachovia Securities’ opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

In rendering its opinion, Wachovia Securities has assumed that the merger contemplated by the merger agreement will be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or delay will be suffered that will have an adverse effect on the merger, the other actions contemplated by the merger agreement, QRS or Inovis, in any respect material to Wachovia Securities’ opinion.

Wachovia Securities’ opinion is necessarily based on economic, market, financial and other conditions and the information made available to Wachovia Securities as of the date thereof. Although subsequent developments may affect its opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm its opinion. Wachovia Securities’ opinion does not address the relative merits of the merger or other actions contemplated by the merger agreement compared with other transactions or business strategies that may have been considered by QRS’ management and/or QRS’ board of directors or any committee thereof, including alternative proposals from third parties that for a variety of business, financial, legal and regulatory reasons were not pursued to completion. In addition, Wachovia Securities did not express any opinion as to the prices at which shares of QRS common stock will trade at any time.

The summary set forth below does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material elements of the presentation that Wachovia Securities made to QRS’ board of directors on September 2, 2004, in connection with Wachovia Securities’ fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Wachovia Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. The analyses described below must be considered as a whole, and considering portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Wachovia Securities’ analyses and opinion.

Discounted Cash Flow Analysis.    Wachovia Securities performed a discounted cash flow analysis on QRS using QRS’ management projections as per the QRS management plan as of August 30, 2004. Wachovia Securities calculated implied present values of free cash flows for QRS as of August 30, 2004 for the years 2004 through 2011 using discount rates ranging from 10% to 14%. Wachovia Securities then calculated implied terminal value indications in the year 2011 based on multiples ranging from 3.0x EBITDA to 7.0x EBITDA. These implied terminal value indications were then discounted to implied present values using discount rates ranging from 10% to 14%. Wachovia Securities estimated a range of per share values for QRS common stock based on the implied present values of free cash flows for QRS and the implied present values of terminal value indications in 2011 for QRS, and adjusted for QRS’ net cash balance as of June 30, 2004. The per share calculations for QRS were based on common stock and common stock equivalents provided by QRS’ management on August 30, 2004. The following table presents the results of this analysis:

Implied Per Share Value
QRS	$3.67-$5.13

Selected Transactions Analysis.    For reference purposes, using publicly available information and analysis prepared by Wachovia Securities, Wachovia Securities examined selected transactions involving publicly traded software companies announced from January 1, 2002 to September 1, 2004. The selected transactions were:

Acquiror	Target
Pitney Bowes	Group 1 Software
Ariba	FreeMarkets
Melita International	Concerto Software
Chinadotcom	Ross Systems
SSA Global Technologies	EXE Technologies
The Sage Group	Timberline Software
ScanSoft	SpeechWorks
MAPICS	Frontstep
SSA Global Technologies	Infinium Software
Golden Gate Capital	Harbinger business unit of Peregrine Systems (renamed Inovis)
Francisco Partners, LP	General Electric Information Services (renamed Global eXchange Services, Inc.)
divine, Inc.	Delano Technology
Investor Group	Deltek Systems

Wachovia Securities calculated for each of the selected transactions the transaction value (defined as target equity market capitalization (including premium) at announcement of transaction plus debt minus cash) to latest twelve months (“LTM”) revenue multiple and the transaction value to LTM EBITDA multiple.

The following table presents the results of this analysis:

Multiple	QRS		Median Selected Transactions
Transaction value to LTM revenue	0.68	x	1.32	x
Transaction value to LTM EBITDA	4.9	x	7.7	x

Selected Transactions Analysis.    Given the significant representation of EDI services and products in QRS’ revenue base, Wachovia Securities also examined recent transactions involving electronic interchange companies. Using (i) publicly available information, (ii) information provided by QRS’ management to Wachovia Securities, and (iii) analyses prepared by Wachovia Securities, Wachovia Securities examined selected recent electronic data interchange transactions announced from January 1, 2002 to September 1, 2004. The selected transactions were:

Acquiror	Target
Global eXchange Services, Inc.	HAHT Commerce, Inc.
Golden Gate Capital	Harbinger business unit of Peregrine Systems (renamed Inovis)
Francisco Partners, LP	Global eXchange Services, Inc.

Wachovia Securities calculated for each of the selected transactions the transaction value to LTM revenue multiple and the transaction value to LTM EBITDA.

The following table presents the results of this analysis:

Multiple	QRS		Median Selected Transactions
Transaction value to LTM revenue	0.68	x	0.8	x
Transaction value to LTM EBITDA	4.9	x	3.0	x

Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between QRS’ businesses, operations and prospects and those of the comparable acquired companies, Wachovia Securities believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Wachovia Securities also made qualitative judgments concerning differences between the characteristics of these transactions and the proposed merger that could affect QRS’ acquisition value and those of such acquired companies.

Premiums Paid Analysis.    Based on publicly available information, Wachovia Securities compared the $7.00 per share of QRS common stock to be paid pursuant to the merger agreement to the median premiums paid in comparable all-stock transactions for 103 publicly traded U.S. companies, with transaction values below $500 million since January 1, 2002, as of one day, one week, one month, three months and six months prior to the announcement date of each transaction. The closing price per share of QRS common stock increased 22.8% between June 14, 2004 and September 2, 2004.

The following table presents the results of this analysis:

Premium As Of	QRS	Selected 103 All-Stock U.S. Transactions Median
One day prior to announcement	11.3%	22.4%
One week prior to announcement	9.0%	25.1%
One month prior to announcement	3.4%	24.7%
Three months prior to announcement	27.5%	24.9%
Six months prior to announcement	-7.9%	36.6%

No company utilized in the premiums paid analysis is identical to QRS, nor is any transaction identical to the merger. Therefore, a purely quantitative premiums paid analysis would not be dispositive in the context of the merger and an appropriate use of such analysis involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the value of the selected companies and QRS.

In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond QRS’ control. No company, transaction or business used in the analyses described above is identical to QRS or the proposed merger. Any estimates contained in Wachovia Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, to the holders of shares of QRS common stock, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, of the merger consideration to be received by such holders pursuant to the terms of the merger agreement and were conducted in connection with the delivery by Wachovia Securities of its oral opinion, which was subsequently confirmed in writing, dated September 2, 2004, to the QRS board of directors. Wachovia Securities’ analyses do not purport to be appraisals or to reflect the prices at which QRS common stock might actually trade. The consideration to be paid to holders of shares of QRS common stock in the merger agreement was determined through negotiations between QRS, Inovis, Inovis’ majority owners, members of QRS’ and Inovis’ senior management teams and their respective advisors, and was unanimously approved by the QRS board of directors.

Wachovia Securities did not recommend any specific consideration to the QRS board or that any given consideration constituted the only appropriate consideration for the merger.

Wachovia Securities’ opinion was one of the many factors taken into consideration by the QRS board of directors in making its determination to approve the merger. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the opinion of the QRS board of directors with respect to the value of QRS common stock or of whether the board would have been willing to agree to a different form of consideration.

Wachovia Securities, a trade name of Wachovia Capital Markets, LLC, is a nationally recognized investment banking and advisory firm and a subsidiary and affiliate of Wachovia Corporation. Wachovia Securities, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In connection with unrelated matters, Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) in the past have provided advisory and financial services to one or more of the majority owners of Inovis, as well as one or more of their respective principals or affiliates (including certain advisory and financial services) and may provide similar or other such services to, and maintain relationships with, Inovis, the majority owners of Inovis, as well as any of their respective principals or affiliates in the future. Additionally, in the ordinary course of its business, Wachovia Securities may trade in debt and equity securities of QRS (or related derivative securities) for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to a letter agreement, Wachovia Securities has been engaged to render certain financial advisory services to the QRS board of directors in connection with the transactions contemplated by the merger agreement. Pursuant to the terms of the letter agreement, Wachovia Securities will receive a fee for such services, the principal portion of which is payable upon consummation of the merger. QRS has also agreed to reimburse Wachovia Securities for its expenses incurred in performing its services and to indemnify Wachovia Securities and certain related parties against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Wachovia Securities’ engagement and any related transactions.

Interests of QRS Directors and Executive Officers in the Merger

Certain executive officers of QRS and certain members of QRS’ board of directors may be deemed to have interests in the merger that are different from or in addition to the interests of QRS stockholders generally. QRS’ board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. Described below are the interests of executive officers of QRS’ management and certain members of QRS’ board of directors.

Change of Control Agreements

QRS has entered into employment agreements with Elizabeth Fetter and David Cooper pursuant to which Ms. Fetter receives an annual base salary of $450,000 and target incentive compensation of $337,500 and Mr. Cooper receives an annual base salary of $275,000 and target incentive compensation of $137,500. Employment with QRS is at will, and either QRS or the officer may terminate the officer’s employment with or without cause and with or without notice. However, if the executive’s employment is terminated without cause or the executive resigns by reason of a material reduction in his or her duties and responsibilities, a material reduction in his or her base salary, benefits or target incentive compensation or a significant change in his or her principal place of employment within 12 months after the merger, then the executive will be entitled to receive the following payments:

•	Severance pay, payable in installments over a 9 month period (6 months for Mr. Cooper), in an amount equal to 2 times (1 times for Mr. Cooper) the rate of annual base salary and target incentive compensation in effect for the executive at the time of termination or resignation or, if greater, at the level in effect prior to the change in control transaction.

•	A pro-rata portion of the executive’s annual target incentive compensation, based upon the executive’s length of service during the calendar year of termination.

•	Payment of Ms. Fetter and Mr. Cooper’s COBRA payments at Inovis’ expense for 18 and 12 months, respectively, following their termination of employment.

In addition, Ms. Fetter’s and Mr. Cooper’s unvested stock options and share right awards will vest in full immediately prior to the merger, as described more fully below. In July 2004 Ms. Fetter and Mr. Cooper received a midyear bonus payment from QRS in the amount of $107,730 and $45,787, respectively. The merger agreement permits QRS to pay to each of Ms. Fetter and Mr. Cooper (i) an additional 2004 bonus not to exceed $683,100 and $269,500, respectively, with the actual amount to be determined primarily on the company’s success in attaining or surpassing the pre-established revenue and operating income targets for the year and with the balance to be based upon personal performance, all in accordance with the terms of the existing QRS 2004 bonus plan, or (ii) an additional pro-rated 2004 bonus in the event the executive is terminated after the consummation of the merger but before December 31, 2004. Such bonus payment, if any, will be in addition to the payments summarized above which would be received by Ms. Fetter and Mr. Cooper in the event their employment is terminated in connection with the merger.

In the event any of the payments made to Ms. Fetter or Mr. Cooper would constitute a parachute payment as defined in section 280G of the Internal Revenue Code (the “Code”) and would subject Ms. Fetter or Mr. Cooper to an excise tax under the Code, then Ms. Fetter or Mr. Cooper would be entitled to an additional payment which, when reduced by all taxes thereon, would provide her or him with sufficient cash to pay the amount of the excise tax owed on all such compensation.

QRS has entered into employment agreements with Ray Rike and James Rowley pursuant to which Mr. Rowley receives an annual base salary of $300,000 and target incentive compensation of $180,000 and Mr. Rike receives an annual base salary of $250,000 and target incentive compensation of $250,000. Employment with QRS is at will, and either QRS or the officer may terminate the officer’s employment with or without cause and with or without notice. However, if within 12 months after the merger the employment of either Mr. Rike or Mr. Rowley is terminated other than for cause or either of them resigns in connection with a material reduction in base salary, benefits or target incentive compensation, a material reduction in responsibilities or a material relocation of his principal place of employment, then the terminated individual will be entitled to receive (i) a severance payment equal to the amount of his annual base salary and target incentive compensation (at the level in effect at the time of such termination or resignation or, if greater, immediately prior to the merger), payable in installments over a 6-month period and (ii) payment of his COBRA expenses, at QRS’ expense, for a 12-month period. In addition, Mr. Rike and Mr. Rowley will be entitled to full acceleration of vesting of all unvested stock options and share right awards immediately prior to the merger, as described more fully below. In July 2004 Messrs. Rike and Rowley each received a midyear bonus payment from QRS in the amount of $63,750 and $57,240 respectively. The merger agreement permits QRS to pay to each of Messrs. Rike and Rowley (i) an additional 2004 bonus not to exceed $580,000 and $352,800, respectively, with the actual amount to be determined primarily on the company’s success in attaining or surpassing the pre-established revenue and operating income targets for the year and with the balance to be based upon personal performance, all in accordance with the terms of the existing QRS 2004 bonus plan, or (ii) an additional pro-rated 2004 bonus in the event the executive is terminated after the consummation of the merger but before December 31, 2004. Such bonus payment, if any, will be in addition to the amounts to be received by Messrs. Rike and Rowley pursuant to their QRS employment agreements in connection with a termination of their employment within twelve months after the merger.

Accelerated Vesting of Stock Options and Accelerated Restricted Share Right Awards

The QRS stock option plans provide that, in the event of a change of control, including the consummation of the merger, all stock options granted thereunder will become fully vested and immediately exercisable for all the option shares, unless assumed by the acquiring company in the merger. Inovis will not assume any of the outstanding QRS stock options, and, accordingly, the outstanding QRS stock options will fully vest immediately prior to the merger and then will terminate upon the merger to the extent they are not previously exercised. However, QRS is permitted by the merger agreement to amend options with an exercise price per share less than $7.00 so that, if outstanding immediately prior to the merger, those options will automatically be surrendered to QRS at the time of the merger in exchange for a payment equal to $7.00 in cash, without interest, less the option exercise price, multiplied by the number of shares subject to the option at the time of the merger, less applicable withholding taxes. Shares of QRS common stock issued pursuant to the exercise of QRS stock options prior to the effectiveness of the merger will also be converted into the right to $7.00 in cash, without interest.

In addition, QRS has granted restricted share rights to certain of its directors and executive officers. These outstanding restricted share rights entitle the holders to receive shares of QRS common stock reserved under the QRS 1993 Stock Option/Stock Issuance Plan, as amended, upon the completion of service-based vesting requirements. However, these outstanding restricted share rights will vest in full on an accelerated basis and the underlying shares of QRS common stock will be issued to the holders immediately prior to the merger, which will be converted into the right to receive $7.00 in cash, without interest, less applicable withholding taxes.

The following stock option table identifies, for the executive officers and directors of QRS as of September 15, 2004, the aggregate number of vested and unvested shares subject to outstanding QRS stock options with an exercise price per share of less than $7.00 that contain the acceleration of vesting benefits described above and the weighted-average exercise price of the unvested portion of such outstanding stock options. As indicated, all unvested options will vest in full immediately prior to the merger.

Number of QRS Shares Underlying Unexercised In The Money Options

Name	Vested	Unvested	Weighted Average Exercise Price of Unvested Options with an Exercise Price less than $7.00 per Share *
Elizabeth A. Fetter	38,750	141,250	$5.35
David Cooper, Jr.	0	10,000	5.40
Ray Rike	39,582	70,418	6.08
James Rowley	12,916	37,084	5.47
Charles Crovitz	0	10,000	5.35
John P. Dougall	17,500	10,000	5.35
Patrick S. Jones	10,000	10,000	5.35
Garth Saloner	17,500	10,000	5.35
Jeremiah J. Sullivan	7,812	7,188	5.34
Terry R. Peets	7,500	17,500	5.05

*	The weighted average exercise prices for each officer’s and director’s in-the-money vested option shares range from $4.64 to $6.22.

The following restricted share rights table identifies, for the executive officers and directors of QRS as of September 15, 2004, the aggregate number of vested and unvested shares of QRS common stock subject to the QRS restricted share right awards and the estimated market value of the vested and unvested shares subject to such restricted share right awards, based upon the merger consideration of $7.00 per share, without interest. As indicated, all outstanding restricted share right awards will vest in full immediately prior to the merger.

Number of Restricted Share Rights

Name	Vested	Unvested	Market Value based on Merger Consideration
Elizabeth A. Fetter	31,248	118,336	$1,047,088
David Cooper, Jr.	0	58,500	$409,500
Ray Rike	0	18,500	$129,500
James Rowley	0	48,500	$339,500
Garth Saloner	0	20,000	$140,000

Golden Parachute Payments

The acceleration of the vesting of stock options and share right awards in connection with the merger, together with any other payment contingent upon or made to an officer in connection with the merger, such as severance benefits upon his or her subsequent termination of employment, may result in an “excess parachute payments” as defined in Section 280G of the Code. Excess parachute payments are not deductible in accordance with Section 280G. As a result, neither QRS or Inovis will be entitled to a tax deduction for any amounts determined to be excess parachute payments. The amount of the lost deduction will depend on the value of the shares as a result of the merger, the number of option shares or share right awards which vest on an accelerated basis in connection with the merger, and the portion of any other payments or benefits deemed to be an excess parachute payment. In the event that payments or benefits to Ms. Fetter or Mr. Cooper would result in either of them having to pay an excise tax on any excess parachute payment under the Code, QRS would be required to make an additional payment that, on an after-tax basis, would equal the excise tax owed, and that payment would also be non-deductible for tax purposes.

Indemnification and Directors’ and Officers’ Liability Insurance

Under the merger agreement, QRS, as the surviving corporation in the merger, has agreed to indemnify the directors and officers of QRS to the full extent permitted by law following the merger. QRS has also agreed to honor QRS’ obligations under the indemnification agreements between QRS and its officers and directors in effect before the merger and any indemnification provisions of QRS’ certificate of incorporation and bylaws.

Prior to effectiveness of the merger, Inovis will obtain a binding commitment for an insurance policy covering directors’ and officers’ liability, including employment practices and securities liability, for a period of six years for persons who were directors or officers of QRS prior to the merger for the actions taken by such directors and officers in their capacities as directors and officers of QRS prior to the merger. The policy will provide for terms and conditions no less advantageous to the covered officers and directors than the terms and conditions of the policies QRS maintained on September 2, 2004; provided, however, that Inovis will not be required to expend in excess of 200% of the current annual premium paid by QRS for such policies maintained by QRS on September 2, 2004.

Warrant

Dr. Garth Saloner, the Chairman of the QRS board of directors, holds a warrant to purchase 28,476 shares of QRS common stock at $11.0625 per share. Under the terms of Dr. Saloner’s warrant, the warrant will become fully vested and exercisable immediately prior to the merger, and will terminate in accordance with its terms if not exercised prior to the effective time of the merger. Because the exercise price of Dr. Saloner’s warrant is greater than the per share merger consideration being paid in the merger, it is expected that Dr. Saloner’s warrant will terminate without the payment of consideration. Dr. Saloner’s warrant expires in any event on January 31, 2005.

Appraisal Rights

Under Section 262 of the Delaware General Corporation Law (the “DGCL”), any holder of QRS common stock who does not wish to accept the $7.00 per share merger consideration may dissent from the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of his or her shares (exclusive of any element of value arising from the accomplishment or expectation of the merger), and receive payment of fair value in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL, which we have attached to this document as Annex D. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder” are to the record holder of the shares of QRS common stock who asserts appraisal rights.

Under Section 262 of the DGCL, when a merger agreement is submitted for adoption at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This document constitutes the notice. Any holder of QRS common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Annex D carefully. Failure to comply with the procedures of Section 262 of the DGCL, in a timely and proper manner, will result in the loss of appraisal rights.

Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

•	The stockholder must NOT vote in favor of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST the merger agreement or ABSTAIN.

•	The stockholder must deliver to QRS a written demand for appraisal BEFORE the vote on the merger agreement at the special meeting.

•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger.

•	The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of QRS common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must specify the stockholder’s name and mailing address, the number of shares of QRS common stock owned and that the stockholder intends to demand appraisal of his or her QRS common stock. Stockholders who hold their shares in brokerage accounts or other nominee forms, and who wish to exercise appraisal rights, should consult with their brokers to determine the appropriate procedures for the nominee holder to make a demand for appraisal of those shares. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to: Corporate Secretary, QRS Corporation, 1400 Marina Way South, Richmond, CA 94804.

If we complete the merger, we will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each of our former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of QRS common stock held by all dissenting stockholders. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Under the merger agreement, we have agreed to give Inovis prompt notice of any demands for appraisal that we receive and any withdrawals of those demands. Inovis will have the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. QRS will not, except with the prior written consent of Inovis, settle, offer to settle or make any payment with respect to any demands for appraisal.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which QRS has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding against the stockholder. The Delaware Court of Chancery will thereafter determine the fair value of the shares of QRS common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $7.00 merger consideration.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be subject to such conditions as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

Material U.S. Federal Income Tax Consequences of the Merger

General

The following general discussion summarizes the material United States federal income tax consequences of the merger to holders of QRS common stock who are “United States persons,” as defined for United States federal income tax purposes and who hold their QRS common stock as a capital asset within the meaning of Section 1221 of the Code. For United States federal income tax purposes, a “United States person” is:

•	a United States citizen or resident alien as determined under the Code;

•	a corporation (as defined in the Code) that is organized under the laws of the United States, any state or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its substantial decisions or (ii) it has a valid election in effect under applicable treasury regulations to be treated as a United States person.

The term “non-United States person” means a person or holder other than a “United States person.”

This section does not discuss all of the United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	stockholders who are “non-United States persons;”

•	expatriates;

•	stockholders that have a functional currency other than the United States dollar;

•	banks, financial institutions or insurance companies;

•	stockholders who acquired QRS common stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•	stockholders who hold QRS common stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale;

•	stockholders who acquired their shares through QRS’ 401(k) plan, deferred compensation plan or other retirement plan; or

•	stockholders whose QRS common stock is “qualified small business stock” for purposes of Section 1202 of the Code.

This discussion is based upon the Code, laws, regulations, rulings and decisions in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the merger under state, local and foreign laws or under United States federal tax law other than income tax law and does not address the tax consequences to holders of QRS common stock who exercise appraisal rights and/or dissenter’s rights under Delaware law.

The receipt of cash in the merger by a United States person holding QRS common stock will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for United States federal income tax purposes, a United States person holding shares of QRS common stock will recognize gain or loss equal to the difference between the amount of cash received in exchange for such shares in the merger and the stockholder’s adjusted tax basis in such shares. If the holding period in the shares of QRS common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations. If you acquired different blocks of our stock at different times or different prices, you must determine your tax basis and holding period separately with respect to each block of our stock.

Backup Withholding

If you are a non-corporate holder of QRS common stock you may be subject to information reporting and a 28% backup withholding on the cash merger consideration received in exchange for QRS common stock. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger (or the appropriate Form W-8, as applicable); or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. QRS stockholders are urged to consult their own tax advisers as to the specific consequences of the merger to them, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effects of any proposed changes in the tax laws.

Regulatory Matters

On September 16, 2004, Inovis and QRS made the required filings concerning the merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which prevents transactions such as the merger from being completed until required information and materials are furnished to those federal agencies and specified waiting periods are terminated or expire. The waiting period will expire on October 16, 2004, unless a request is made for additional information or documentary material or the waiting period is earlier terminated.

Either agency may challenge the merger on antitrust grounds notwithstanding expiration or early termination of the Hart-Scott-Rodino Act waiting period. Additionally, at any time before or after the completion of the merger, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

Inovis and QRS conduct operations in a number of foreign countries, some of which have notification requirements applicable to mergers of this kind. Inovis and QRS, however, have determined that no such notifications are required in this transaction. Other than compliance with the Hart-Scott-Rodino Act, we do not believe any other regulatory filings are required in connection with the merger.

Delisting and De-registration of QRS Common Stock After the Merger

When the merger is completed, QRS common stock will be delisted from the Nasdaq National Market and de-registered under the Securities Exchange Act of 1934, as amended.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this document as Annex A and is incorporated by reference into this document, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement, because it is the legal document that governs the merger.

The Merger

Generally

The merger agreement provides that at the closing of the merger, EDI Merger Corp., a wholly-owned subsidiary of Inovis, will be merged with and into QRS. Upon completion of the merger, QRS will continue as the surviving corporation and will be a wholly-owned subsidiary of Inovis.

Directors and Officers of the Surviving Corporation after the Merger

The directors and officers of the surviving corporation will be the directors and officers of EDI Merger Corp. immediately prior to the effective time of the merger.

Manner and Basis of Converting Shares of QRS Common Stock into the Merger Consideration

Under the terms of the merger agreement, upon completion of the merger, each share of QRS common stock will be converted into the right to receive $7.00 in cash, without interest.

Completion and Effectiveness of the Merger

We intend to complete the merger no later than two (2) business days after all of the conditions to completion of the merger contained in the merger agreement described in the section entitled “The Merger Agreement – Conditions to Completion of the Merger” beginning on page 47 of this document are satisfied or waived, including adoption of the merger agreement and approval of the merger by the stockholders of QRS. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or such later time as Inovis and QRS agree and set forth in the certificate of merger.

We are working to complete the merger as quickly as possible. We currently plan to complete the merger during the fourth quarter of 2004. However, we cannot predict the exact timing because completion of the merger is subject to governmental and regulatory approvals and other conditions.

Treatment of QRS Capital Stock and Options

Under the terms of the merger agreement, Inovis and QRS have agreed that each share of QRS common stock will be converted into the right to receive $7.00 in cash, without interest.

In connection with the merger, QRS’ capital stock will be affected as follows:

•	each share of QRS common stock held by QRS or any of its direct or indirect wholly-owned subsidiaries immediately prior to the merger will be automatically canceled, and none of QRS or any of its direct or indirect wholly-owned subsidiaries will receive any consideration in exchange for those shares;

•	each share of QRS common stock outstanding immediately prior to the effective time of the merger will be canceled and shall cease to exist, and shall automatically be converted into the right to receive $7.00 in cash, without interest, upon surrender of the certificate representing such share of QRS common stock in the manner provided in the merger agreement;

•	none of the outstanding options to purchase shares of QRS common stock granted under the QRS 1993 Stock Option/Stock Issuance Plan, as amended, or its 1997 Special Non-Officer Stock Option Plan (the “QRS Option Plans”) will be assumed by Inovis. Accordingly, under the terms of the QRS Option Plans, each outstanding option will fully vest and become exercisable for all the option shares immediately prior to the merger, and will terminate if not exercised prior to the merger. Under the terms of the merger agreement, QRS is permitted to amend all outstanding “in the money” options to provide each optionee with the right to surrender the option to QRS, immediately prior to the merger, in exchange for a cash distribution equal to the excess of (i) $7.00, multiplied by the number of shares of QRS stock subject to the option at the time of the merger, over (ii) the aggregate exercise price payable for those shares, less all applicable withholding taxes;

•	any outstanding restricted share right awards held by QRS personnel and directors under the QRS Option Plans will vest in full immediately prior to the merger, and the underlying shares of QRS common stock will be issued immediately and converted into the right to receive $7.00 in cash, without interest, less applicable withholding taxes, upon the consummation of the merger;

•	none of the outstanding QRS warrants will be assumed by Inovis. Accordingly, under the terms of these warrants, each outstanding warrant will become fully vested and exercisable immediately prior to the merger, and will terminate in accordance with their terms. Because the exercise price of the warrants is greater than the per share merger consideration being paid in the merger, it is expected that the warrants will terminate without the payment of consideration; and

•	each issued and outstanding share of common stock of EDI Merger Corp. will be converted into one fully paid and non-assessable share of QRS, the surviving corporation, after the merger.

Exchange of QRS Stock Certificates for the Merger Consideration

General

Promptly following completion of the merger, the exchange agent for the merger will mail to each holder of QRS common stock on the record date a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for the merger consideration. Only those holders of QRS common stock who properly surrender their QRS stock certificates in accordance with the exchange agent’s instructions will receive the merger consideration. The surrendered certificates representing QRS common stock will be canceled. After the effective time of the merger, each certificate representing shares of QRS common stock that has not been surrendered will represent only the right to receive the merger consideration. Following the completion of the merger, QRS will not register any transfers of QRS common stock on its stock transfer books. At or prior to the effective time of the merger, QRS is required to deposit not less than $15,000,000 with the exchange agent for the purposes of paying the merger consideration.

Holders of QRS common stock should not send in their QRS stock certificates until they receive a letter of transmittal from the exchange agent for the merger, with instructions for the surrender of QRS stock certificates.

Transfers of Ownership and Lost Stock Certificates

Inovis will only pay the merger consideration to someone other than the name in which a surrendered QRS stock certificate is registered, if the person requesting such payment presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If a QRS stock certificate is lost, stolen or destroyed, the owner of the shares represented by such certificate may need to deliver an affidavit and/or bond prior to receiving the merger consideration.

Representations and Warranties

QRS makes a number of customary representations and warranties in the merger agreement regarding aspects of its business, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters:

•	Organization, Standing and Corporate Power;

•	Subsidiaries;

•	Capital Structure;

•	Authority; Noncontravention;

•	SEC Documents; Financial Statements; Nasdaq Compliance;

•	Absence of Certain Changes or Events;

•	Absence of Litigation; Investigations;

•	Compliance with Applicable Laws;

•	Contracts;

•	Employee Benefits Matters;

•	Taxes;

•	Intellectual Property;

•	No Restrictions on Business;

•	Opinion of Financial Advisor;

•	Sale of Products; Performance of Services;

•	Environmental Matters;

•	Absence of Changes in Benefits Plans; Employment Matters;

•	Labor Matters;

•	Title to Properties;

•	Insurance; and

•	Broker Fees.

The merger agreement contains limited customary representations and warranties made by Inovis, including with respect to the availability of financing and the receipt of financing commitment letters from each of the Inovis Investors to finance under certain circumstances a portion of the merger consideration.

The representations and warranties of Inovis and QRS contained in the merger agreement expire upon completion of the merger. The representations and warranties in the merger agreement are complicated, are not identical as between QRS and Inovis and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub.”

Any reference to a “material adverse effect” on QRS means any change, development, event, effect or occurrence that, individually or taken in the aggregate, is material and adverse to (1) the business, condition (financial or otherwise) or results of operations of QRS and its subsidiaries taken as a whole or (2) the ability of QRS to consummate the merger or any of the other transactions contemplated by the merger agreement.

However, a “material adverse effect” will not include any change, development, event, effect or occurrence resulting from:

•	any of the following, if they do not have a materially disproportionate effect on QRS (relative to other companies in QRS’ industry):

•	any changes that generally affect the industries in which QRS operates;

•	any changes in general economic, financial, political, market or regulatory conditions; or

•	an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing, in each case, whether occurring within or outside the United States;

•	any changes or effects, including any disruption of customer, employee, supplier or other similar relationships, arising out of, or attributable to, the public announcement or pendency of the merger or the transactions contemplated by the merger agreement;

•	any changes arising out of, or attributable to, a material breach of the merger agreement by Inovis;

•	any changes required by any change in applicable accounting requirements or principles, or applicable laws, rules or regulations;

•	any loss of QRS employees or changes arising out of, or attributable to the loss of, QRS employees; and

•	any changes resulting from compliance with the terms of, or the taking of any action required by, the merger agreement.

In addition, any change in QRS’ stock price or trading volume, or any failure of QRS to meet its internal financial projections or published analysts’ forecasts relating to it shall not, in and of itself, be deemed to constitute a “material adverse effect” on QRS.

Conduct of QRS’ Business Before Completion of the Merger

Under the merger agreement, QRS has agreed on behalf of itself and its subsidiaries that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Inovis consents in writing, it will:

•	operate its business in the ordinary course, consistent with the manner previously conducted prior to entering into the merger agreement; and

•	use its commercially reasonable efforts to preserve intact its business relationships with customers and other third parties, and keep available the service of its current officers and employees.

Under the merger agreement, QRS has also agreed that, except as otherwise expressly provided in the merger agreement or as consented to by Inovis (which consent shall not be unreasonably withheld or delayed), QRS will not, and will not cause any of its subsidiaries to, until the earlier of the completion of the merger or termination of the merger agreement:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock;

•	purchase, redeem or otherwise acquire any shares of capital stock or any other securities of QRS or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, or take any action to accelerate any vesting provisions of any such shares or securities, other than (i) the repurchase of unvested shares of QRS common stock, at the original price paid per share, from employees, consultants or directors upon the termination of their service relationship with QRS or any subsidiary or (ii) any required action to effect the vesting acceleration contemplated by any contract existing on September 2, 2004;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any of its other securities;

•	issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or any stock appreciation rights or other rights that are linked in any way to the price of QRS common stock or in any way alter the capitalization structure of QRS or any of its subsidiaries existing on September 2, 2004 (other than the issuance of shares of QRS common stock upon the exercise of options outstanding as of September 2, 2004 pursuant to their terms as in effect on September 2, 2004 or as a result of the transactions contemplated under the merger agreement);

•	amend its certificate of incorporation or bylaws (or similar organizational documents of any subsidiary);

•	effect any merger, consolidation, or business combination;

•	adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of QRS or any of its subsidiaries or otherwise permit their respective corporate existences to be suspended, lapsed or revoked;

•	directly or indirectly, sell, lease, sell and leaseback, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets or any interest therein, other than (i) in the ordinary course of business consistent with past practice, (ii) any liens for taxes not yet due and payable or being contested in good faith and (iii) such mechanics’ and similar liens, if any, as do not materially detract from the value of any such properties or assets;

•	either (i) repurchase, prepay or incur any indebtedness or assume, guarantee or endorse any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of QRS or any of its subsidiaries, except for borrowings incurred in the ordinary course of business consistent with past practice or transactions between QRS and Inovis or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than QRS or any direct or indirect wholly-owned subsidiary of QRS;

•	enter into, modify, amend or terminate (i) any contract which if so entered into, modified, amended or terminated would (A) have a material adverse effect on QRS, (B) impair in any material respect the ability of QRS to perform its obligations under the merger agreement or (C) prevent or materially delay the consummation of the transactions contemplated by the merger agreement or (ii) except in the ordinary course of business consistent with past practice, any contracts specified as a “Listed Contract” in the merger agreement;

•	either (i) purchase, acquire, lease or license-in any material assets in any single transaction or series of related transactions having a fair market value in excess of $200,000, (ii) sell, transfer or otherwise dispose of any material assets other than sales of its products and other non-exclusive licenses of software in the ordinary course of business consistent with past practice, (iii) enter into any exclusive license, distribution, marketing or sales agreements, (iv) enter into any commitments to any person to develop software without charge, (v) sell, transfer or otherwise dispose of any QRS-owned intellectual property other than in connection with sales of its products and non-exclusive licenses in the ordinary course of business consistent with past practice, (vi) terminate any material software development project that is currently ongoing, unless pursuant to the terms of an existing contract with a customer or (vii) grant “most favored customer” pricing to any person other than in the ordinary course of business consistent with past practice;

•

either (i) except as otherwise contemplated by the merger agreement or as required to comply with applicable law, rule or regulation or any contract or benefit plans existing on the date of the merger agreement, pay any material benefit not provided for as of the date of the merger agreement under any contract or benefit plan, (ii) enter into, modify, amend or terminate any benefit plan or (iii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of QRS or any subsidiary thereof;

•	maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice in any material respect;

•	except as required by generally accepted accounting principles, revalue any of its material assets or make any changes in accounting methods, principles or practices;

•	make or rescind any material election relating to taxes or settle or compromise any material tax liability or enter into any closing or other agreement with any tax authority with respect to any material tax liability, or file or cause to be filed any material amended tax return, file or cause to be filed any claim for material refund of taxes previously paid, or agree to an extension of a statute of limitations with respect to the assessment or determination of taxes;

•	fail to file any material tax returns when due, fail to cause such tax returns when filed to be materially true, correct and complete, prepare or fail to file any tax return in a manner inconsistent with past practices in preparing or filing similar tax returns in prior periods or, on any such tax return of QRS, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods, in each case, except to the extent required by applicable legal requirements, or fail to pay any material taxes when due;

•	effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, affecting in whole or in part any site of employment, facility, operating unit or employee of QRS or any of its subsidiaries; and

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

However, QRS may, between the date of the merger agreement and the effective time of the merger, after providing notice to Inovis, in QRS’ sole discretion and without the consent of Inovis, comply with its legally binding obligations outstanding as of September 2, 2004 which have been either provided to Inovis or disclosed in documents filed by QRS with the SEC in accordance with the terms of such agreements.

Limitation on QRS’ Ability to Consider Other Acquisition Proposals

Under the terms of the merger agreement, subject to certain exceptions described below, QRS has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their respective directors, officers, or employees or any financial advisor, attorney, accountant or other advisor or representative retained by any of them, to, directly or indirectly:

•	solicit, initiate, or facilitate any takeover proposal by a third party, or the making of any proposal that constitutes a takeover proposal of the type described below; or

•	enter into, continue or otherwise participate in any negotiations regarding, or furnish to any person any nonpublic information regarding QRS or any of its subsidiaries or provide access to QRS’ properties, books or records to any third party (other than Inovis, EDI Merger Corp. and their respective officers, directors, employees, agents and advisors) with respect to, a takeover proposal.

As defined in the merger agreement, a “takeover proposal” is any proposal or offer from any person relating to any direct or indirect acquisition, in one transaction or series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, with respect to QRS that would result in any of the following:

•	the acquisition by any person or group of a 35% or greater interest in the outstanding shares of common stock, or capital stock of, or other outstanding equity or voting securities of QRS; or

•	any acquisition of all or substantially all of QRS’ and its subsidiaries’ assets, properties and business.

Under the merger agreement, QRS agreed to cease all existing discussions or negotiations with any parties conducted prior to that date with respect to any takeover proposal. Further, QRS agreed, except as otherwise permitted under the merger agreement and described below, that its board of directors could not propose to withdraw, amend, change or modify its recommendation of the merger agreement and the merger, or to approve or recommend, or propose to publicly approve or recommend a takeover proposal.

Notwithstanding the prohibitions described above, if prior to obtaining QRS’ stockholder adoption of the merger agreement, QRS receives an unsolicited takeover proposal, and (1) QRS’ board of directors determines that the takeover proposal constitutes or is reasonably likely to lead to a “superior proposal” or (2) failure to take any of the following actions would be inconsistent with the fiduciary duties of QRS’ board of directors, then QRS may:

•	furnish information about QRS and its subsidiaries to the third party and its representatives making the takeover proposal under an executed confidentiality agreement on terms materially no less favorable than the confidentiality agreement between Inovis and QRS, or participate in discussions or negotiations with the third party and its representatives regarding such a takeover proposal; and

•	enter into a binding written agreement providing for the implementation of a superior proposal if QRS, after approval by its board of directors, elects to terminate the merger agreement with Inovis and enter into such a written agreement and is not under breach of the obligations described above.

For the purposes of the foregoing, a takeover proposal is a “superior proposal” if QRS’ board of directors determines in good faith, after consultation with its outside independent financial advisors of nationally recognized reputation, is more favorable to QRS’ stockholders from a financial point of view than the merger with Inovis, taking into account all the terms and conditions of such proposal, the likelihood of completion of such transaction, and the financial, regulatory, legal and any other aspects of such proposal.

Employee Benefits for QRS Employees

Following the completion of the merger, Inovis agreed to cause QRS, as a subsidiary of Inovis, to continue to honor, in accordance with their terms, existing employment and other specified agreements between QRS and its employees. Additionally, if Inovis terminates any of QRS’ benefit plans within two years of the merger, it is required to include QRS employees in the corresponding employee benefit and compensation arrangements of Inovis on the same basis as Inovis provides such arrangements to its similarly situated employees under Inovis’ applicable benefits plans. QRS employees will be granted coverage for pre-existing health conditions and prior credit for service, including credit for prepaid deductibles, co-payments or other out-of-pocket costs, with QRS, as Inovis’ similarly situated employees are eligible to participate for purposes of eligibility and vesting under their applicable benefit plans. For purposes of eligibility, vesting and benefit accrual for QRS’ employees under Inovis’ applicable benefit plans, service by QRS employees will be taken into account to the same extent as if such service had been performed for Inovis, but Inovis is not required to include any QRS employee in its plans prior to the completion of the merger, to take more than commercially reasonable efforts to accomplish this, or to incur material additional costs to implement this transition. Inovis agreed that limitations as to pre-existing conditions, exclusions and waiting periods would be waived, other than such limitations already in existence. QRS has agreed that it will take all action necessary to terminate all of its 401(k) plans or other defined contribution retirement plans or employee stock purchase plans prior to the effective time of the merger.

QRS Directors’ and Officers’ Liability Insurance

Prior to the completion of the merger, Inovis agreed to cause the surviving entity to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by QRS’ directors’ and officers’ liability insurance policy for six years after the completion of the merger on comparable terms to the existing policy by purchasing a tail policy. It was agreed by Inovis and QRS that the cost of such six-year tail policy would not exceed 200% of QRS’ current annual premium as of September 2, 2004 and if the cost was greater than this amount, only the coverage available for this amount should be obtained.

Conditions to Completion of the Merger

The respective obligations of Inovis and EDI Merger Corp., on the one hand, and QRS, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•	the merger agreement shall have been adopted by the holders of a majority of the outstanding shares of common stock of QRS;

•	the waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Act and under any other legal requirement of any governmental entity shall have expired or been terminated, and no governmental entity is continuing to investigate the merger and no governmental entity or third party is seeking to challenge the merger administratively or in court. Any requirements of other jurisdictions or governmental entities applicable to the merger shall have been satisfied, unless the failure of such requirements to be satisfied would not have a material adverse effect on QRS or Inovis, as applicable; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the merger shall be in effect.

QRS’ obligation to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties of Inovis and EDI Merger Corp. in the merger agreement are true and correct as of the closing date of the merger (without regard to the terms “material,” “materiality” or “material adverse effect”) such that, in the aggregate, the effect of any inaccuracies in such representations and warranties would not have a “material adverse effect” on Inovis (provided that those representations and warranties that address matters only as of a particular date shall be true and correct as of such date) and QRS has been provided with a certificate executed on behalf of Inovis and EDI Merger Corp. by their respective Chief Executive Officer or Chief Financial Officer certifying to that effect;

•	the obligations or covenants required to be performed by Inovis and EDI Merger Corp. at or prior to the completion of the merger have been performed in all material respects, and QRS has been provided with a certificate executed on behalf of Inovis and EDI Merger Corp. by their respective Chief Executive Officer or Chief Financial Officer certifying to that effect; and

•	Inovis shall have obtained a binding commitment for six years of continuing QRS’ directors’ and officers’ liability insurance to the extent required by the merger agreement.

Inovis’ and EDI Merger Corp.’s obligation to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties of QRS in the merger agreement are true and correct as of the closing date of the merger (without regard to the terms “material,” “materiality” or “material adverse effect”) such that, in the aggregate, the effect of any inaccuracies in such representations and warranties would not have a “material adverse effect” on QRS (provided that those representations and warranties that address matters only as of a particular date shall be true and correct as of such date) and Inovis has been provided with a certificate executed on behalf of QRS by its Chief Executive Officer or Chief Financial Officer certifying to that effect;

•	the obligations or covenants required to be performed by QRS at or prior to the completion of the merger shall have been performed in all material respects, and Inovis has been provided with a certificate executed on behalf of QRS by its Chief Executive Officer or Chief Financial Officer certifying to that effect;

•	there shall not have occurred any material adverse effect on QRS since the date of the merger agreement; and

•	the total number of dissenting shares in the merger shall be less than 25% of the issued and outstanding shares of QRS common stock.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned prior to completion of the merger, whether before or after the adoption of the merger agreement by QRS stockholders:

•	by mutual written consent of Inovis and QRS;

•	by Inovis or QRS if:

•	the merger is not completed by February 28, 2005, or March 31, 2005 if the merger has not been completed as a result of a failure to obtain required antitrust approvals, and all the other conditions of the merger agreement have been satisfied or waived or are capable of being satisfied, except that this right to terminate the merger agreement is not available to any party whose action or failure to fulfill any of its obligations under the merger agreement has been a principal reason for the failure of the merger to occur on or before February 28, 2005 or March 31, 2005, if extended;

•	there is any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court or any legal restraint or prohibition that has the effect of preventing the merger; or

•	the proposal to adopt the merger agreement and approve the merger fails to receive the requisite affirmative vote by QRS stockholders at the QRS special meeting of stockholders.

•	by Inovis upon a breach of any representation, warranty, covenant or agreement in the merger agreement on the part of QRS or if any representation or warranty of QRS has become untrue so that the condition to the completion of the merger regarding QRS’ representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by QRS, then Inovis may not terminate the merger agreement for 30 days after its delivery of written notice to QRS of the breach. If the breach is cured during those 30 days or if Inovis is in material breach of any of its representations, warranties, covenants or other agreements in the merger agreement, Inovis may not exercise this termination right;

•	by Inovis if any of the following “triggering events” occur with respect to QRS and Inovis is not in material breach of any of its representations, warranties, covenants or other agreements in the merger agreement, which would cause the condition to the completion of the merger regarding Inovis’ representations and warranties or covenants to not be met and which are not cured within 30 days after delivery of written notice by QRS to Inovis:

•	QRS’ board of directors fails to recommend that the QRS stockholders adopt the merger agreement, or withdraws or modifies such recommendation in a manner adverse to Inovis;

•	QRS fails to include in this document the board of directors’ recommendation above or a statement to the effect that QRS’ board of directors has determined and believes that the merger is in the best interests of QRS and its stockholders;

•	QRS’ board of directors approves, endorses or recommends any takeover proposal of the type described in the section entitled “The Merger Agreement – Limitation on QRS’ Ability to Consider Other Acquisition Proposals” beginning on page 45 of this document;

•	a tender or exchange offer relating to QRS’ securities is commenced by a third party, and QRS does not send to its stockholders, within 10 business days after the tender or exchange offer is commenced, a statement disclosing that its board of directors recommends the rejection of the tender or exchange offer;

•	QRS willfully and materially breaches its obligations regarding not soliciting any takeover proposal described in the section entitled “The Merger Agreement – Limitation on QRS’ Ability to Consider Other Acquisition Proposals” beginning on page 45 of this document; or

•	QRS resolves, agrees or proposes publicly to take any of the preceding actions in response to any takeover proposal;

•	by QRS upon a breach of any representation, warranty, covenant or agreement in the merger agreement on the part of Inovis, or if any representation or warranty of Inovis has become untrue so that the condition to completion of the merger regarding Inovis’ representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by Inovis, then QRS may not terminate the merger agreement for 30 days after delivery of written notice from QRS to Inovis of the breach. If the breach is cured during those 30 days or if QRS is in material breach of any of its representations, warranties, covenants or other agreement in the merger agreement, QRS may not exercise this termination right; or

•	by QRS if it is not in breach of its obligations to not solicit takeover proposals from third parties, and QRS’ board of directors has authorized QRS to enter into a binding written agreement concerning a transaction that constitutes a superior proposal to Inovis’ proposed merger, provided, that prior to such termination (1) QRS must give Inovis four business days prior notice of the pending termination, together with a copy of the most current version of the agreement relating to the superior proposal, (2) Inovis must not have made, within three business day, a new proposal which is superior to the superior proposal that QRS is intending to accept, and (3) QRS pays the termination fee in connection with the termination of the Inovis merger agreement described below.

Termination Fee; Expenses

Under the terms of the merger agreement, except as set forth below, all fees, costs and expenses incurred in connection with the merger, the merger agreement and the consummation of the transactions contemplated by the merger agreement, but not including the termination fee described below, shall be paid by the party incurring the fees, costs and expenses; provided, that both parties will share equally in the fees and expenses associated with the filing of this document with the SEC, and Inovis has agreed to pay the filing costs for the Hart-Scott-Rodino Act filings and any other antitrust or competition law filings.

In addition, QRS has agreed to pay to Inovis a cash termination fee of $3,750,000 if the merger agreement is terminated:

•	by Inovis due to the occurrence of a QRS triggering event, if at such time there is a takeover proposal which has been publicly announced, commenced or otherwise becomes publicly known, or any person has publicly announced an intention to make a takeover proposal (and such takeover proposal has not been withdrawn) and such transaction is entered into within six months following the termination of the merger agreement (See the section entitled “The Merger Agreement – Termination of the Merger Agreement” beginning on page 48 of this document for further descriptions of QRS “triggering events”);

•	by QRS in order to enable it to enter into a written agreement with a third party concerning a superior proposal as described in the section entitled “The Merger Agreement – Limitation on QRS’ Ability to Consider Other Acquisition Proposals” beginning on page 45 of this document;

•	by QRS due to the fact that the merger is not completed by February 28, 2005, or March 31, 2005 if the merger has not been completed as a result of a failure to obtain required antitrust approvals, and all the other conditions of the merger agreement have been satisfied or waived or are capable of being satisfied, if at such time there is a takeover proposal which has been publicly announced, commenced or otherwise becomes publicly known, or any person has publicly announced an intention to make a takeover proposal (and such takeover proposal has not been withdrawn); or

•	by QRS or Inovis, due to the failure of QRS stockholders to approve the merger with Inovis or after the QRS stockholder approval of the merger has not been obtained, if at such time there is a takeover proposal which has been publicly announced, commenced or otherwise becomes publicly known, or any person has publicly announced an intention to make a takeover proposal (and such takeover proposal has not been withdrawn).

This termination fee must be paid, in the first case, at closing of the takeover proposal by a third party consummated after a QRS triggering event or, in the later cases, at the time of termination of the merger agreement.

In addition, if either Inovis or QRS terminates the merger agreement due to the fact that QRS stockholder approval of the merger has not been obtained, or if QRS stockholder approval of the merger is not otherwise obtained and the agreement is terminated, and the termination fee described above is not otherwise payable, then QRS must reimburse Inovis and its affiliates for their fees and expenses incurred in connection with the merger up to a maximum amount of $1,500,000. This payment is due at the time the merger agreement is terminated.

Amendment and Waiver

Inovis and QRS may amend the merger agreement before completion of the merger by mutual written consent, except that after QRS’ stockholders adopt the merger agreement, no further amendment may be made without QRS stockholder approval if such approval would be required by applicable law.

Either Inovis or QRS may, to the extent legally allowed, extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and, subject to the preceding paragraph, waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

THE VOTING AGREEMENTS

Effective on September 2, 2004, the following directors and executive officers of QRS, holding an aggregate of 82,827 shares of QRS common stock which were outstanding as of September 2, 2004, which represents less than 1% of the outstanding shares of QRS common stock, entered into voting agreements with Inovis:

•	David Cooper, Jr.
•	Charles K. Crovitz
•	John P. Dougall
•	Elizabeth A. Fetter
•	Patrick S. Jones
•	Terry R. Peets
•	Ray Rike
•	James Rowley
•	Garth Saloner
•	Jeremiah J. Sullivan

Holders of a majority of the outstanding shares of QRS common stock must vote in favor of the merger agreement in order for it to be adopted and the merger in order for it to be approved.

The following is a description of the material terms of the voting agreements. The complete form of the voting agreements is attached as Annex B to this document and is incorporated into this document by reference. All QRS stockholders are urged to read the form of the voting agreements carefully and in its entirety.

Under the QRS voting agreements, the executive officers and directors of QRS, in their capacity as QRS stockholders, agreed to vote, or cause the record holders of their QRS securities to vote, the common stock of

QRS beneficially owned by them as of September 2, 2004, and any other securities of QRS that become beneficially owned by them after September 2, 2004, in the following manner:

•	in favor of the adoption of the merger agreement, and the transactions contemplated by the merger agreement;

•	against approval of any proposal made in opposition to or competition with consummation of the merger and the merger agreement;

•	against any proposal or offer relating to any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction of (i) all or substantially all of the assets, properties and business of QRS and its subsidiaries or (ii) 35% or more of the outstanding shares of the common stock of QRS or capital stock of, or other equity or voting interests in, QRS;

•	against any proposal that is intended to, or is reasonably likely to, result in the conditions of Inovis’ obligations under the merger agreement not being fulfilled;

•	against any amendment to QRS’ certificate of incorporation or bylaws that is not requested or expressly approved by Inovis; and

•	against any dissolution, liquidation or winding up of QRS.

Under the QRS voting agreements, each QRS stockholder who is a party to a QRS voting agreement delivered an irrevocable proxy to Inovis to vote the securities of QRS owned by such stockholder in accordance with the terms of the QRS voting agreement.

Pursuant to the QRS voting agreements, each of the QRS stockholders has agreed not to take any of the following actions until the effective time of the merger or the termination of the merger agreement:

•	volitionally transfer, any or all of the securities of QRS held by such stockholder and any additional securities that such QRS stockholder has acquired after September 2, 2004, but prior to the termination of the QRS voting agreement, or transfer any right or interest in such securities during such time period, except as provided in the QRS voting agreement;

•	enter into any contract, option or other agreement, arrangement or understanding with respect to any such transfer described above;

•	grant any proxy, power-of-attorney or other authorization or consent with respect to any of the QRS securities held by such stockholder (other than the proxy contemplated in the QRS voting agreement); or

•	deposit any of the QRS securities held by such stockholder into a voting trust, or enter into a voting agreement or arrangement with respect to any of the QRS securities.

The obligations under the QRS voting agreements will terminate on the earlier to occur of the effective time of the merger or on the date the merger agreement is terminated.

QRS PRINCIPAL STOCKHOLDERS

The following table sets forth, as of September 15, 2004, certain information with respect to the beneficial ownership of QRS’ common stock by (i) each stockholder known by QRS to be the beneficial owner of more than 5% of QRS’ common stock, (ii) each director and director-nominee, (iii) each named executive officer, and (iv) all of QRS’ directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the persons below is 1400 Marina Way South, Richmond, California 94804.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Class(1)
Elizabeth A. Fetter(2)	248,985	1.5%
Dr. Garth Saloner(3)	167,260	1.0%
Charles K. Crovitz(4)	12,500	*
John P. Dougall(5)	83,543	*
Patrick S. Jones(6)	27,562	*
Terry R. Peets(7)	12,500	*
Jeremiah J. Sullivan(8)	13,437	*
John C. Parsons, Jr.(9)	66,000	*
Ray Rike(10)	43,749	*
Fred Ruffin	—	*
James Rowley(11)	79,230	*
All current executive officers and directors as a group (10 persons)(12)	688,766	4.2%
Brown Capital Management, Inc(13)	2,709,112	17.0%
Peter R. Johnson(14)	1,774,721	11.1%
Brown Capital Holdings Incorporated(15)	1,006,375	6.3%

(1)	Applicable percentages are based on 15,947,586 shares outstanding on September 15, 2004, adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days after September 15, 2004 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table and subject to any applicable community property laws, the Company believes that each of the stockholders named in the table have sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them. The symbol “*” represents holdings which are less than 1% of the outstanding common stock of QRS.

(2)	Includes 236,250 shares issuable upon exercise of options to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after September 15, 2004.

(3)	Includes 78,541 shares issuable upon exercise of options to purchase shares of common stock of QRS and 21,357 shares issuable upon exercise of a warrant to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after September 15, 2004.

(4)	Includes 12,500 shares issuable upon exercise of options to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after September 15, 2004.

(5)	Includes 83,543 shares issuable upon exercise of options to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after September 15, 2004.

(6)	Includes 26,562 shares issuable upon exercise of options to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after September 15, 2004.

(7)	Includes 12,500 shares issuable upon exercise of options to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after September 15, 2004.

(8)	Includes 13,437 shares issuable upon exercise of options to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after September 15, 2004.

(9)	Includes 66,000 shares issuable upon exercise of options to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after September 15, 2004.

(10)	Includes 43,749 shares issuable upon exercise of options to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after September 15, 2004.

(11)	Includes 77,500 shares issuable upon exercise of options to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after September 15, 2004.

(12)	Includes an aggregate of 608,669 shares issuable upon exercise of options to purchase shares of common stock of QRS and upon exercise of a warrant to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after September 15, 2004.

(13)	Pursuant to a Schedule 13G filed with the SEC on February 11, 2004, Brown Capital Management, Inc. reported total shares of 2,709,112 with sole voting power over 1,294,376 of such shares and sole dispositive power over all 2,709,112 shares. The address of Brown Capital Management is 1201 N. Calvert Street, Baltimore, Maryland 21202.

(14)	Pursuant to a Schedule 13D/A filed with the SEC by Peter R. Johnson on August 3, 2004, he reported total shares of 1,691,078 with sole voting power and sole dispositive power over 1,614,878 of such shares, and shared voting power and shared dispositive power over 76,200 of such shares. Peter R. and Victoria J. Johnson Foundation reported total shares of 30,000, with sole voting power and sole dispositive power over such shares. Peter R. Johnson and Victoria J. Johnson GST Trust, of which Mr. Johnson is a trustee, reported total shares of 46,200, with sole voting power and sole dispositive power over such shares. The address for Peter R. Johnson is c/o PRJ Holdings, Inc., 600 Montgomery Street, San Francisco, California 94111. The number reported also includes 83,643 shares issuable upon exercise of a warrant to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after September 15, 2004.

(15)	Pursuant to a Schedule 13G filed with the SEC on February 12, 2004, Brown Capital Holdings Incorporated reported total shares of 1,006,375 with sole voting power over 903,913 shares, sole dispositive power over 989,475 of such shares, and shared dispositive power over 16,900 of such shares. The address for Brown Capital Holdings Incorporated is 901 South Bend Street, Suite 400, Baltimore, Maryland 21231.

DEADLINE FOR STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

QRS does not currently expect to hold a 2005 annual meeting of stockholders because QRS will not be an independent public company if the merger has been completed at that time and it will no longer hold stockholder meetings. If the merger is not consummated and QRS holds its 2005 annual meeting of stockholders, then a QRS stockholder who wishes to submit a proposal at such meeting must provide that proposal to QRS on a timely basis and satisfy the other conditions set forth in applicable SEC rules. Under QRS’ bylaws, to be timely, notice of stockholder nominations or other business to be presented to be made at an annual stockholder meeting must be received by the corporate secretary of QRS not later than 75 days, nor earlier than 150 days prior to the first anniversary of the preceding year’s annual meeting, which would be March 25, 2005 and January 9, 2005, respectively. However, if the date of the annual meeting has changed more than 30 days before or sixty days after the date of the prior year’s annual meeting, then notice must be delivered not earlier than 150 days or later than 75 days prior to such annual meeting or within 10 days of the date on which public announcement of the meeting was first made by QRS. A stockholder’s notice of a proposal to conduct other business at an annual meeting must set forth all of the following: (i) a brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend QRS’ bylaws, the language of the proposed amendment, (iii) the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, (iv) the name and address of record of the stockholder proposing such business, (v) the class and number of shares of capital stock that are beneficially owned by the stockholder, (vi) a representation that the stockholder is a holder of record of shares of capital stock entitled to vote at such meeting and intends to appear in person or by proxy to propose such business specified in the notice and (vii) a representation whether the stockholder intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of QRS’ outstanding capital stock required to approve or adopt the proposal and/or otherwise to solicit proxies from stockholders in support of such proposal.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this document we have made forward-looking statements in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our estimates and assumptions and are subject to a number of risks and uncertainties. Forward-looking statements include statements about the consummation of the pending merger (see, for example, the information under the following captions: “Summary – Summary of the Merger,” “The Merger – QRS’ Reasons for the Merger” and “The Merger – Opinion of QRS’ Financial Advisor”). Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “targets” or similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are not guarantees of performance. The future results of the combined company could be affected by subsequent events and could differ materially from those expressed in the forward-looking statements. If future events and actual performance differ from our assumptions, our actual results could vary significantly from the performance projected in the forward-looking statements. Except for ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to disclose any revisions to any forward-looking statements or to report events or circumstances after the date of this document.

You should understand that any number of factors could cause those results to differ materially from those expressed in the forward-looking statements, including the following factors:

•	the risk that the merger might not be completed in a timely manner or at all;

•	failure of Inovis or QRS to obtain required regulatory approvals to complete the merger;

•	diversion of QRS management’s attention;

•	the risk of a material adverse effect on QRS; or

•	other factors noted in this document.

WHERE YOU CAN FIND MORE INFORMATION

QRS files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following locations of the SEC:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	Pacific Regional Office 5670 Wilshire Boulevard Suite 1100 Los Angeles, CA 90036-3648

You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also obtain copies of this information by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

The SEC also maintains a website that contains reports, proxy statements and other information regarding companies who file information electronically with the SEC, including QRS. The address of the SEC website is www.sec.gov.

You also may obtain printer-friendly versions of certain of QRS’ SEC reports at www.qrs.com.

You also can inspect reports, proxy statements and other information about QRS at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INOVIS INTERNATIONAL, INC.,

EDI MERGER CORP.

AND

QRS CORPORATION

September 2, 2004

Exhibit A—Company Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of September 2, 2004, by and among Inovis International, Inc., a Delaware corporation (“Parent”), EDI Merger Corp., a Delaware corporation (“Merger Sub”), and QRS Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Agreement and Plan of Merger, dated as of June 17, 2004 (the “JDA Agreement”), previously entered into by the Company, JDA Software Group, Inc., a Delaware corporation (“JDA”) and CVP2 Corp., a Delaware corporation and a wholly owned indirect subsidiary of JDA has been terminated pursuant to the terms thereof; and

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”); and

WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is fair to, and in the best interest of, Parent and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interest of, the Company and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent and Merger Sub and each executive officer and director of the Company desire to enter into voting agreements in connection with the Merger in the form set forth in Exhibit A; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, Section 9.3 of this Agreement contains certain definitions, and Section 9.4 of this Agreement contains an index of defined terms in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

1.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, including the satisfaction or waiver of the conditions set forth in Article 7, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 333 Bush Street, 26th Floor, San Francisco, CA 94104 at 10:00 a.m.,

Pacific time, on a date to be specified by the Parties to this Agreement, which shall be no later than two (2) Business Days after satisfaction or waiver of the conditions set forth in Article 7 or such other date and time or location as mutually agreed to by the Parties (the “Closing Date”).

1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing and on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) the certificate of merger (the “Certificate of Merger”) and such other documents as may be required by the DGCL in order for the Merger to become effective duly prepared, executed and acknowledged by the Parties, as applicable. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State unless Parent and the Company agree to a subsequent date or time and specify such date and time in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Certificate of Incorporation and Bylaws.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law, except that the Certificate of Incorporation shall be amended to reflect that the name of the Surviving Corporation shall be “QRS Corporation”.

(b) As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law, except that the Bylaws shall be amended to reflect that the name of the Surviving Corporation shall be “QRS Corporation”.

1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

COMPANY AND MERGER SUB; PAYMENT OF CONSIDERATION

2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Cancellation of Treasury Stock. Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that is directly owned by the Company or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Merger Sub Common Stock. Each issued and outstanding share of common stock of Merger Sub shall be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(a) and other than Dissenting Shares) shall be converted, as of the Effective Time, into the right to receive $7.00 in cash (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive such holder’s Merger Consideration. Notwithstanding the foregoing, the Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

(d) Options/Unvested Shares.

(i) Each Option to purchase shares of Company Common Stock under the Company’s Stock Plans which is outstanding immediately prior to the Effective Time shall not be assumed by Parent and, accordingly, at the Effective Time shall vest in full and become exercisable for all the shares of Company Common Stock subject to such Option and, to the extent not exercised at or before the Effective Time, shall terminate and cease to be outstanding immediately upon the Effective Time, in each case in accordance with the express terms of each of the Stock Plans and the applicable stock option agreement. However, Parent hereby agrees that the Company may enter into an agreement with each holder of an outstanding Option which will provide such holder with the following rights: (A) the right to surrender the Option to the Company, as proximately as possible prior to the Effective Time as to facilitate the implementation of the following provisions, for a cash distribution payable by the Company equal to the amount by which the shares of Company Common Stock at the time subject to such Option multiplied by the Merger Consideration exceeds the aggregate exercise price payable for those shares and (B) the right to have the Company withhold a portion of the cash distribution otherwise payable under clause (A) to the Option holder in order to satisfy the employee portion of the federal, state and local income and employment withholding taxes incurred in connection with the clause (A) distribution, and the Company to promptly pay that amount in cash to the appropriate tax authorities on the employee’s behalf. The Stock Plans shall be cancelled as of the Effective Time, and there shall be no further issuance of Options or Company Common Stock pursuant to the Stock Plans.

(ii) Schedule 2.1(d)(ii) sets forth a true and complete list as of the date hereof of each outstanding Option, including the option holder, the number of shares of Company Common Stock subject to such option, the applicable vesting schedule (including the number of shares vested as of the date hereof), the exercise price payable per share and the number of shares under each such Option that would vest due to acceleration upon the consummation of the Merger and the transactions contemplated hereby, and the number of shares available for issuance under the Stock Plans.

(iii) Each outstanding right to receive shares of Company Common Stock under the Stock Plans (“Share Right Award”) which is outstanding immediately prior to the Effective Time shall vest in full at that time, and the shares of Company Common Stock subject to those vested Share Right Awards shall become issuable immediately prior to the Effective Time and shall be entitled to receive a cash distribution payable by the Company equal to the amount by which the shares of Company Common Stock at the time subject to such Share Right Award multiplied by the Merger Consideration exceeds the aggregate payment payable to the Company, if any, for those shares and (B) the right to have the Company withhold a portion of the cash distribution otherwise payable under clause (A) to the holder of the Share Right Award in order to satisfy the employee portion of the federal, state and local income and employment withholding taxes incurred in connection with the clause (A) distribution, and the Company to promptly pay that amount in cash to the appropriate tax authorities on the holder’s behalf.

(iv) Schedule 2.1(d)(iv) sets forth a true and complete list as of the date hereof of each holder of unvested Company Common Stock and each holder of an outstanding Share Right Award under the Stock Plans, including the number of unvested shares of Company Common Stock held by such person or the number of unvested shares of Company Common Stock subject to such person’s Share Right Award, the applicable vesting schedule for those shares, the purchase price (if any) paid per share of unvested Company Common Stock held by such person and the number of shares under each such Share Right Award that would vest due to acceleration upon the consummation of the Merger and the transactions contemplated hereby.

(v) Warrants. At the Effective Time each Common Stock Purchase Warrant issued by the Company on February 9, 2001 to each of Peter Johnson and Garth Saloner (each, a “Company Warrant”) to purchase shares of Company Common Stock, shall not be assumed by Parent and, accordingly, at the Effective Time shall vest in full and become exercisable for all the shares of Company Common Stock subject to such Company Warrant and, to the extent not exercised at or before the Effective Time, shall terminate and cease to be outstanding immediately upon the Effective Time, in each case in accordance with the express terms of each such Company Warrant. However, Parent hereby agrees that the Company may enter into an agreement with each holder of an outstanding Company Warrant which will provide such holder with the following rights: (A) the right to surrender the Company Warrant to the Company, as proximately as possible prior to the Effective Time as to facilitate the implementation of the following provisions, for a cash distribution payable by the Company equal to the amount by which the shares of Company Common Stock at the time subject to such Company Warrant multiplied by the Merger Consideration exceeds the aggregate exercise price payable for those shares and (B) the right to have the Company withhold a portion of the cash distribution otherwise payable under clause (A) to the holder of the Company Warrant in order to satisfy such holder’s portion of the federal, state and local income withholding taxes incurred in connection with the clause (A) distribution, and the Company to promptly pay that amount in cash to the appropriate tax authorities on the holder’s behalf. Prior to the Effective Time, the Company shall have given prompt notice of the intended cash out of each Company Warrant, in accordance with the terms of the Company Warrant and as contemplated under this Section 2.1(e), to each of Peter Johnson and Garth Saloner.

2.2 Payment of Consideration.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) for payment of the Merger Consideration. Promptly after the Effective Time, subject to the Company’s obligations in the following sentence, Parent shall deposit with the Exchange Agent for the benefit of the holders of Company Common Stock, the holders of Options, the holders of Share Right Awards and the holders of Company Warrants, cash in an aggregate amount equal to the sum of (i) the product of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 2.1(c) and (B) the Merger Consideration and (ii) the amount necessary for payment in full of the Company’s obligations upon cancellation of the Options, the Share Right Awards and the Company Warrants in accordance with Sections 2.1(d)(i), 2.1(d)(iii) and 2.1(e), respectively. At or prior to the Effective Time, the Company shall deposit with the Exchange Agent for the benefit of the holders of Company Common Stock, the holders of Options, the holders of Share Right Awards and the holders of Company Warrants, cash in an aggregate amount of not less than $15 million, which deposit shall be used solely and exclusively for purposes of paying the consideration specified in Section 2.1(c), Section 2.1(d)(i), Section 2.1(d)(iii) and Section 2.1(e). Without limiting the Company’s obligations set forth in the preceding sentence, the Company shall, as of the Effective Time, also have sufficient unrestricted domestic cash on hand to pay any unpaid fees and expenses contemplated by Section 6.6(a) (and shall, in fact, have paid in full all of those fees and expenses and other costs set forth on Schedule 2.2(a) to this Agreement) and shall use commercially reasonable efforts to deposit all other available domestic cash of the Company (taking into account reasonable short term working capital needs of the Company) with the Exchange Agent for purposes of paying the consideration specified in Section 2.1(c), Section 2.1(d)(i), Section 2.1(d)(iii) and Section 2.1(e). Any Merger Consideration deposited with the Exchange Agent which has not been distributed pursuant to Section 2.2(b) hereof on or prior to the date which is one year after the Effective Time shall be turned over to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and provided, further, that any and all interest earned at any time on the cash deposited with the Exchange Agent shall inure to the benefit of, and belong to, Parent.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time and in any event within five Business Days following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), whose shares were converted into the right to receive such holder’s ratable portion of the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon the proper delivery of the Certificates and shall be in a form and have such other provisions as Parent may reasonably specify) and instructions as specified by Parent for use in effecting the exchange of the Certificates for the Merger Consideration, which shall be in form and substance reasonably satisfactory to the Company. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and executed, and all other documents required by the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Exchange Agent shall promptly distribute to such holder, the ratable portion of the Merger Consideration to which such holder is entitled pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(c).

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article 2.

(d) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), the Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay to the holder of such lost, stolen or destroyed Certificate, such holder’s Merger Consideration.

(f) Withholding Rights. Parent shall deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder (the “Code”), and the rules and regulations promulgated thereunder, or any provisions of any other Tax law. To the extent that amounts are so deducted and withheld by Parent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect to which such deduction and withholding were made by Parent.

(g) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Stockholder”) who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Company Common Stock in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration in accordance with Section 2.1(c), but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.1(c). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Common Stock, withdrawals or such demands and any other instruments served pursuant to the DGCL and received by the Company, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, such consent not to be unreasonably withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in Sections corresponding to the numbered and lettered Sections contained in this Article 3 (provided, however, that disclosure in any Section shall be deemed to have been set forth in all other applicable Sections where it is reasonably apparent that such disclosure is applicable to such other Sections notwithstanding the omission of any cross-reference to such other Section) and is being concurrently delivered to Parent in connection herewith (the “Company Disclosure Schedule”), the following statements are true and correct as of the date of this Agreement, except where another date is specified:

3.1 Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing, or local law equivalent, under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing, or local law equivalent, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, or local law equivalent, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered or made available to Parent, prior to the execution of this Agreement, complete and correct copies of (i) its Certificate of Incorporation and Bylaws, in each case as amended through the date hereof, (ii) its committee charters, codes of conduct or other comparable governing documents, in each case amended through the date hereof, (iii) all the existing written consents and minutes of the meetings of its Board of Directors and each committee of its Board of Directors held since January 1, 2000 and (iv) all the existing written consents and minutes of the meetings of its stockholders held since January 1, 2000.

3.2 Subsidiaries. Section 3.2 of the Company Disclosure Schedule sets forth (a) a list of the Subsidiaries of the Company, (b) the issued and outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and (c) the registered and beneficial holders of such shares or other equity or voting interests in each such Subsidiary. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company, free and clear of all mortgages, pledges, assessments, claims, liens, charges, security interests and other encumbrances of any kind or nature whatsoever (collectively, “Liens”). Except for the capital stock of, or other equity or voting interests in, the Subsidiaries listed in Section 3.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. The Company has delivered or made available to Parent, prior to the execution of this Agreement, complete and correct copies of each of the following documents: (i) the Certificate of Incorporation and Bylaws (or similar organizational documents), in each case as amended through the date hereof, (ii) all the existing written consents and minutes of the meetings of its Board of Directors and each committee of its Board of Directors held since January 1, 2000 and (iii) all the existing written consents and minutes of the meetings of its stockholders held since January 1, 2000, of each Subsidiary of the Company.

3.3 Capital Structure.

(a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). Of the 10,000,000 shares of Company Preferred Stock that are authorized for issuance, 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock and have been reserved for issuance under the Company’s Rights Agreement, dated as of October 17, 2002, between the Company and Mellon Investor Services LLC, as amended (the “Rights Agreement”). As of the date hereof, (i) 15,945,210 shares of Company Common Stock are issued and outstanding (none of which are subject to repurchase options in favor of the Company by reason of having been originally issued as restricted shares), (ii) 220,612 shares of Company Common Stock are issued and held by the Company in its treasury and (iii) no shares of Company Preferred Stock are issued and outstanding, or issued and held by the Company in its treasury. The Company has delivered to Parent a true, complete and correct schedule setting forth the number of shares of Company Common Stock held by each registered holder thereof as of September 2, 2004, and since such date the Company has not issued any securities (including derivative securities) except for any shares of Company Common Stock issued upon exercise of Options outstanding under the Stock Plans prior to such date.

(b) As of the date of this Agreement and regarding options to purchase shares of Company Common Stock (each an “Option”) under the Company’s 1993 Stock Option/Stock Issuance Plan (the “1993 Plan”) or Special Non-Officer Stock Option Plan (the “1997 Plan” and collectively with the 1993 Plan, the “Stock Plans”):

(i) The Company has reserved 6,200,000 shares of Company Common Stock for issuance to employees, consultants and directors pursuant to the 1993 Plan, of which (i) 1,155,339 vested shares have been issued pursuant to option exercises, (ii) 2,752,283 shares are subject to outstanding, unexercised options, and (iii) 900,171 shares remain available for issuance thereunder;

(ii) The Company has reserved 675,000 shares of Company Common Stock for issuance to non-officer and non-director employees pursuant to the Company’s 1997 Plan, of which (i) 61,348 vested shares have been issued pursuant to option exercises, (ii) 339,722 shares are subject to outstanding, unexercised options, and (iii) 273,930 shares remain available for issuance thereunder; and

(iii) There are outstanding Share Rights Awards for the issuance of 339,897 shares of Company Common Stock, which such number of shares the Company has reserved for issuance thereunder.

(c) All outstanding shares of the Company’s capital stock were duly authorized, validly issued, and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation, Bylaws or any Contract to which the Company is a party or otherwise bound. None of the outstanding shares of the Company’s capital stock has been issued in violation of any federal or state securities laws. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries were duly authorized, validly issued, and are fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries, all of which are scheduled on Section 3.3(c) of the Company Disclosure Schedule) are owned by the Company or a Subsidiary of the Company free and clear of all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(d) The Company Common Stock and the Rights (as such term is defined in the Rights Agreement) constitute the only classes of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(e) The Company is not a party to or bound by any agreement with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company or its Subsidiaries. To the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company or its Subsidiaries.

(f) Except as described in this Section 3.3 or as contemplated by Sections 2.1(d) or 2.1(e), no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in this Section 3.3 or as contemplated by Sections 2.1(d) or 2.1(e), there are no options, preemptive rights, warrants, calls, rights, commitments or agreements of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of it Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Company’s repurchase rights with respect to unvested shares issued under the Stock Plans, there are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person. There are no registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

(g) The Board of Directors of the Company has taken all action necessary (including resolving to amend the Rights Agreement prior the date hereof, and a copy of such amendment has been provided to Parent prior to the date hereof) in order to render the Rights Agreement and the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement with the effect that (A) no “Distribution Date” (as such term is defined in the Rights Agreement) has occurred or will occur as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, (B) neither Parent nor Merger Sub has become or will be an “Acquiring Person” (as such term is defined in the Rights Agreement) solely as a result of entering into, performing the terms of or consummating the transactions contemplated by this Agreement, (C) the “Expiration Date” (as such term is defined in the Rights Agreement) will occur at the moment in time immediately prior to the occurrence of the Effective Time, and (D) the Rights Agreement will otherwise be inapplicable to Parent and Merger Sub while this Agreement is in effect with respect to performing the terms of or consummating the transactions contemplated by this Agreement.

(h) Notwithstanding the proxy statement delivered by the Company to its stockholders, and any approvals obtained at or in connection with the Company’s 2004 annual stockholders meeting, the Company does not have any obligation to, and will not, implement, establish or put in place the Company’s 2004 Employee Stock Purchase Plan proposed for approval thereat.

3.4 Authority; Noncontravention.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Company Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate authorizations or approvals on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

(b) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date established for the Company Stockholders’ Meeting, voting as a single class at the Company Stockholders’ Meeting in favor of adopting this Agreement (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement or the Merger.

(c) The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (the “Company Board Approval”) (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) declaring that it is advisable and in the best interests of the Company and its stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that this Agreement is fair to the Company and its stockholders, (iv) directing that this Agreement be submitted to a vote for adoption at a meeting of the Company’s stockholders to be held as promptly as practicable as set forth in Section 6.2 and (v) recommending that the Company’s stockholders adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 5.2(a) or Section 6.2(e).

(d) The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of the Company or the Certificate of Incorporation or Bylaws (or similar organizational documents) of any of its Subsidiaries, (ii) Company Listed Contract, and, to the Knowledge of the Company, any other individual Contract, or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any statute, law, ordinance, rule, regulation, judgment, order or decree, in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets; other than, in the case of clauses (ii) and (iii), any such conflicts, terminations, cancellations, violations, breaches, defaults, rights, results, losses, Liens or entitlements that would not reasonably be expected to have a Material Adverse Effect on the Company.

(e) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (each, a “Governmental Entity”), is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except (i) as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or as may be required under any foreign anti-trust or competition law or regulation, (ii) for the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement and such other filings, notices or reports under the Exchange Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) for any filings or notifications required under the rules and regulations of the NASDAQ Stock Market, Inc. of the transactions contemplated hereby, and (iv) for the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business.

(f) Assuming that the representations and warranties made in Section 4.4 are true and correct, the Company Board Approval referred to in Section 3.4(c) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that the restrictions on business combinations (as such term is defined therein) set forth in Section 203 of the DGCL does not and will not apply to the execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby.

3.5 Company SEC Documents; Financial Statements; Nasdaq Compliance.

(a) The Company has filed with the SEC on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it since January 1, 2001, including all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002)(collectively, the “Certifications”), as such documents since the time of filing may have been amended or supplemented with the SEC (the “Company SEC Documents”). Since January 1, 2001, there have been no comment letters received by the Company from the Staff of the SEC or responses to such comment letters by or on behalf of the Company, that have not been provided to Parent. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and such controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, required to be disclosed in the reports it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and principal financial officer to allow timely decisions regarding financial disclosure. No Subsidiary of the Company is required to file with the SEC any report, schedule, form, statement or other document. As of their respective dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. The Company SEC Documents (i) were and, in the case of Company SEC Documents filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in light of the circumstances under which they were and will be made, not misleading; provided, however, that all of the Company’s Certifications are each true and correct based upon the knowledge of the officer(s) making such Certifications, as made. The Company is in compliance with the applicable listing rules of the Nasdaq National Market and has not since January 1, 2001 received any notice from the Nasdaq National Market asserting any non-compliance with such rules.

As used in this Section 3.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available in writing to the SEC.

(b) The consolidated financial statements of the Company for the fiscal year ended December 31, 2003 filed with the SEC (the “Company Financial Statements”) and all other financial statements of the Company included in the Company SEC Documents, including in each case the notes thereto (collectively with the Company Financial Statements, the “Company SEC Financial Statements”) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and other adjustments described therein). Section 3.5(b) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company and its Subsidiaries since the beginning of the immediately preceding fiscal year of the Company and the fees paid for such services; all such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act of 2002. In the reasonable opinion of the Company’s audit committee, the fees paid to and the serviced performed by the Company’s auditors relating to such non-audit services as described on Section 3.5(b) of the Company Disclosure Schedule do not impair such auditor’s independence. The Company has delivered or made available to Parent copies of all policies, manuals and other documents promulgating the Company’s internal accounting controls. Section 3.5(b) of the Company Disclosure Schedule lists, and the Company has delivered or made available to Parent copies of the documents creating or governing, all of the Company’s off-balance sheet arrangements.

(c) Except as set forth in the Company Financial Statements and except as arising hereunder, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, asserted or unasserted, contingent or otherwise) that would be required by applicable accounting requirements and the published rules and regulations of the SEC to be reflected on or reserved against in any Company SEC Financial Statements that are not disclosed, reflected or reserved against in such Company SEC Financial Statements, except for such liabilities and obligations (i) that have been incurred since December 31, 2003 in the Ordinary Course of Business, or (ii) that would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company Financial Statements.

(e) Since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Since July 30, 2002, neither the Company nor any of its Subsidiaries, has, directly or indirectly, made or arranged for any extension or maintaining of credit, or renewal of an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company in contravention of Section 402 of the Sarbanes-Oxley Act of 2002.

3.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement, between March 31, 2004 and the date hereof, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business, and (b) there has not been any (i) Material Adverse Effect on the Company; (ii) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s or any of its Subsidiaries’ capital stock; (iii) split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock or other securities of the Company or any of its Subsidiaries (other than shares of Company Common Stock issuable upon exercise of outstanding Options under the Stock Plans); (iv) damage, destruction or other loss of more than $200,000 with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (v) incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the Ordinary Course of Business of greater than $200,000; (vi) transaction or binding commitment made, or any Contract entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets or property) or any relinquishment by the Company or any of its Subsidiaries of any Contract or any right there in, having a stated contract amount or value of $200,000 or more (other than Contracts with customers and suppliers entered into in the Ordinary Course of Business); (vii) any exclusive license, distribution, marketing or sales agreement entered into or any agreement to enter into such agreement; or (viii) any commitment to any Person to (A) develop software without charge or (B) incorporate any software into any of the Company’s products.

3.7 Absence of Litigation; Investigations. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, there are no claims, actions, suits, proceedings or, to the Knowledge of the Company, governmental investigations, inquiries or subpoenas (i) pending against the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, or (ii) to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, judgment, writ, injunction or decree that would have a Material Adverse Effect on the Company or would prevent the consummation of the transactions contemplated by this Agreement. There has not been since January 1, 2002 nor are there currently any internal investigations or inquiries being conducted by the Company, its Subsidiaries, their respective Board of Directors or other equivalent management bodies or any third party or Governmental Entity or at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues nor to the Knowledge of the Company have there been any such internal investigations or inquiries between January 1, 2001 and December 31, 2001.

3.8 Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, certificates, authorizations, orders and approvals of all Governmental Entities which are necessary to the lawful operation of the respective business of the Company and its Subsidiaries, except where the failure to hold such Company Permits would not reasonably be expected to have a Material Adverse Effect on the Company (the “Company Permits”). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all such Company Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations, judgments and decrees. The Company has not received any written notice to the effect that the Company or any of its Subsidiaries is not in compliance with the terms of the Company Permits or any such statutes, laws, ordinances, rules, or regulations.

3.9 Contracts.

(a) The Company has delivered or made available to Parent true and complete copies (and any and all binding amendments, modifications and supplements thereto) of the following (except for (x) those Contracts that have expired or have been terminated in accordance with their terms, and (y) with respect to Sections 3.9(a)(iii) through 3.9(a)(xii), Contracts with customers that are not described in Section 3.9(a)(i)) (the “Company Listed Contracts”), which, as of the date hereof, shall be listed on Section 3.9 of the Company Disclosure Schedule:

(i) all Contracts of the Company or any of its Subsidiaries with customers of the Company involving payments to the Company in excess of $200,000 for the twelve-month period ending on March 31, 2004;

(ii) all Contracts of the Company or any of its Subsidiaries with Persons other than Contracts with customers of the Company, made in the Ordinary Course of Business involving payments by or to the Company or its Subsidiaries in excess of $200,000 for the twelve-month period ending on March 31, 2004;

(iii) all Contracts of the Company, any of its Subsidiaries or any of its Affiliates that contain a covenant restricting the ability of the Company or any of its Subsidiaries to compete with respect to the development, manufacturing, marketing or distribution of any of the Company’s current products or services, including Contracts with “most favored customer” pricing provisions;

(iv) all Contracts of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries) other than (A) director and officer indemnification agreements, or (B) offer letters, employment agreements, equity incentive agreements, compensation arrangements, consulting agreements or similar arrangements, in each case providing solely for at will employment or services and containing no right to any pay or benefits after employment or services has terminated other than such pay or benefits as are consistent with the Company’s standard benefits package;

(v) (A) all Contracts of the Company or any of its Subsidiaries granting any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute a Company Product, with or without the right to sublicense the same, on an exclusive basis, (B) any license of Intellectual Property to or from the Company and/or any of its Subsidiaries, with or without the right to sublicense the same, on (1) an exclusive basis or (2) a non-exclusive basis (other than end user license agreements entered into for Shrinkwrap Software (other than a Company Product) or customer Contracts that grant customers rights to use the Company’s hosted or network services that are not otherwise covered by 3.9(a)(i) above), (C) all joint development agreements entered into by Company or any of its Subsidiaries, (D) any Contract by which the Company or any of its Subsidiaries grants any ownership right to any Company-owned Intellectual Property owned by the Company and/or any of its Subsidiaries, (E) any Contract under which the Company or any of its Subsidiaries grants an option relating to acquiring ownership of any Company-owned Intellectual Property, (F) any Contract under which the Company or any of its Subsidiaries has a stated obligation to make fixed payments of minimum royalties, license fees or service fees aggregating in excess of $200,000 during the calendar year ending December 31, 2004 with respect to any Company Intellectual Property, (G) any Contract under which any party is granted any right to access Company Source Code for Company Products or to use Company Source Code for Company Products to create derivative works of Company Products, (H) any Contract of the Company or any of its Subsidiaries that grants a customer a refund right (other than as a remedy for a breach of warranty) on the installation of a Company Product, and that refund period with respect to any such installation has not passed, lapsed, expired or terminated, (I) any Contract that obligates the Company or any of its Subsidiaries to provide any consulting services or maintenance and support services at no cost to any customer, and (J) any Contract pursuant to which the Company or any of its Subsidiaries has deposited or is required to deposit with an escrow agent or any other Person any Company Source Code for Company Products;

(vi) all material joint venture, partnership or other similar Contracts resulting in the formation of a separate legal entity to which the Company or any of its Subsidiaries is a party;

(vii) all Contracts of the Company or any of its Subsidiaries relating to the borrowing of money or extension of credit other than standard invoice terms for payments of invoices in connection with sales of the Company’s products or services (collectively, “Debt Obligations”) pursuant to which any material indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any Debt Obligations of any other Person, other than standard form invoices related to accounts payable of the Company or any of its Subsidiaries;

(viii) all Contracts of the Company or any of its Subsidiaries relating to the acquisition, issuance, voting, registration, sale or transfer, preemptive rights, right of participation, right of first refusal, repurchase or redemption rights, with respect to any securities of the Company, other than those in connection with the Rights Agreement, the Stock Plans and the Share Right Awards;

(ix) all Contracts of the Company whereby the Company is restricted by any “standstill” obligations entered into since January 1, 2001;

(x) any Contract of the Company or any of its Subsidiaries containing any material support or maintenance obligation on the part of the Company or any of its Subsidiaries outside of the Ordinary Course of Business;

(xi) each Contract of the Company or any of its Subsidiaries with any present director or executive officer of the Company or any of its Subsidiaries or any stockholder who owns or controls ten percent (10%) or more of the shares of Company Common Stock that requires the payment of $60,000 or more per annum; and

(xii) all powers of attorney given by the Company or any Subsidiary and Contracts and arrangements pursuant to which the Company or any Subsidiary of the Company has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any capital maintenance or similar agreements or arrangements.

(b) Each Company Listed Contract is in full force and effect (except for those Contracts that have expired in accordance with their terms) and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms (subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law)), of the Company or each Subsidiary, as applicable, and the Company or its Subsidiaries, as applicable, have performed all of their material obligations (except those that have not yet become due) under, and is not in violation or breach of or default under, any such Company Listed Contract except for such violation or breach which would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, the other parties to any Company Listed Contract have performed all of their obligations (except those that have not yet become due) under, and are not in violation or breach of or default under, any such Company Listed Contract except for such violations, breaches or defaults which would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) The execution of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or cause a breach of any Company Listed Contract and no approval or consent of any other party to any of Company Listed Contracts is required in order for those Company Listed Contracts to continue in effect after the consummation of the Merger.

(d) The JDA Agreement has been terminated by the Company in accordance with its original terms, and any and all termination fees and similar payments and expense reimbursement has been paid pursuant thereto, and the Company has no further liability or obligation thereunder.

3.10 Absence of Changes in Benefit Plans; Employment Matters.

(a) Since December 31, 2003, there has not been any adoption or amendment in any material respect by the Company or any Subsidiary of:

(i) any stock ownership, stock purchase, stock appreciation, stock option or phantom stock benefit plan, program or arrangement (whether oral or written) not governed by ERISA and pertaining to the Company Common Stock (together, “Equity Benefit Plans”);

(ii) any pension, profit and retirement savings, cafeteria, severance, disability, death, medical, welfare or other benefit plan, program or arrangement (whether oral or written), that is an “employee benefit plan,” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (collectively, the “ERISA Benefit Plans”) which the Company or any entity, trade or business that is, together with the Company, required to be treated as a single employer pursuant to Section 414 of the Code or Section 4001 of ERISA (a “Controlled Group Member”) sponsors or maintains or to which the Company or such entity, trade or business is required to contribute; or

(iii) any deferred compensation, cash bonus, stock bonus, performance or other incentive compensation, severance, vacation, paid time off or paid sick time benefit plan, program or arrangement (whether oral or written), that is not governed by ERISA (collectively, the “Non-ERISA Benefit Plans”), providing any such benefits to any current or former employee, officer or director of the Company or any Controlled Group Member other than, in the case of former employees, officers or directors, such benefits for which the Company, any Controlled Group Member or their Subsidiaries has no current liability or obligation.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, (i) each of the employees of the Company and any Subsidiary is employed at will, and (ii) there exist no employment (except employment at will), consulting, deferred compensation, post-termination payment or severance, change-in-control, termination or indemnification agreements or arrangements (whether oral or written) between the Company or any Subsidiary, on the one hand, and any current or former director, officer, employee or consultant of the Company or any Subsidiary, on the other hand.

(c) Section 3.10(c) of the Company Disclosure Schedule sets forth a list of all Contracts or arrangements to which the Company or any Subsidiary is party, or to which either is subject, pursuant to which payments (or acceleration of benefits or vesting of Options or Share Right Awards) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of the Company. Complete and accurate copies of the Contracts and arrangements listed in Section 3.10(c) of the Company Disclosure Schedule have been delivered or made available to Parent.

3.11 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, including works councils, and, to the Knowledge of the Company, there are no attempts to organize any of the Company’s or any of its Subsidiaries’ employees by any person, unit or group seeking to act as their bargaining agent. The Company and its Subsidiaries have complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal employment opportunity, collective bargaining, non-discrimination, and the withholding and payment of social security and other Taxes except for such failures to comply that would not reasonably be expected to have a Material Adverse Effect on the Company. There are no pending or, to the Knowledge of the Company, threatened charges of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Company or any of its Subsidiaries. To the Knowledge of the Company, no union representation elections relating to the Company’s or any of its Subsidiaries’ employees have been scheduled by any Governmental Entity and no investigation of the employment policies or practices of the Company or any of its Subsidiaries by any Governmental Entity is pending or threatened.

3.12 Employee Benefit Matters.

(a) Set forth in Section 3.12(a) of the Company Disclosure Schedule is a list of (i) each currently outstanding loan to any employee, officer or director of the Company or any Subsidiary, as well as (ii) each ERISA Benefit Plan, (iii) each Equity Benefit Plan, and (iv) each Non-ERISA Benefit Plan (such plans, agreements, arrangements described in clauses (ii) through (iii) and related trusts and related agreements and arrangements being hereinafter referred to as the “Benefit Plans”). The Company has delivered or made available to Parent true and complete copies of all Benefit Plans, summary plan descriptions, agreements representing awards (including Options or Share Right Awards) granted thereunder, and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service or Department of Labor with respect to the three (3) most recent filings made for such Benefit Plans prior to the date hereof.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(i) each Benefit Plan has been operated and administered in compliance with its terms;

(ii) each Benefit Plan complies, as applicable, with requirements of ERISA and the Code, and all other applicable laws;

(iii) no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any ERISA Benefit Plan;

(iv) each Benefit Plan can be amended, discontinued or terminated at any time (including after the Effective Time) in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event, or (B) liabilities for which sufficient assets are set aside in a trust or insurance contract to satisfy such liabilities or which are accrued on the Company Financial Statements);

(v) all contributions required to be made in connection with any Benefit Plan through the date hereof have been timely made or, if not yet due, have been accrued on the Company Financial Statements;

(vi) other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims pending with respect to any Benefit Plan;

(vii) all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity have been timely filed; and

(viii) neither the Company, nor any Controlled Group Member has any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, and the Company and the Controlled Group Members have complied in all respects with the notice and continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(c) Each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination opinion, advisory or notification letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code or has time remaining to apply for the same under applicable Treasury Regulations or IRS pronouncements, and to the Knowledge of the Company nothing has occurred that could adversely affect such qualified status.

(d) Neither the Company nor any Controlled Group Member maintains, sponsors, contributes to, or has an obligation to contribute to, or has maintained, sponsored, contributed to, or had an obligation to contribute to, any “defined benefit plan” (within the meaning of Section 3(35) of ERISA), any multiemployer plan (within the meaning of Section 3(37) of ERISA), or any multiple employer plan (within the meaning of Section 413 of the Code).

(e) There are no agreements, plans, arrangements or other contracts covering current or former employees, consultants, directors or other service providers of the Company or any Controlled Group Member which provide for any payment or benefit that would, when considered individually or in the aggregate, constitute a parachute payment under Section 280G of the Code.

3.13 Taxes.

(a) Except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries has timely filed all material Tax returns and reports required to be filed by it, the due date for which (including any extensions with respect thereto) occurred prior to the date of this Agreement, and has paid all Taxes as shown to be owed on such returns and reports. All such Tax returns were complete and accurate in all material respects. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, “Taxes” shall mean all federal, state, local and foreign income, employment, property, sales, excise, transfer, registration, value-added, goods and services, franchise and other taxes, tariffs or governmental charges of any nature whatsoever.

(b) Except with respect to Taxes that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have timely withheld and paid all Taxes that were required to have been withheld or have become due or payable, respectively, and (ii) all Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Company SEC Documents have been incurred in the Ordinary Course of Business and have been paid when due in the Ordinary Course of Business consistent with past practices.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement except for any such agreement or arrangement among one or more members of an “Affiliated Group” within the meaning of Section 1504(a) of the Code, the common parent of which is the Company.

(d) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution intended or purported to be governed by Section 355 of the Code.

(e) The Company and each of its Subsidiaries have complied in all material respects with all applicable laws relating to intercompany transactions and transfer pricing, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company.

(f) Neither the Company nor any of its Subsidiaries (nor any predecessor thereof) is a party to a plan or agreement that could give rise to remuneration the deduction for which could be disallowed under Section 162(m) of the Code.

3.14 Title to Properties.

(a) Each of the Company and its Subsidiaries has marketable and legal title to, or valid leasehold interests in, all of its properties and assets except for such properties or assets that are no longer used in the conduct of their respective businesses, and, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, except for defects in title, easements, restrictive covenants and similar Liens and encumbrances that would not have a Material Adverse Effect on the Company.

(b) Each of the Company and its Subsidiaries has complied with the terms of all real property leases to which it is a party and under which it is in occupancy, and all such real property leases are in full force and effect, except for such noncompliances or failures to be in full force and effect that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases. Neither the Company nor any of its Subsidiaries own any real property.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule lists all registered Copyrights, Trademarks and Patents owned by the Company or any of its Subsidiaries (the “Company Registered Intellectual Property”). All Company Registered Intellectual Property used or currently proposed to be used in the business of the Company or any of its Subsidiaries as conducted prior to or on the Closing Date is valid and subsisting. The Company and its Subsidiaries have good and valid title to all of the Company-owned Intellectual Property, free and clear of any Liens. The Company and its Subsidiaries have a valid license or other right to use all Intellectual Property not owned by the Company or its Subsidiaries (the “Licensed Intellectual Property”) of sufficient scope of use necessary to conduct the business of the Company or any of its Subsidiaries as conducted prior to or on the Closing Date, and as currently proposed to be conducted by the Company and its Subsidiaries. The Company-owned Intellectual Property and the Licensed Intellectual Property (collectively, the “Company Intellectual Property”), constitutes all Intellectual Property used or currently proposed to be used in the business of the Company or any of its Subsidiaries as conducted prior to or on the Closing Date, and as proposed to be conducted by the Company and its Subsidiaries.

(b) To the Knowledge of the Company, none of the Company or any of its Subsidiaries has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of any other Person.

None of the Company or any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict. None of the Company or any of its Subsidiaries is party to or the subject of any pending or, to the Knowledge of the Company, threatened, suit, claim, action, investigation or proceeding with respect to any such infringement, misappropriation or conflict, that has not been settled or otherwise fully resolved. Neither the Company nor any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Company-owned Intellectual Property by the Company or any of its Subsidiaries, the use, transfer or licensing of any Company Product by the Company or any of its Subsidiaries, or that may affect the validity, use or enforceability of any Company-owned Intellectual Property, and, with respect to Licensed Intellectual Property, neither the Company nor any of its Subsidiaries received notice of any such restriction. To the Knowledge of the Company, no other Person has infringed upon, misappropriated or otherwise come into conflict with any Company Intellectual Property. None of the Company or any of its Subsidiaries has brought any action, suit or proceeding for infringement of any Company Intellectual Property, or for breach of any license or agreement involving any of such Company Intellectual Property, against any party.

(c) No royalties or other continuing payment obligations are past due in respect of any Intellectual Property of a third party which is incorporated in any product licensed or distributed by the Company or its Subsidiaries.

(d) Each of the Company and its Subsidiaries has taken reasonable and necessary steps (based on standard industry practices) to protect its Intellectual Property and rights thereunder and, to the Knowledge of the Company, no such rights to Intellectual Property have been lost as a result of any act or omission by the Company or any of its Subsidiaries. The Software owned by the Company or any of its Subsidiaries, was (i) developed by employees of the Company or its Subsidiaries within the scope of their employment, (ii) developed by independent contractors who have assigned their rights to the Company or its Subsidiaries pursuant to written agreements or (iii) otherwise lawfully acquired by the Company or its Subsidiaries from a third party pursuant to written agreements.

(e) None of the Company or any of its Subsidiaries jointly owns or claims any right, title or interest with any other Person (other than the Company or any of its Subsidiaries) in any Company-owned Intellectual Property. To the Knowledge of the Company, there has been no unauthorized use or disclosure of any Company Intellectual Property by any current or former officer, director, stockholder, employee, consultant or independent contractor of the Company or any of its Subsidiaries.

(f) The Company and its Subsidiaries have taken reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which the Company or any of its Subsidiaries has any right, title or interest and otherwise to maintain and protect all such Trade Secrets. Without limiting the generality of the foregoing:

(i) All current and former employees, consultants and independent contractors of the Company or any of its Subsidiaries who are or were involved in, or who have contributed to, the creation or development of any Company-owned Intellectual Property have executed and delivered to the Company or its Subsidiary, as applicable, an agreement (containing no exceptions to or exclusions from the scope of its coverage) that protects proprietary information and assigns to the Company or its Subsidiary, as applicable, any and all such Intellectual Property or have validly waived or otherwise conveyed the benefit of any rights therein to the Company or its Subsidiary; and

(ii) Except pursuant to a Company Listed Contract listed under Section 3.9(a)(v) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Company Source Code. No event has occurred, and no circumstance or condition exists as a result of acts or omissions on the part of the Company or any of its Subsidiaries (including the execution of this Agreement or the consummation of any of the transactions contemplated hereby) or, to the Knowledge of the Company, as a result of any other event or circumstance, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code.

(g) None of the Software in respect of the Company Products, in whole or in part, is subject to the provisions of any Public Software or other source code license agreement that (i) requires the distribution of source code in connection with the distribution of or otherwise making available such Software in object code form; (ii) prohibits or limits the Company or any of its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing such Software (whether in source code or object code form); or (iii) allows a customer, or requires that a customer have, the right to decompile, disassemble or otherwise reverse engineer such Software by its terms and not by operation of law. As used in this Agreement, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as of the date of this Agreement as set forth www.osi.org) or similar licensing or distribution models which requires the distribution of source code to licensees free of charge.

(h) The Company and its Subsidiaries, and their employees, have complied at all times with all applicable privacy laws and regulations regarding the collection, processing, disclosure and use of all data consisting of personally identifiable information in each case as such term is defined under the applicable law that is, or is capable of being, associated with specific individuals.

(i) For purposes of this Agreement:

(i) “Intellectual Property” means all intellectual property, including but not limited to (A) inventions (whether patentable or unpatentable and whether or not reduced to practice), ideas, research and techniques, technical designs, discoveries and specifications, improvements, modifications, adaptations, and derivations thereto, and patents, Patent Applications, models, industrial designs, inventor’s certificates, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (the “Patents”), (B) trademarks (any applications for registration therefor, including any modifications, extensions or renewals thereof), all service marks, logos, trade dress, brand names and trade names, assumed names, corporate names and other indications of origin (whether registered or unregistered) (the “Trademarks”), (C) copyrights (whether registered or unregistered and any applications for registration therefor, including any modifications, extensions or renewals thereof) (the “Copyrights”), (D) trade secrets, know-how and confidential business information and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection laws, including without limitation the Uniform Trade Secrets Act (the “Trade Secrets”), (E) internet domain names, and (F) any similar or equivalent intangible assets, properties and rights to any of the foregoing anywhere in the world.

(ii) “Patent Applications” means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention.

(iii) “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) all documentation, including user manuals and training materials, relating to any of the foregoing.

(iv) “Company-owned Intellectual Property” means the Copyrights, Trademarks, Patents and Trade Secrets owned by the Company or any of its Subsidiaries.

(v) “Shrinkwrap Software” means “off-the-shelf” computer software applications that are generally available to all interested purchasers and licensees on standard terms and conditions, and which can be obtained for less than $50,000.

(vi) “Company Products” means each and all of the products of the Company or any of its Subsidiaries (including all software products), currently being distributed, currently under development, or otherwise currently anticipated to be distributed under any product “road map” of the Company or any of its Subsidiaries.

(vii) “Company Source Code” means any source code, or any portion, aspect or segment of any source code, relating to any Company Intellectual Property.

3.16 Sale of Products; Performance of Services.

(a) Since January 1, 2001, each Company Product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Company or its Subsidiaries to any Person:

(i) has conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract delivered in connection therewith and with all applicable Legal Requirements, except where any nonconformance or noncompliance has been cured or converted; and

(ii) has been free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Company Intellectual Property or other asset (or the operation or performance thereof) or any bug or defect that has since been corrected, remediated or cured.

(iii) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company or its Subsidiaries were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts delivered in connection therewith and with all applicable Legal Requirements.

(b) Since January 1, 2001, no customer or other Person has asserted or threatened to assert any claim against any of the Company or its Subsidiaries (i) under or based upon any warranty provided by or on behalf of any of the Company or its Subsidiaries, or (ii) under or based upon any other warranty relating to any product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Company or its Subsidiaries or any services performed by any of the Company or its Subsidiaries, except in any case set forth in (i) or (ii) above where such claim has been resolved and did not have and would not reasonably expected to have a Material Adverse Effect on the Company.

3.17 Environmental Matters.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(i) each of the Company and its Subsidiaries possesses all Environmental Permits necessary to conduct its businesses and operations as now being conducted, and each such Environmental Permit is in full force and effect; none of the Company or its Subsidiaries has received written notification from any Governmental Entity that any such Environmental Permits will be modified, suspended or revoked;

(ii) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws and the terms and conditions of all Environmental Permits, and none of the Company or its Subsidiaries has received written notification from any Governmental Entity or other Person that alleges that the Company or any of its Subsidiaries has violated or is, or may be, liable under any Environmental Law;

(iii) there are no past or pending or, to the Knowledge of the Company, threatened Environmental Claims (A) against the Company or any of its Subsidiaries or (B) against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed, either by Contract or by operation of law, and none of the Company or any of its Subsidiaries has contractually retained or assumed any liabilities or obligations that could reasonably be expected to provide the basis for any Environmental Claim;

(iv) to the Knowledge of the Company, there have been no Releases of any Hazardous Materials at, from, in, to, on or under any real properties currently or previously owned, leased, or utilized by the

Company or any of its Subsidiaries, predecessors, or Affiliates that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; and

(v) neither the Company nor any of its Subsidiaries, predecessors or Affiliates transported or arranged for the transportation, treatment, storage, handling or disposal of any Hazardous Materials to any off-site location that could reasonably be anticipated to result in an Environmental Claim.

(b) To the Knowledge of the Company, there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment or (iii) asbestos containing material within the leasehold of any site or building utilized by the Company or any of its Subsidiaries.

(c) There have been no environmental investigations, studies, tests, audits, reviews or other analyses conducted by, on behalf of, or which are in the possession of, the Company or any of its Subsidiaries which have not been delivered or made available to Parent.

(d) For purposes of this Agreement, the following defined terms shall apply:

(i) “Environmental Claims” means any and all actions, orders, decrees, suits, demands, directives, claims, Liens, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging responsibility or liability arising out of, based on or related to (1) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law;

(ii) “Environmental Laws” means all laws, rules, regulations, orders, decrees, applicable common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity with applicable authority over such matters relating to pollution or protection of the environment;

(iii) “Environmental Permits” means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws;

(iv) “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law; and

(v) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment or within any building, structure, facility or fixture.

3.18 Insurance. All physical assets of the Company and its Subsidiaries carried for value on the Company SEC Financial Statements are covered by fire and other insurance against such risks and in such amounts as are reasonable for prudent owners of comparable assets, and true and complete copies of all such insurance policies have been delivered or made available to Parent. Neither the Company nor any of its Subsidiaries is in default with respect to any of the provisions contained in any such policies of insurance or has failed to give any notice or pay any premium or present any claim under any such insurance policy, except for such defaults or failures that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has no Knowledge that any of such insurance policies will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy.

3.19 No Restrictions on Business. Except for this Agreement, there is no Contract, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which would have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted by the Company, other than any prohibition or impairment that would not reasonably be expected to have a Material Adverse Effect on the Company.

3.20 Opinion of Financial Advisor. The financial advisor of the Company, Wachovia Capital Markets, LLC (referred to as, “Wachovia Securities”), has rendered its opinion, addressed to the Board of Directors of the Company, to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company. The Company has provided or will promptly provide a true, complete and correct copy of such opinion to Parent, solely for informational purposes.

3.21 Broker Fees. No broker, investment banker, finder or financial advisor or other Person has been retained by, or is authorized to act on behalf of the Company or any of its Subsidiaries, and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than Wachovia Securities, whose brokerage, investment banking, finders and financial advisory fees shall be paid by the Company). The Company has heretofore delivered or made available to Parent a complete and correct copy of all agreements between the Company and Wachovia Securities pursuant to which such firm could be entitled to any payment relating to the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the following statements are true and correct as of the date of this Agreement, except where another date is specified:

4.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing, or local law equivalent, under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.

4.2 Authority; Approvals, etc.

(a) Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate authorizations or approvals on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement, subject to Merger Sub obtaining approval of this Agreement and the Merger from Parent, as Merger Sub’s sole stockholder, which approval shall have been obtained as promptly as possible after the execution of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance with the provisions hereof, except (i) as may be required by the HSR Act or as may be required under any foreign anti-trust or competition law or regulation, (ii) for any filings or notifications required under the rules and regulations of the NASDAQ Stock Market, Inc. of the transactions contemplated hereby, and (iii) for the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business.

4.3 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any other business activities and has conducted its operations only as contemplated hereby. Merger Sub has not incurred, directly or indirectly, any material liabilities or obligations except those in connection with its organization or with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby.

4.4 Interested Stockholder. Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates” have been “interested stockholders” of the Company at any time within the three years prior to the date of this Agreement, as those terms are used in Section 203 of the DGCL.

4.5 Financing Commitment Letters. Parent is in receipt of, and a party to, that certain financing commitment letter, dated as of the date hereof, from Golden Gate Private Equity, Inc. and that certain financing commitment letter, dated as of the date hereof, from Madeleine L.L.C., and such financing commitment letters are in full force and effect and have not been amended or modified.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Company’s Business. Except as otherwise provided in, contemplated by or permitted by this Agreement, or as set forth in Section 5.1 of the Company Disclosure Schedule, between the date hereof and the Effective Time, the Company shall, and shall cause its Subsidiaries, (i) to operate their respective businesses in the Ordinary Course of Business, and (ii) to use all commercially reasonable efforts to preserve intact their business relationships with customers and other third parties, and keep available the service of their current officers and employees. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), prior to the Effective Time the Company shall not, and shall not permit any of its Subsidiaries to:

(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock;

(b) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, or take any action to accelerate any vesting provisions of any such shares or securities, other than (i) the repurchase of unvested shares of Company Common Stock, at the original price paid per share, from employees, consultants or directors upon the termination of their service relationship with the Company or any Subsidiary, or (ii) any required action to effect the vesting acceleration contemplated by any Contract existing on the date hereof;

(c) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any of its other securities;

(d) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or any stock appreciation rights or other rights that are linked in any way to the price of Company Common Stock or in any way alter the capitalization structure of the Company or any of its Subsidiaries existing on the date of this Agreement (other than the issuance of shares of Company Common Stock upon the exercise of Options outstanding on the date of this Agreement pursuant to their terms as in effect on the date of this Agreement or as a result of the transactions contemplated hereby);

(e) amend its Certificate of Incorporation or Bylaws (or similar organizational documents of any Subsidiary);

(f) effect any merger, consolidation, or business combination;

(g) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of the Company or any of its Subsidiaries or otherwise permit the corporate existence of the Company or any of its Subsidiaries to be suspended, lapsed or revoked;

(h) directly or indirectly, sell, lease, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets or any interest therein, other than (i) in the Ordinary Course of Business, (ii) any Liens for taxes not yet due and payable or being contested in good faith and (iii) such mechanics’ and similar Liens, if any, as do not materially detract from the value of any such properties or assets;

(i) (i) repurchase, prepay or incur any indebtedness or assume, guarantee or endorse any indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for borrowings incurred in the Ordinary Course of Business or transactions between the Company and Parent or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company;

(j) enter into, modify, amend or terminate (i) any Contract which if so entered into, modified, amended or terminated would (A) have a Material Adverse Effect on the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) except in the Ordinary Course of Business, any Company Listed Contract;

(k) (i) purchase, acquire, lease or license-in any material assets in any single transaction or series of related transactions having a fair market value in excess of $200,000; (ii) sell, transfer or otherwise dispose of any material assets other than sales of its products and other non-exclusive licenses of software in the Ordinary Course of Business; (iii) enter into any exclusive license, distribution, marketing or sales agreements; (iv) enter into any commitments to any person to develop Software without charge; (v) sell, transfer or otherwise dispose of any of Company-owned Intellectual Property other than in connection with sales of its products and non-exclusive licenses in the Ordinary Course of Business; (v) terminate any material Software development project that is currently ongoing, unless pursuant to the terms of an existing Contract with a customer; or (vi) grant “most favored customer” pricing to any Person other than in the Ordinary Course of Business;

(l) (i) except as otherwise contemplated by this Agreement or as required to comply with applicable law, rule or regulation or any Contract or Benefit Plans existing on the date of this Agreement, pay any material benefit not provided for as of the date of this Agreement under any Contract or Benefit Plan, or (ii) enter into, modify, amend or terminate any Benefit Plan, or (iii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any Subsidiary thereof;

(m) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice in any material respect;

(n) except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices;

(o) make or rescind any material election relating to Taxes or settle or compromise any material Tax liability or enter into any closing or other agreement with any Tax authority with respect to any material Tax liability, or file or cause to be filed any material amended Tax return, file or cause to be filed any claim for material refund of Taxes previously paid, or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

(p) fail to file any material Tax returns when due, fail to cause such Tax returns when filed to be materially true, correct and complete, prepare or fail to file any Tax return in a manner inconsistent with past practices in preparing or filing similar Tax returns in prior periods or, on any such Tax return of the Company, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax returns in prior periods, in each case, except to the extent required by applicable Legal Requirements, or fail to pay any material Taxes when due;

(q) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, affecting in whole or in part any site of employment, facility, operating unit or employee of Company or any of its Subsidiaries; and

(r) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding the preceding provisions of this Section 5.1, between the date hereof and the Effective Time, the Company may, after providing notice to Parent, in the Company’s sole discretion and without the consent of Parent, comply with its legally binding obligations outstanding as of the date hereof which have been either provided to Parent or disclosed in the Company SEC Documents in accordance with the terms of such agreements.

5.2 No Solicitation by the Company.

(a) The Company shall not, nor shall it permit any of its Subsidiaries to, or authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any financial advisor, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to take any action to, directly or indirectly:

(i) solicit, initiate or facilitate any Takeover Proposal or the making of any proposal that constitutes a Takeover Proposal; or

(ii) enter into, continue or otherwise participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub and their respective officers, directors, employees, agents and advisors) regarding a Takeover Proposal; provided, however, that at any time prior to obtaining Company Stockholder Approval, nothing in this Agreement shall prevent, and the Company may, in response to a Takeover Proposal, and subject to compliance with this Section 5.2:

(A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which is materially no less favorable to the Company than the Confidentiality Agreement or participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal; and

(B) enter into a binding written agreement providing for the implementation of a Superior Proposal if the Company, following the approval of the Board of Directors of the Company, elects to terminate this Agreement pursuant to Section 8.1(f), if in the case of (A) and (B) above, the Board of Directors of the Company determines that (1) such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal or (2) the failure to take such action would be inconsistent with the fiduciary duties of the Company’s Board of Directors under applicable law. The term “Takeover Proposal” means any proposal or offer from any Person relating to any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) all or substantially all of the assets, properties and business of the Company and its Subsidiaries or (ii) 35% or more of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, the Company. The term “Superior Proposal” means a Takeover Proposal that the Board of Directors determines in good faith, after consultation with the Company’s independent financial advisors of nationally recognized reputation (who may be Wachovia Securities), is more favorable to the Company’s stockholders from a financial point of view than the Merger, taking into account all of the terms and conditions of such proposal, the likelihood of completion of such transaction, and the financial, regulatory, legal and other aspects of such proposal.

(b) The terms of this Section 5.2 shall not prohibit the Company from taking any action necessary in order to comply with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, provided that neither the Company nor its Board of Directors shall, except as permitted by this Agreement, propose to withdraw, amend, change or modify its recommendation of this Agreement and the Merger, or to approve or recommend, or propose to publicly approve or recommend, a Takeover Proposal.

(c) The Company shall immediately cease existing discussions or negotiations with any Persons conducted heretofore with respect to a Takeover Proposal.

5.3 Employee Benefit Matters.

(a) Unless Parent delivers written notice to the Company no later than five Business Days prior to the Effective Time providing otherwise, the Company shall take all action necessary to terminate, or cause to be terminated, before the Effective Time, any Benefit Plan that is a 401(k) plan or other defined contribution retirement plan or employee stock purchase plan.

(b) From and after the Effective Time, Parent will cause the Surviving Corporation to honor in accordance with their terms, the employment, indemnification or similar agreements between the Company and current employees set forth in Section 3.9(a)(iv) of the Company Disclosure Schedule (each, an “Employment Agreement”). Should Parent at any time during the two-year period immediately after the Effective Time terminate one or more of the Benefit Plans, whether pension plans within the meaning of Section 3(2) of ERISA, welfare benefit plans within the meaning of Section 3(1) of ERISA or any other employee benefit plans, then Parent shall at that time (the “Benefit Plan Termination Date”), include the employees of the Company and its Subsidiaries in the corresponding pension plans, welfare benefit plans and other employee benefit plans of Parent on the same basis and terms as the Parent’s similarly situated employees participate. All welfare benefit plans of Parent in which the employees of the Company or its Subsidiaries participate after the Benefit Plan Termination Date shall provide coverage for pre-existing health conditions on the same basis and terms as Parent’s similarly situated employees (which Parent represents is permitted under such plans), and all limitations as to pre-existing conditions, exclusions and waiting periods shall accordingly be waived with respect to participation and coverage under those plans, other than limitations or waiting periods already in effect with respect to one or more Company employees which had not been satisfied as of the Benefit Plan Termination Date under the corresponding welfare benefit plans maintained for such employees of the Company or its Subsidiaries immediately prior to the Benefit Plan Termination Date. In addition, under each such welfare benefit plan of Parent, the outstanding claims and expenses incurred by the employees of the Company or its Subsidiaries under each corresponding welfare benefit of the Company for the portion of the plan year preceding the Benefit Plan Termination Date will be recognized, and the employees of the Company or its Subsidiaries shall be given credit for amounts paid by them under each corresponding benefit plan of the Company, for the portion of the plan year preceding the Benefit Plan Termination Date, for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the successor welfare benefit plan of Parent. For purposes of eligibility, vesting and benefit accrual (other than benefit accruals under any defined benefit pension plan) under all pension, welfare benefit and other employee benefit plans of Parent, service by an employee for the Company or any Subsidiary prior to the Effective Time shall be taken into account to the same extent as if such service had been performed for Parent or the Surviving Corporation; provided, that nothing herein in this sentence shall: (i) require the inclusion any such employee in any such plan prior to the Effective Time, (ii) require Parent to take more than commercially reasonable efforts to accomplish the foregoing, or (iii) obligate Parent to incur material additional costs to implement any of the foregoing; and provided further, that in determining the amount of vacation pay owed to any such employee of the Company or Subsidiary, from and after the Effective Time under the applicable terms of the vacation pay plan of Parent or the Surviving Corporation, credit shall be given for such employee’s service for the Company or any Subsidiary prior to the Effective Time.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare and shall file with the SEC a document that will constitute the proxy statement with respect to the Merger relating to the Company Stockholders’ Meeting (together with any amendments thereto, the “Proxy Statement”). Copies of the Proxy Statement shall be provided to the Nasdaq National Market in accordance with its rules. Each of the Parties shall use all reasonable efforts to cause the Proxy Statement to be approved or otherwise cleared by the SEC as practicable after the date hereof. Parent or the Company, as the case may be, shall furnish all information concerning Parent or the Company as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement. The Company shall promptly notify Parent of the receipt of any comments from the SEC or its staff on the Proxy Statement and of any request from the SEC or its staff for amendments or supplements thereto or for additional information and shall provide to each other promptly copies of all correspondence between Parent, the Company or any of their representatives and advisors and the SEC or its staff. As promptly as practicable after the eProxy Statement has been approved or otherwise cleared by the SEC, it shall be mailed to the stockholders of the Company. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the Securities Act, and the rules and regulations of the Nasdaq National Market.

(b) The Company and Parent shall cooperate in connection with the preparation of the Proxy Statement, including by giving (i) each other and their respective counsel a reasonable opportunity to review and comment on the Proxy Statement, each time before such document (or any amendment thereto) is filed with the SEC, (ii) reasonable and good faith consideration to any comments made by the other and its counsel, (iii) promptly to the other party and its counsel any comments or other communications, whether written or oral, such party or its counsel may receive from time to time from the SEC with respect to the Proxy Statement, (iv) a reasonable opportunity to participate in the response to those comments by giving (A) the other party and its counsel a reasonable opportunity to review and comment on the SEC comments and proposed response, (B) reasonable and good faith consideration to any comments made by the other party and its counsel, and (C) the opportunity to participate in any discussions or meetings with the SEC.

(c) The Proxy Statement shall include with respect to the Company and its stockholders, the approval of the Merger and the recommendation of the Board of Directors of the Company to the Company’s stockholders that they vote in favor of approval of this Agreement and the Merger, subject to the Company’s rights under Sections 5.2 and 6.2(e).

(d) No amendment or supplement to the Proxy Statement shall be made without the approval of Parent and the Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Proxy Statement has approved or otherwise cleared by the SEC or any supplement or amendment has been filed or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(e) None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall, at the time filed with the SEC or other regulatory agency and, in addition, at the date it or any amendments or supplements thereto are mailed to stockholders of the Company, at the time of the Company Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Subsidiary of the Company, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

6.2 Company Stockholders’ Meeting. The Company shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining Company Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement or the Merger is no longer advisable or recommends that the stockholders of the Company reject this Agreement or the Merger or otherwise modifies its recommendation of the Merger, in all cases subject to its rights under Section 5.2(a) and this Section 6.2. The Company shall cause the Company Stockholders’ Meeting to be held as promptly as practicable following the date of this Agreement. The Company shall, through its Board of Directors, recommend to its stockholders that they adopt and approve this Agreement and the Merger, and shall include such recommendation in the Proxy Statement, in each case subject to its rights under Section 5.2(a) and this Section 6.2.

(b) The Company shall use all reasonable efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Proxy Statement is approved or otherwise cleared by the SEC. Except as otherwise contemplated by this Agreement, the Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the Company Stockholder Approval. The Company shall take all other action necessary or, in the opinion of the other parties hereto, advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable law and the Company’s certificate or articles of incorporation and bylaws to effect the Merger. The Company may retain an agent, on terms or conditions reasonably acceptable to Parent, for the purpose of soliciting proxies on behalf of the Company for the Company Stockholders’ Meeting; provided, however, that in the event of termination of this Agreement (other than a termination pursuant to Section 8.1(c) or any termination pursuant to which a Termination Fee may be payable), any and all fees and expenses of such agent shall be reimbursed to the Company by Parent within five (5) days of a written request by the Company for reimbursement.

(c) Merger Sub shall, immediately following execution of this Agreement, submit this Agreement to Parent, as the sole stockholder of Merger Sub, for adoption and approval. Upon such submission, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the transactions contemplated by this Agreement by unanimous written consent in lieu of a meeting in accordance with the requirements of the DGCL and the Certificate of Incorporation and Bylaws of Merger Sub.

(d) Nothing in this Agreement shall prevent the Board of Directors of the Company, either before or after the Company has filed or mailed the Proxy Statement, from withdrawing, amending, changing or modifying its recommendation in favor of the Merger at any time prior to the approval and adoption of this Agreement and approval of the Merger by the Company’s stockholders where the Board of Directors of the Company determines in good faith, after consultation with its legal advisors, that its failure to do so could reasonably be determined to constitute a breach of its fiduciary duties under applicable law.

6.3 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the officers, employees, attorneys, accountants and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time or termination of this Agreement, and without undue disruption of their respective businesses, to their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, promptly deliver or make available to Parent (a) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that to the extent that such information is competitively sensitive, as determined in good faith by the Board of Directors of the Company, including the Company’s customer specific information or future marketing or strategic plans, such information will be reviewed by outside antitrust counsel before being shared with Parent or the officers, employees, attorneys, accountants and other representatives of Parent. Parent will hold, and will cause its respective officers, employees, attorneys, accountants and other representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement, dated as of August 25, 2004, between the Company and Parent (the “Confidentiality Agreement”). The Company (a) shall promptly upon execution of this Agreement request each Person that has heretofore executed a confidentiality or non-disclosure agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to return all materials containing confidential information and copies thereof furnished to such Person by or on behalf of the Company or any of its Subsidiaries and (b) shall not, without the prior written consent of Parent, waive any of its rights or remedies under any such confidentiality or non-disclosure agreement or release any other party to any such confidentiality or non-disclosure agreement from any of its obligations thereunder.

6.4 Further Actions. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things that are necessary or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (a) the taking of all commercially reasonable acts necessary to cause the conditions in Article 7 to be satisfied, (b) the obtaining of all necessary consents, approvals or waivers from third parties and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 6.4 will limit or affect actions permitted to be taken pursuant to Section 5.2, and notwithstanding this Section 6.4, the provisions of Section 6.5 shall govern with respect to filings with, and consents, approvals, permits or authorizations from, Governmental Entities (including filings and other matters related to the HSR Act).

6.5 Filings; Other Actions.

(a) Upon the terms and subject to the conditions herein provided each Party hereto shall (i) use all commercially reasonable efforts to cooperate with one another in determining which filings and registrations are required to be made prior to the Effective Time, and which consents, approvals, waivers, clearances, permits or authorizations or confirmations are required to be obtained prior to the Effective Time, from Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) use all commercially reasonable efforts to timely make all such filings and registrations and timely obtain all such consents, approvals, waivers, clearances, permits, registrations, authorizations or confirmations (including any required filings under the HSR Act or any foreign antitrust, competition or trade law), (iii) use all commercially reasonable efforts to avoid or eliminate as soon as practicable each and every impediment under any antitrust law that may be asserted by any United States or foreign governmental antitrust authority so as to enable the Parties to expeditiously close the transactions contemplated hereby, and (iv) use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

(b) Without limiting the generality of the foregoing, the Company and Parent shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission and the United States Department of Justice, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any other foreign antitrust or competition law. Each of the Company and Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other foreign antitrust or competition law.

(c) Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request, including a request for additional information or Second Request from the United States Federal Trade Commission and the United States Department of Justice. Each Party shall permit the other Parties to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences, in each case in connection with the Merger.

(d) Nothing in this Agreement, however, shall require or be construed to require any Party hereto, in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated hereby, to (i) sell or hold separate, or agree to sell or hold separate, before or after the Effective Time, any assets, businesses or any interests in any assets of businesses, of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by Parent or the Company, of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Parent or the Company of any assets or businesses, or (ii) enter into any other agreement or be bound by any obligation that, in Parent’s good faith judgment, may have a material adverse effect on the benefits to Parent of the transactions contemplated by this Agreement.

6.6 Fees and Expenses.

(a) All fees, costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses (other than the fees and expenses of attorneys and accountants) incurred in connection with the printing and filing with the SEC the Proxy Statement and any amendments or supplements thereto; provided, further, that Parent shall pay all fees and expenses (other than the fees and expenses of attorneys and accountants of the Company) incurred in connection with any filings made under the HSR Act and other antitrust or competition law filings.

(b) In the event (i) Parent terminates this Agreement pursuant to Section 8.1(d) and (A) at or prior to such termination a Takeover Proposal shall have been publicly announced, commenced or otherwise become publicly known or any Person shall have publicly announced an intention to make a Takeover Proposal (and such Takeover Proposal or intention has not been withdrawn), and (B) within six (6) months following the termination of this Agreement such Takeover Proposal is consummated, or (ii) the Company terminates this Agreement pursuant to Section 8.1(f), or (iii) a Takeover Proposal shall have been publicly announced, commenced or otherwise become publicly known or any Person shall have publicly announced an intention to make a Takeover Proposal (and such Takeover Proposal or intention has not been withdrawn) and either (X) the Company terminates this Agreement pursuant to Section 8.1(b)(i) or (Y) Parent or the Company terminates this Agreement (A) pursuant to Section 8.1(b)(iii) or (B) after the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor, then the Company shall pay to Parent a fee in the amount of $3,750,000 (the “Termination Fee”) by wire transfer to an account designated in advance by Parent. The Termination Fee shall be payable (x) upon consummation of the transactions contemplated by the Takeover Proposal with respect to a termination described under clause (i) above, or (y) at the time of termination by the Company under clause (ii) above, or (z) at the time of termination by Parent or the Company under clause (iii) above, as applicable

(c) In the event either Parent or the Company terminates this Agreement (i) pursuant to Section 8.1(b)(iii) or (ii) after the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefore, and a Termination Fee is not otherwise payable pursuant to Section 6.6(b), then the Company shall pay to Parent and its Affiliates, or otherwise reimburse Parent and its Affiliates for, all of the charges and expenses incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $1,500,000 by wire transfer to an account designated in advance by Parent. Any payment made pursuant to this Section 6.6(c) shall be payable at the time of termination by Parent or the Company under clause (i) or (ii) of this Section 6.6(c).

6.7 Public Announcements; Other Communications. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby, except as may be required by applicable Legal Requirement, court process or obligations with respect to NASDAQ Stock Market, Inc., in which case the Party proposing to issue such press release or public statement shall use all reasonable efforts to consult in good faith with the other Party prior to such release, public statements or communications. The Parties agree that the initial press release to be issued with respect to the entering into of this Agreement shall be in a form mutually agreeable to the Parties.

6.8 Director’s and Officer’s Insurance and Indemnification.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted by Law the present and former officers and directors of the Company and its Subsidiaries against all losses, claims, damages and liabilities in respect of acts or omissions occurring at or prior to the Effective Time. Parent shall cause the Surviving Corporation (and its successors) to establish and maintain provisions in its certificate of incorporation and bylaws (or other comparable organizational documents) concerning the indemnification and exoneration of the Company’s former and present officers, directors, employees and agents that are no less favorable to those persons than the provisions of the Company’s certificate of incorporation and bylaws. Parent shall cause the Surviving Corporation to, fulfill and honor in all respects all rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors, officers and employees of the Company and its Subsidiaries under the provisions existing on the date of this Agreement in any indemnification agreements between the Company and such individuals and all such provisions shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time, and, as of the Effective Time, the Surviving Corporation shall assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or after the Effective Time.

(b) Prior to the Closing, Parent shall obtain and pay for a directors’ and officers’ liability insurance tail policy, including employment practices and securities liability, for the Company (and the Surviving Corporation as successor in interest) (the “D&O Policy”) with a term of six years following the date of the Closing and providing for coverage and amounts, and containing terms and conditions, which are no less advantageous to the directors and officers of the Company than the current policies of directors’ and officers’ and liability insurance maintained by the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage for the purchase of such tail policy, and if the cost for such coverage is in excess of such amount, Parent or the Surviving Corporation, as the case may be, shall only be required to maintain such coverage as is available for such amount.

(c) The provisions of this Section 6.8 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) Company Stockholder Approval. Company Stockholder Approval shall have been obtained.

(b) HSR Act and Other Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and under any other legal requirement (including any authorization, consent, order or approval, or dedication, filing or expiration of any waiting period) of any Governmental Entity shall have expired or been terminated, as the case may be, and no Governmental Entity is continuing to investigate the Merger and no Governmental Entity or third party is seeking to challenge the consummation of the Merger administratively or in court. Any requirements of other jurisdictions or Governmental Entities applicable to the consummation of the Merger shall have been satisfied, unless the failure of such requirements to be satisfied would not have a Material Adverse Effect on the Company or Parent.

(c) No Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect.

7.2 Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct (without regard to the terms “material”, “materially” or “Material Adverse Effect”) as though made as of the Closing Date such that the aggregate effect of any inaccuracies in such representations and warranties would not have a Material Adverse Effect on the Company, except (i) that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, and (ii) for changes contemplated by this Agreement. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed any covenants or obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall have occurred no Material Adverse Effect on the Company.

(d) Dissenting Shares. The aggregate number of Dissenting Shares, if any, shall be less than 25% of the total issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained herein shall be true and correct (without regard to the terms “material”, “materially” or “Material Adverse Effect”) as though made as of the Closing Date such that the aggregate effect of any inaccuracies in such representations and warranties would not have a Material Adverse Effect on Parent, except (i) that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, and (ii) for changes contemplated by this Agreement. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer or chief financial officer of Parent and Merger Sub to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed any covenants or obligations required to be performed by them under this Agreement at or prior to the Closing Date in all material respects, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer or chief financial officer of Parent and Merger Sub to such effect.

(c) D&O Policy. Parent shall have obtained a binding commitment for the D&O Policy, which commitment shall evidence the requirement that such policy will become effective as of the Effective Time.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after Company Stockholder Approval has been obtained and notwithstanding adoption of this Agreement by the stockholder of Merger Sub:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if:

(i) the Merger shall not have been consummated by February 28, 2005 (the “End Date”, as extended below); provided, that if (A) the Effective Time has not occurred by the End Date by reason of nonsatisfaction of the conditions set forth in Section 7.1(b) and (B) all other conditions set forth in Article 7 have been satisfied or waived or are then capable of being satisfied, then the End Date shall automatically be extended to March 31, 2005 (which shall then be the “End Date”); provided, further, that no Party may terminate this Agreement pursuant to this Section 8.1(b)(i) if such Party’s failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before the End Date,

(ii) any Legal Restraint set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable, or

(iii) Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor; or

(c) by Parent if the Company shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, or if any representations or warranties of the Company shall have become untrue which breach or failure to perform or untrue representation or warranty (A) would give rise to the failure of a condition set forth in Sections 7.2(a) or 7.2(b) and (B) cannot be or has not been cured within thirty (30) days after Parent’s giving written notice to the Company of such breach (a “Company Material Breach”) (provided, in each case, that Parent is not then in Parent Material Breach of any representation, warranty, covenant or other agreement set forth in this Agreement);

(d) by Parent if there shall have occurred a Company Triggering Event, provided, that Parent is not then in Parent Material Breach of any representation, warranty, covenant or other agreement set forth in this Agreement (for purposes of this Agreement, “Company Triggering Event” shall mean: (i) the failure of the Board of Directors of the Company to recommend that the Company’s stockholders vote to adopt this Agreement, or the withdrawal or modification of the Company Board Approval in a manner adverse to Parent; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Approval or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is in the best interests of the Company and the Company’s stockholders; (iii) the Board of Directors of the Company shall have approved, endorsed or recommended any Takeover Proposal; (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer; (v) a willful and material breach by the Company of Section 5.2; or (vi) the Company resolves, agrees or proposes publicly to take any of the foregoing actions in response to such Takeover Proposal);

(e) by the Company, if Parent or Merger Sub shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements set forth in this Agreement or if any representations or warranties of Parent or Merger Sub shall have become untrue, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 7.3(a) or 7.3(b) and (B) cannot be or has not been cured within thirty (30) days after the Company’s giving written notice to Parent of such breach (a “Parent Material Breach”) (provided that the Company is not then in Company Material Breach of any representation, warranty, covenant or other agreement set forth in this Agreement); or

(f) by the Company if (i) the Company is not in breach of its obligations under Section 5.2 hereof, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within three business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (iv) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 6.6 hereof. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than Section 6.6, Section 6.7, this Section 8.2 and Article 9; provided, however, that no such termination shall relieve any Party from any liability or damages resulting from an intentional or willful breach or intentional or willful failure to perform by a Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

8.3 Amendment. This Agreement may be amended by the Parties at any time before or after Company Stockholder Approval and whether before or after adoption of this Agreement by the stockholder of Merger Sub; provided, however, that after any such approval, there shall not be made any amendment that by law, rule or regulation requires further approval by the stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, a Party may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the proviso of Section 8.3, waive compliance by the other Party with any of the agreements or conditions set forth in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant hereto or thereto shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the Parties which by its express terms contemplates performance, in whole or in part, after the Effective Time.

9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Inovis International, Inc.

11720 Amber Park Drive

Alpharetta, Georgia 30004

Facsimile: (404) 467-3948

Attention: Ilaria Derr

and

Golden Gate Private Equity, Inc.

One Embarcadero Center, 33rd Floor

San Francisco, California 94111

Facsimile: (415) 627-4501

Attention: Prescott Ashe

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 Bush Street

San Francisco, California 94104

Facsimile: (415) 439-1500

Attention: Stephen D. Oetgen, Esq.

                    Jeffrey B. Golden, Esq.

(b) if to the Company, to:

QRS Corporation

1400 Marina Way South

Richmond, CA 94804

Facsimile: (510) 621-3790

Attention: Chief Executive Office

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

One Market Plaza

San Francisco, California 94105

Facsimile: (415) 442-1001

Attention: Scott D. Karchmer, Esq.

9.3 Certain Definitions. For purposes of this Agreement the following definition shall apply:

(a) An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in San Francisco, United States.

(c) “Contract” means a loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, binding arrangement, binding understanding, binding undertaking, permit, franchise or license, whether oral or written, that has not been terminated and that contains any continuing obligation or liability of the Company or a third party, other than any invoice, purchase order or account set-up form made or issued in the Ordinary Course of Business (provided, however, that for the purposes of the representations made in Sections 3.9(a)(iii) and 3.9(a)(v)(A), (B)(1), and (C) through (J), “Contract” shall be deemed to include any such invoice, purchase order or account set-up form).

(d) “Knowledge” of the Company or Parent, as applicable, means the actual knowledge of the individuals listed on Schedule 9.3(d) hereto, with respect to the Company or Parent, as the case may be.

(e) “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(f) “Material Adverse Effect” means any change, development, event, effect or occurrence that, individually or in the aggregate, is material and adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, (not including, for this purpose, a decline in the volume of revenues from customers to the extent resulting from the substitution or replacement of services or products of the Company or its Subsidiaries with substantially the same services or products of Parent) or to the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not include any change, development, event, effect or occurrence resulting from (i) any changes that generally affect the industry in which the Company operates; (ii) any changes in general economic, financial, political, market or regulatory conditions; (iii) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing, in each case, whether occurring within or outside the United States (which, in the case of (i), (ii) and (iii), does not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries); (iv) any changes or effects, including any disruption of customer, employee, supplier or other similar relationships, arising out of, or attributable to, the public announcement or pendency of the Merger or the transactions contemplated by this Agreement; (v) any changes arising out of, or attributable to, a material breach of this Agreement by Parent; (vi) any changes required by any change in applicable accounting requirements or principles, or applicable laws, rules or regulations; (vii) any loss of employees of the Company or changes arising out of, or attributable to, the loss of employees of the Company; or (viii) any changes resulting from compliance with the terms of, or the taking of any action required by, this Agreement; provided, further, that (x) any change in the Company’s stock price or trading volume, or (y) any failure of the Company to meet its internal financial projections or published analysts’ forecasts relating to it shall not, in and of itself, be deemed to constitute a Material Adverse Effect.

(g) “Ordinary Course of Business” means the Company’s ordinary course of business, consistent with past practice, existing prior to the date of this Agreement.

(h) “Parties” means the Company, Parent and Merger Sub, and each shall be considered a “Party”.

(i) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(j) “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

9.4 Index of Defined Terms. Solely for convenience purposes, the following is a list of terms that are defined in this Agreement and the Section number where such definition is contained:

TERM:	SECTION:
1993 Plan	3.3	(b)
1997 Plan	3.3	(b)
Affiliate	9.3	(a)
Affiliate Agreement	6.12
Agreement	First Paragraph
Benefit Plans	3.12	(a)
Benefit Plan Termination Date	5.3	(b)
Business Day	9.3	(b)
Certificates	2.2	(b)
Certificate of Merger	1.3
Certifications	3.5
Closing	1.2
Closing Date	1.2
Code	2.2	(f)
Company	First Paragraph
Company Board Approval	3.4	(c)
Company Common Stock	2.1	(a)
Company Disclosure Schedule	Article 3
Company Financial Statements	3.5	(b)
Company Intellectual Property	3.15	(a)
Company Listed Contracts	3.9	(a)
Company Material Breach	8.1	(c)
Company-owned Intellectual Property	3.15	(i)(iv)
Company Permits	3.8
Company Preferred Stock	3.3	(a)
Company Products	3.15	(i)(vi)
Company Registered Intellectual Property	3.15	(a)
Company SEC Documents	3.5	(a)
Company SEC Financial Statements	3.5	(a)
Company Source Code	3.15	(i)(vii)
Company Stockholder Approval	3.4	(b)
Company Stockholders’ Meeting	6.2	(a)
Company Triggering Event	8.1	(d)
Company Warrant	2.1	(e)
Confidentiality Agreement	6.3
Contract	9.3	(c)
Controlled Group Member	3.10	(a)(ii)
Copyrights	3.15	(i)(i)
D&O Policy	6.8	(b)
Debt Obligations	3.9	(a)(vii)
Delaware Secretary of State	1.3
Dissenting Shares	2.2	(f)
Dissenting Stockholders	2.2	(f)
DGCL	Recitals
Effective Time	1.3
Employment Agreement	5.3	(b)
End Date	8.1	(b)(i)
Environmental Claims	3.17	(d)(i)

TERM:	SECTION:
Environmental Laws	3.17	(d)(ii)
Environmental Permits	3.17	(d)(iii)
Equity Benefit Plans	3.10	(a)(i)
ERISA	3.10	(a)(ii)
ERISA Benefit Plans	3.10	(a)(ii)
Exchange Act	3.3	(d)
Exchange Agent	2.2	(a)
GAAP	3.5
Governmental Entity	3.4	(e)
Hazardous Materials	3.17	(d)(iv)
HSR Act	3.4	(e)
Intellectual Property	3.15	(i)(i)
JDA	Recitals
JDA Agreement	Recitals
Knowledge	9.3	(d)
Legal Requirements	9.3	(e)
Legal Restraints	7.1	(f)
Licensed Intellectual Property	3.15	(a)
Liens	3.2
Material Adverse Effect	9.3	(f)
Merger	Recitals
Merger Consideration	2.1	(c)
Merger Sub	First Paragraph
Non-ERISA Benefit Plans	3.10	(a)(iii)
Option	3.3	(b)
Ordinary Course of Business	9.3	(g)
Parent	First Paragraph
Party(ies)	9.3	(h)
Patent Applications	3.15	(i)(ii)
Patents	3.15	(i)(i)
Person	9.3	(i)
Proxy Statement	6.1	(a)
Public Software	3.15	(h)
Release	3.17	(d)(v)
Registration Statement	6.1	(a)
Rights	3.3	(g)
Rights Agreement	3.3	(a)
SEC	3.4	(e)
Securities Act	4.5	(a)
Share Right Award	2.1	(d)(iv)
Shrinkwrap Software	3.15	(i)(v)
Software	3.15	(i)(i)
Stock Plans	3.3	(b)
Subsidiary(ies)	9.3	(j)
Superior Proposal	5.2	(a)
Surviving Corporation	1.1
Takeover Proposal	5.2	(a)
Taxes	3.13
Trade Secrets	3.15	(i)(i)
Trademarks	3.15	(i)(i)
Termination Fee	6.6	(b)

9.5 Interpretation. When a reference is made in this Agreement to an Article or Section or the Company Disclosure Schedule or Parent Disclosure Schedule, such reference shall be to an Article or Section of, or the Company Disclosure Schedule or Parent Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

9.6 Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

9.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement between the Company and Parent (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among all or some of the Parties with respect to the subject matter of this Agreement and (ii) except as provided in the provisions of Section 6.8, are not intended to confer upon any Person other than the Parties any rights or remedies.

9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any Party without the prior written consent of the other Parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

9.10 Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of either (a) the Court of Chancery of the State of Delaware State or (b) any Federal court of the United States of America sitting in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any Court of Chancery of the State of Delaware State or (b) any Federal court of the United State of America sitting in the State of Delaware, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.11 Enforcement. The Parties agree that in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, monetary damages, even if available, would be an inadequate remedy. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy in any Delaware State court or any Federal court of the United States of America sitting in the State of Delaware to which they are entitled at law or in equity.

9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INOVIS INTERNATIONAL, INC., a Delaware corporation

/s/ ILARIA C. DERR
By:	Ilaria C. Derr
Its:	President and Chief Operating Officer

EDI MERGER CORP., a Delaware corporation

/s/ ILARIA C. DERR
By:	Ilaria C. Derr
Its:	Secretary

QRS CORPORATION, a Delaware corporation

/s/ ELIZABETH A. FETTER
By:	Elizabeth A. Fetter
Its:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

Annex B

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”) is made and entered into as of September 2, 2004 between Inovis International, Inc, a Delaware corporation (“Parent”), and EDI Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), on the one hand, and the undersigned stockholder (“Stockholder”) of QRS Corporation, a Delaware corporation (the “Company”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of September 2, 2004 by and among Parent, Merger Sub, and the Company (the “Merger Agreement”), Parent has agreed to acquire the outstanding securities of the Company pursuant to a statutory merger of Merger Sub with and into the Company in which outstanding shares of capital stock of the Company will be converted into the right to receive the Merger Consideration;

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement; and

WHEREAS, Stockholder is or may become the registered and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of shares of capital stock of the Company (the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Retain Shares.

1.1. Transfer and Encumbrance. Prior to the Expiration Date (as defined below), Stockholder shall not: (a) volitionally transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing (“Transfer”), any or all of the Shares and the New Shares (as defined below) or any right or interest therein; provided, however, such restrictions shall not be applicable to (i) a gift of the Shares made to the Stockholder’s spouse or issue, including adopted children, or to a trust for the exclusive benefit of the Stockholder or the Stockholder’s spouse or issue, provided such transferee agrees to be bound by the terms of this Agreement or (ii) a transfer of title to the Shares effected pursuant to the Stockholder’s will or the laws of intestate succession; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares (other than the proxy contemplated in Section 3 herein); or (d) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares. As used herein, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time or (b) termination of the Merger Agreement in accordance with the terms thereof.

1.2. New Shares. New Shares shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares. “New Shares” means:

(a) any shares of capital stock or voting securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase shares of Company Common Stock or otherwise) after the date of this Agreement and prior to the Expiration Date; and

(b) any shares of capital stock or voting securities of the Company that Stockholder becomes the beneficial owner of as a result of any change in Company Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting Company Common Stock.

2. Agreement to Vote Shares and Take Certain Other Action.

2.1. Prior to the Expiration Date, at every meeting of the stockholders of the Company at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, Stockholder shall vote or give written consent or, using Stockholder’s best efforts, and to the full extent legally permitted, cause the holder of record to vote or give written consent with respect to the Shares and any New Shares:

(a) in favor of adoption of the Merger Agreement and the transactions contemplated thereby;

(b) against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

(c) against any Takeover Proposal (as defined below) from any party other than Parent or an affiliate of Parent as contemplated by the Merger Agreement;

(d) against any proposal that is intended to, or is reasonably likely to, result in the conditions of Parent’s or Merger Sub’s obligations under the Merger Agreement not being fulfilled;

(e) against any amendment of the Company’s Certificate of Incorporation or By-laws that is not requested or expressly approved by Parent; and

(f) against any dissolution, liquidation or winding up of the Company.

For purposes of this Agreement, the term “Takeover Proposal” means any proposal or offer from any Person relating to any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) all or substantially all of the assets, properties and business of the Company and its Subsidiaries or (ii) 35% or more of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, the Company.

2.2. Prior to the Expiration Date, Stockholder, as the holder of voting stock of the Company, shall be present, in person or by proxy, or, using Stockholder’s best efforts and to the full extent legally permitted, attempt to cause the holder of record to be present, in person or by proxy, at all meetings of stockholders of the Company at which the matters referred to in Section 2.1 is to be voted upon so that all Shares and New Shares are counted for the purposes of determining the presence of a quorum at such meetings.

2.3. Between the date of this Agreement and the Expiration Date, Stockholder will not, and will not permit any entity under Stockholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (b) initiate a stockholders’ vote with respect to an Opposing Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For purposes of this Agreement, the term “Opposing Proposal” means any of the actions or proposals described in clauses (b) through (f) of Section 2.1, along with any proposal or action which would, or could reasonably be expected to, impede, frustrate, prevent, prohibit or discourage the Merger.

2.4. Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

2.5. Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from (a) acting in Stockholder’s capacity as a director or officer of the Company, to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company or (b) voting in Stockholder’s sole discretion on any matter other than the matters referred to in Section 2.1.

3. Irrevocable Proxy. Stockholder has delivered to Parent a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), such Proxy covering the issued and outstanding Shares and all issued and outstanding New Shares in respect of which Stockholder is the record holder and is entitled to vote at each meeting of the stockholders of the Company (including, without limitation, each written consent in lieu of a meeting) prior to the Expiration Date. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to voting of the Shares on the matters referred to in Section 2.1 and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on the matters referred to in Section 2.1 until after the Expiration Date.

4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

(a) (i) Stockholder is the beneficial owner of the Shares; (ii) the Shares set forth on the signature page hereto constitute Stockholder’s entire interest in the outstanding capital stock and voting securities of the Company as of the date hereof; (iii) the Shares are, and the Shares and any New Shares will be, at all times up until the Expiration Date, free and clear of any liens, claims, options, charges, security interests, proxies, voting trusts, agreements, rights, understandings or arrangements, or exercise of any rights of a stockholder in respect of the Shares and New Shares or other encumbrances; (iv) Stockholder has voting power and the power of disposition with respect to all of the Shares outstanding on the date hereof, and will have voting power and power of disposition with respect to all of the Shares and New Shares acquired by such Stockholder after the date hereof; and (v) Stockholder’s principal residence or place of business is accurately set forth on the signature page hereto.

(b) In the event that Stockholder is a corporation, partnership, limited liability company or other entity, Stockholder is duly organized and validly existing under the laws of the jurisdiction in which it is incorporated or constituted, and Stockholder has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement. Stockholder has full power and legal capacity to execute and deliver this Agreement and to comply with and perform Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

(c) Stockholder understands and agrees that if Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares or New Shares other than in compliance with this Agreement, the Company shall not, and Stockholder hereby unconditionally and irrevocably instructs the Company to not, permit any such Transfer on its books and records, issue a new certificate representing any of the Shares or New Shares or record such vote unless and until Stockholder shall have complied with the terms of this Agreement.

5. Termination. This Agreement and the Proxy delivered in connection herewith and all obligations of Stockholder hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date.

6. Miscellaneous.

6.1. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

6.2. Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party; provided, however, Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

6.3. Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

6.4. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

6.5. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Stockholder, at the address set forth below Stockholder’s signature at the end hereof.

(b) if to Parent or Merger Sub, to:

Inovis International, Inc.

11720 Amber Park Drive

Alpharetta, Georgia 30004

Facsimile: (404) 467-3948

Attention: Ilaria Derr

and

Golden Gate Private Equity, Inc.

One Embarcadero Center, 33rd Floor

San Francisco, California 94111

Facsimile: (415) 627-4501

Attention: Prescott Ashe

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 Bush Street

San Francisco, California 94104

Facsimile: (415) 439-1500

Attention: Stephen D. Oetgen, Esq.

Jeffrey B. Golden, Esq.

or to such other address as any party hereto may designate for itself by notice given as herein provided.

6.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

6.7. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

6.8. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Proxy (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Proxy and (ii) are not intended to confer upon any Person other than the parties any rights or remedies.

6.9. Counterpart. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

6.10. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be executed as of the date first above written.

INOVIS INTERNATIONAL, INC., a Delaware corporation

By:
Its:

EDI MERGER CORP., a Delaware corporation

By:
Its:

Stockholder

Street Address:
City, State and Zip
Telephone Number:
Facsimile Number
Social Security or Tax ID Number

Shares owned on the date hereof:

                     shares of Company Common Stock

                     shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights.

State of Residence (if different than as set forth in address above):

EXHIBIT A

IRREVOCABLE PROXY TO VOTE STOCK OF QRS CORPORATION

The undersigned stockholder of QRS Corporation, a Delaware corporation (the “Company”), hereby irrevocably appoints the members of the Board of Directors of Inovis International, Inc., a Delaware corporation (“Parent”), and each of them, or any other designee of Parent, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the full extent that the undersigned is entitled to do so) with respect to all of the issued and outstanding shares of capital stock of the Company that now are owned of record by the undersigned and are owned as of any record date relevant for a vote (collectively, the “Shares”), in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to the voting of any Shares on the matters referred to in the third full paragraph of this Irrevocable Proxy are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to such matters until after the Expiration Date (as defined below).

This Irrevocable Proxy is irrevocable, is coupled with an interest, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among Parent, EDI Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, which Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date of termination of the Merger Agreement.

The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting:

(a) in favor of adoption of the Merger Agreement and the transactions contemplated thereby;

(b) against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

(c) against any Takeover Proposal (as defined below) from any party other than Parent or an affiliate of Parent as contemplated by the Merger Agreement;

(d) against any proposal that is intended to, or is reasonably likely to, result in the conditions of Parent’s or Merger Sub’s obligations under the Merger Agreement not being fulfilled;

(e) against any amendment of the Company’s Certificate of Incorporation or By-laws that is not requested or expressly approved by Parent; and

(f) against any dissolution, liquidation or winding up of the Company.

For purposes of this Irrevocable Proxy, the term “Takeover Proposal” means any proposal or offer from any Person (as defined in the Merger Agreement) relating to any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) all or substantially all of the assets, properties and business of the Company and its Subsidiaries (as defined in the Merger Agreement) or (ii) 35% or more of the outstanding shares of Company Common Stock (as defined in the Merger Agreement) or capital stock of, or other equity or voting interests in, the Company.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

(Remainder of Page Intentionally Left Blank)

This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated: , 2004
(Signature of Stockholder)

(Print Name of Stockholder)

                     shares of Company Common Stock owned on the date hereof:

                     shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights.

Annex C

September 2, 2004

Board of Directors

QRS Corporation

1400 Marina Way South

Richmond, CA 94804

Ladies and Gentlemen:

You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to the holders of Common Stock, par value $0.001 per share (“QRS Common Stock”), of QRS Corporation, a Delaware corporation (“QRS” or the “Company”), of the Merger Consideration (as hereinafter defined) to be received by the holders of QRS Common Stock pursuant to the Agreement and Plan of Merger, dated as of September 2, 2004 (the “Agreement”), among Inovis International, Inc., a Delaware corporation (“Inovis”), EDI Merger Corp., a Delaware corporation and wholly-owned subsidiary of Inovis (“Merger Sub”), and QRS.

Pursuant to the Agreement, Merger Sub will merge with and into QRS (the “Merger”). Pursuant to the Merger, each issued and outstanding share of QRS Common Stock, other than shares owned by QRS or any of its subsidiaries, will be converted into the right to receive $7.00 per share, in cash (the “Merger Consideration”).

In arriving at our opinion, we have, among other things:

•	Reviewed the Agreement, including the financial terms of the Agreement.

•	Reviewed Annual Reports on Form 10-K of QRS for the two fiscal years ended December 31, 2003; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of QRS; certain business, financial and other information regarding QRS and Inovis that was publicly available or furnished to us by QRS’ or Inovis’ management; certain internal financial forecasts regarding QRS furnished to us by QRS’ management (the “QRS Forecasts”).

•	Held discussions with the management of QRS concerning the business, past and current operations, financial condition and future prospects of QRS including discussions with the management of QRS concerning the QRS Forecasts and the risks and uncertainties of QRS continuing to pursue an independent strategy.

•	Participated in discussions and negotiations among representatives of QRS, Inovis and Inovis’ majority owners and their respective financial and legal advisors.

•	Prepared an analysis of the discounted cash flows of QRS Common Stock.

•	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed relevant.

•	Reviewed the stock price and trading history of QRS Common Stock.

•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that we deemed relevant.

In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, and we have not assumed any responsibility for any independent verification of such information. With respect to the QRS Forecasts, we have assumed that they have been reasonably prepared and reflect the best current estimates and judgments of QRS’ management as to the future financial performance of QRS. We have discussed the QRS Forecasts with QRS’ management, but we assume no responsibility for and express no view as to the QRS Forecasts or the assumptions upon which they are based. In arriving at our opinion, we have conducted no physical inspections of the properties or facilities of each of QRS and Inovis, and have not made any comprehensive evaluations or appraisals of the assets or liabilities of each of QRS and Inovis,

C-1

nor have any such valuations or appraisals been provided to us. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which QRS or Inovis or any of their respective affiliates are a party or may be subject, and our opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

In rendering our opinion, we have assumed that the Merger contemplated by the Agreement will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or delay will be suffered that will have an adverse effect on the Merger, other actions contemplated by the Agreement, QRS or Inovis, in any respect material to our opinion.

Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger or other actions contemplated by the Agreement compared with other transactions or business strategies that may have been considered by QRS’ management and/or QRS’ Board of Directors or any committee thereof, including alternative proposals from third parties that for a variety of business, financial, legal and regulatory reasons were not pursued to completion. In addition, we are not expressing any opinion herein as to the prices at which shares of the QRS Common Stock trade at any time.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Board of Directors of QRS in connection with the Agreement and will receive a fee for such services, the principal portion of which is payable upon consummation of the Merger. In addition, QRS has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In connection with unrelated matters, Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) in the past have provided advisory and financing services to one or more of the majority owners of Inovis, as well as one or more of their respective principals or affiliates (including certain advisory and financing services) and may provide similar or other such services to, and maintain relationships with, Inovis, the majority owners of Inovis, as well as any of their respective principals or affiliates in the future. Additionally, in the ordinary course of our business, we may trade in the securities of QRS (or related derivative securities) for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is solely for the information and use of the Board of Directors of QRS in connection with its consideration of the Merger. Our opinion does not and shall not confer any rights or remedies upon the shareholders of QRS or any other person or be used or relied upon for any other purpose. Our opinion does not address the merits of the underlying decision by QRS to enter into the Agreement and does not and shall not constitute a recommendation to any holder of shares of QRS Common Stock as to how such holder should vote in connection with the Agreement or any other matter related thereto. Our opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, except that this opinion may be reproduced in full in any proxy statement mailed or provided to the holders of QRS Common Stock.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and other factors we deem to be relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of QRS Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Wachovia Capital Markets, LLC

WACHOVIA CAPITAL MARKETS, LLC

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Annex D

Section 262 of the Delaware General Corporation Law

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

REVOCABLE PROXY

SPECIAL MEETING OF THE STOCKHOLDERS OF

QRS CORPORATION

Proxy for Special Meeting of Stockholders

Solicited by the Board of Directors

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE QRS BOARD OF DIRECTORS FOR USE ONLY AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 12, 2004 AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

The undersigned hereby constitutes and appoints Dr. Garth Saloner and Elizabeth A. Fetter, and each of them, with full power and substitution, to represent the undersigned and to vote at the Special Meeting of Stockholders (the “Special Meeting”) of QRS Corporation (“QRS”) to be held on Friday, November 12, 2004, at 9:00 a.m., local time, at 1400 Marina Way South, Richmond, California 94804, and at any adjournment or postponement of thereof (1) as hereinafter specified upon the proposals listed on below and as more particularly described in the Proxy Statement to which this proxy is attached and (2) in their discretion upon such other matters as may properly come before the meeting or any adjournments or postponement thereof. Said proxies are directed to vote the shares the undersigned would be entitled to vote, if then personally present, in accordance with the following instructions. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1 and 2. A vote FOR the following proposals is recommended by the Board of Directors.

PLEASE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:  ☒

1. To adopt the Agreement and Plan of Merger, dated as of September 2, 2004, by and among Inovis International, Inc., EDI Merger Corp., a wholly-owned subsidiary of Inovis, and QRS Corporation, and to approve the merger, pursuant to which each share of QRS common stock outstanding at the effective time of the merger will be converted into the right to receive $7.00 in cash, and QRS will become a wholly-owned subsidiary of Inovis.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. To approve any adjournments of the Special Meeting to another time or place for the purpose of soliciting additional proxies in favor of the foregoing proposal.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued and to be signed on reverse side)

(Continued from reverse side)

SPECIAL MEETING OF THE STOCKHOLDERS OF

QRS CORPORATION

November 12, 2004

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

The undersigned hereby acknowledges receipt of a Notice of Special Meeting of Stockholders of QRS Corporation called for November 12, 2004 and the Proxy Statement prior to signing this proxy.

CHECK HERE IF YOU PLAN TO ATTEND THE NOVEMBER 12, 2004 SPECIAL MEETING OF STOCKHOLDERS IN PERSON:  ☐

Even if you are planning to attend the meeting in person, you are urged to sign and mail your proxy in the return envelope so that your stock may be represented at the meeting.

To change the address on your account, please check this box ☐ and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Dated: , 2004

Signature of Stockholder	Title (if applicable)

Address

Dated: , 2004

Signature of Stockholder	Title (if applicable)

Note: Please sign exactly as your name appears on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give the full title as such. If the signer is a corporation, please sign the full corporate name by the duly authorized officer, giving the full title as such. If the signer is a partnership, please sign in the partnership name by the authorized person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS OTHERWISE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AT THE DISCRETION OF THE PROXY HOLDERS. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE SECRETARY OF THE COMPANY EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE SPECIAL MEETING AND VOTING IN PERSON.